As filed with the Securities and Exchange Commission on February 21, 2024

Registration No. 333-[   ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American General Life Insurance Company

(Exact Name of Registrant as specified in its charter)

Texas	6311	25-0598210
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2727-A Allen Parkway, Houston, Texas 77019

Telephone Number: (713) 522-1111

(Address, including zip code, and telephone number, including area code, of Principal Executive Offices)

Trina Sandoval, Esq.

American General Life Insurance Company

21650 Oxnard Street, Suite 750, Woodland Hills California 91367

(213) 218-1918

(Name, Address, including zip code, and telephone number, including area code, of Agent for Service)

Copies to:

Chip Lunde

Willkie Farr & Gallagher LLP

1875 K Street, N.W., Washington, DC 20006

(202) 303-1018

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-Accelerated Filer	☒	Smaller Reporting Company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion Dated February 16, 2024

[COREBRIDGE RILA]

Single Purchase Payment Deferred Registered Index-Linked Annuity

issued by

American General Life Insurance Company

Prospectus Dated: [●]

This prospectus describes the [COREBRIDGE RILA] Contract and contains important information. Please read this prospectus carefully before investing and keep it for future reference.

The Contract is a single Purchase Payment deferred registered index-linked annuity contract issued by American General Life Insurance Company (“AGL”). The Contract is designed to help you accumulate funds for retirement or other long-term financial planning purposes on a tax-deferred basis.

Under the Contract, you may allocate your Purchase Payment to one or more of the “Strategy Account Option(s)” that credit returns based on the performance of a specific Index or Indices during a defined period of time (a “Term”) and/or the “Fixed Account Option,” a fixed interest investment option. Positive Index returns may be limited based on the applicable interest crediting method (the “Upside Parameter”), and your investment is subject to a downside parameter that provides limited downside protection from negative Index returns (the “Buffer”).

The Contract is available for use in connection with qualified and non-qualified annuities, including individual retirement accounts (“IRAs”), Roth IRAs and SEP IRAs. If you are considering funding an IRA with an annuity, you should know that an annuity does not provide any additional tax deferral treatment of earnings beyond the treatment provided by the IRA itself. You should fully discuss this decision with your financial representative.

If you are a new investor in the Contract, you may cancel your Contract within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will generally receive a full refund of the amount you paid with your application. The amount of the refund may vary according to state law. You should review this prospectus and consult with your financial representative for additional information about the specific cancellation terms that apply.

The Company offers several different annuity contracts to meet the diverse needs of our investors. Our contracts may provide different features, benefits, programs, and investment options offered at different fees and expenses. You should carefully consider, among other things, whether the features of the Contract and the related fees provide the most appropriate solution to help you meet your retirement savings goals.

These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission, nor has the SEC passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. All obligations and guarantees under the Contract are subject to the creditworthiness and claims-paying ability of the Company.

Inquiries: If you have questions about your Contract, call your financial representative or contact us at American General Life Insurance Attn: Annuity Service Center, P.O. Box 15570, Amarillo, Texas 79105-5570. Telephone Number: (800) 445-7862 and website (www.corebridgefinancial.com/annuities).

Purchase Payments must be sent to a separate address than that listed above. Please see “PURCHASING A [COREBRIDGE RILA]” in this prospectus for the address to which you must send your Purchase Payment.

SPECIAL TERMS

Accumulation Phase - The period during which you invest money in your Contract, from the Contract Issue Date until the Income Phase begins.

Allocation Account – A Strategy Account Option or the Fixed Account Option.

Annuity Service Center – American General Life Insurance Company, P.O. Box 15570, Amarillo, Texas 79105-5570. Telephone Number: (800) 445-7862.

Annuitant - The person on whose life we base annuity income payments after you begin the Income Phase.

Annuity Date - The date selected by you on which annuity income payments begin.

Beneficiary - The person you designate to receive any benefits under the Contract if you or, in the case of a non-natural Owner, the Annuitant dies. If your Contract is jointly owned, you and the joint Owner are each other’s primary Beneficiary.

Buffer – The downside parameter that provides limited protection from negative Index performance. If negative Index performance exceeds the Buffer Rate, your negative Index performance will equal the negative Index Performance in excess of the Buffer Rate. If negative Index performance does not exceed the Buffer Rate, you will not incur a loss.

Buffer Rate – A percentage used to calculate the Index Credit Rate for a Strategy Account Option when the Index Change is negative.

Business Day – Each day the New York Stock Exchange (“NYSE”) is open for regular trading. Each Business Day ends when the NYSE closes each day which is typically 4:00 p.m. Eastern Time. If any transaction or event under a Contract is scheduled to occur on a day that is not a Business Day, such transaction or event will be processed using the applicable Index Value and will be deemed to occur on the next following Business Day unless otherwise specified.

Cap – An Upside Parameter that allows you to participate in positive Index performance on the Term End Date up to and including the Cap Rate. If you select a Strategy Account Option with a Cap, and the positive Index performance meets or exceeds the Cap Rate, you will receive an Index Credit Rate equal to the Cap Rate.

Cap Rate – A percentage used to calculate the Index Credit Rate if the Index Change is positive on the Term End Date for a Strategy Account Option with a Cap.

Cap Secure – An Upside Parameter that allows you to participate in positive Index performance up to and including the Cap Secure Rate measured each Contract Anniversary over a multi-year Term. If you select a Strategy Account Option with a Cap Secure, and Index performance on a Contract Anniversary meets or exceeds the Cap Secure Rate, the performance for the Strategy Account Option for that year will be limited to the Cap Secure Rate. While the performance for the Strategy Account Option based on the Cap Secure Rate will be calculated each Contract Anniversary, the Index Credit Rate is not applied until the Term End Date.

Cap Secure Rate – A percentage used to calculate the upside participation if the Index Change is positive measured at each Contract Anniversary over a multi-year Term for a Strategy Account Option with Cap Secure. A Cap Secure Rate is set for the entire multi-year Term and will not change throughout the Term or on any Contract Anniversary.

Cash Value – The total amount that is available for Withdrawal or Surrender. Your Cash Value is equal to the Contract Value after adjustment for any applicable fees, Withdrawal Charges and Market Value Adjustments. The Cash Value will never be less than the minimum required by law.

Company – American General Life Insurance Company (“AGL”), the insurer that issues the Contract. The terms “we,” “us” and “our” are also used to identify the Company.

Continuation Contribution – An amount by which the death benefit that would have been paid to the spousal Beneficiary upon the death of the original Owner exceeds the Contract Value as of the Good Order date. We will contribute this amount, if any, to the Contract Value upon spousal continuation.

Continuing Spouse – The original Owner’s spouse, at the time of death, who elects to continue the Contract after the death of the original Owner.

Contract – The [Corebridge RILA].

Contract Anniversary – The same date, each subsequent year, as your Contract Issue Date. If your Contract Issue Date is February 29, your Contract Anniversary will be March 1 in a non-leap year.

Contract Issue Date – The Business Day we issue your Contract. The Contract Issue Date will generally be no later than two (2) Business Days after we receive your Purchase Payment and Contract application in Good Order. Contract Years and Contract Anniversaries are measured from this date.

Contract Value – The total amount attributable to your Contract. The Contract Value is the sum of all amounts invested in the Strategy Account Option(s) as well as the Fixed Account Option. If you invest in the Strategy Account Options, the Interim Value of those accounts will be used when determining your Contract Value on any day that is not a Term Start Date or Term End Date.

Contract Year – The 12-month period beginning on the Contract Issue Date and ending on each Contract Anniversary thereafter.

Dual Direction Buffer with Cap – An Upside Parameter that allows you to participate in positive Index performance on the Term End Date up to and including the Cap Rate, or the absolute value of any negative Index performance up to and including the Buffer Rate. The absolute value of a number is simply that number without regard to it being positive or negative. For example, the absolute value of -10 is 10. If the positive Index performance meets or exceeds the Cap Rate, you will receive an Index Credit Rate equal to the Cap Rate. If the absolute value of the negative Index performance exceeds the Buffer Rate, you will receive an Index Credit Rate equal to the negative Index performance in excess of the Buffer Rate.

Final Index Value – The Index Value on the Term End Date.

Fixed Account Option Minimum Withdrawal Value – The portion of the Minimum Withdrawal Value attributable to the Fixed Account Option. The Fixed Account Option Minimum Withdrawal Value is equal to the value of the Purchase Payment allocated to the Fixed Account Option multiplied by a Minimum Withdrawal Value percentage based on applicable state law increased proportionally for transfers into the Fixed Account Option and reduced proportionally for any Net Withdrawals or transfers from the Fixed Account Option; accumulated at the minimum non-forfeiture interest rate, which generally ranges from 0.15% to 3.00% depending on applicable state law.

Fixed Account Option – An investment option under the Contract in which you may invest money and earn a fixed rate of return.

Good Order – Fully and accurately completed form(s) and/or instructions as determined by us, including any necessary documentation, applicable to any transaction or request received by us.

Income Phase – The period starting upon annuitization during which we make annuity income payments to you.

Index – The reference index to which a Strategy Account Option is linked.

Index Change – For all Strategy Account Options other than Cap Secure and Trigger Secure, the percentage change in the Index Value between the Term Start Date and the Term End Date.

For Cap Secure and Trigger Secure, the percentage change in the Index Value between Contract Anniversaries during the Term.

Index Credit –The dollar amount of gain or loss reflected in your Strategy Account Option Value on the Term End Date. Index Credit may be positive, negative, or zero.

Index Credit Rate –

For all Strategy Account Options other than Cap Secure and Trigger Secure, a percentage gain or loss used to calculate your Strategy Account Option Value on the Term End Date.

For Cap Secure and Trigger Secure, a percentage gain or loss used to calculate your Strategy Account Option Value on the Term End Date based on the Index Change on each Contact Anniversary during the Term.

The Index Credit Rate may be positive, negative, or zero.

Index Value – The value of an Index at the end of a day. The Index Value at the end of a day is the closing value of the Index for that day. The Index Value on any day that is not a Business Day is the value of the Index at the end of the previous Business Day. The Company relies on the Index Values reported by a third-party.

Initial Index Value – The Index Value on the Term Start Date.

Insurable Interest – Evidence that the Owner(s), Annuitant(s) or Beneficiary(ies) will suffer a financial loss at the death of the life that triggers the death benefit. Generally, we consider an interest insurable if a familial relationship and/or an economic interest exists. A familial relationship generally includes those persons related by blood or by law. An economic interest exists when the Owner has a lawful and substantial economic interest in having the life, health or bodily safety of the insured life preserved.

Interim Value – The value of a Strategy Account Option on any day during the Term other than the Term Start Date or Term End Date. This value is used to determine the amount available in the Strategy Account Option for Withdrawals, Surrenders, annuitization, death benefits and to pay fees and charges during the Term. If you exercise a Performance Lock, the “locked-in” gain or loss will be based on an Interim Value. The Interim Value is calculated at the end of the day.

Latest Annuity Date – The Contract Anniversary following your 95th birthday. The initial annuity income payment will be paid on the first Business Day of the month following the Latest Annuity Date.

Market Close – The close of the New York Stock Exchange on Business Days, usually at 4:00 p.m. Eastern Time.

Market Value Adjustment (MVA) – The adjustment that may be applied if you take a Withdrawal in excess of the penalty-free Withdrawal amount during the Withdrawal Charge Period.

Minimum Withdrawal Value – The minimum amount required to be paid to you on Surrender, payment of a death benefit or upon annuitization under the Contract required by applicable state law. The Minimum Withdrawal Value is equal to the sum of the Fixed Account Option Minimum Withdrawal Value and the Strategy Account Option Minimum Withdrawal Value(s).

Negative Adjustment – A proportional reduction in your Strategy Base if (i) a fee or charge is deducted from a Strategy Account Option on or before the Term End Date; or (ii) you take a Withdrawal (including, but not limited to, systematic Withdrawals under the Systematic Withdrawal Program, Withdrawals taken to satisfy the required minimum distributions under the Internal Revenue Code, or penalty-free Withdrawals) from a Strategy Account Option on or before the Term End Date. A Negative Adjustment could be greater than or less than the amount withdrawn and could significantly reduce your gains (if any) on the Term End Date (because the Index Credit Rate will be applied to a smaller Strategy Base).

Net Purchase Payment – A Purchase Payment that is reduced in the same proportion as the Contract Value is reduced by a Withdrawal on the date of such Withdrawal. A Net Purchase Payment is an on-going calculation. It does not represent a Contract Value.

Net Withdrawals – Withdrawals after adjustment for applicable Withdrawal Charges and MVAs.

Non-Qualified Contract – A contract purchased with after-tax dollars. In general, these contracts are not under any pension plan, specially sponsored program or individual retirement account (“IRA”).

Option Unit Value – The value, expressed as a percentage, of a hypothetical replicating portfolio of options used to calculate the Interim Value for each Strategy Account Option. The hypothetical replicating portfolio of options is determined by us for each Strategy Account Option and is used to estimate the fair value of the risk of loss and potential gain on the Term End Date. If we are unable to calculate the Option Unit Value on any day, we will use the last available Option Unit Value available to us. The Option Unit Value may be positive, negative or zero.

Owner – The person or entity (if a non-natural Owner) with an interest or title to this Contract. The terms “you” or “your” are also used to identify the Owner.

Participation and Cap – An Upside Parameter that allows you to participate in positive Index performance on the Term End Date at a percentage equal to the Participation Rate and up to and including the Cap Rate. If you select a Strategy Account Option with Participation and Cap, and the positive Index performance multiplied by the Participation Rate meets or exceeds the Cap Rate, you will receive an Index Credit Rate equal to the Cap Rate.

Participation Rate – A percentage used as part of the calculation of the Index Credit Rate if the Index Change is positive on the Term End Date for a Strategy Account Option with Participation and Cap. The Participation Rate is multiplied by the positive Index performance as part of the calculation of the Index Credit Rate if the Index Change is positive.

Performance Lock – A feature offered for some Strategy Account Options that allows you to “lock-in” the Interim Value of a Strategy Account Option prior to the Term End Date. If you exercise the Performance Lock feature, your Interim Value on the Performance Lock Date will be “locked-in.”

Once Performance Lock occurs, you will no longer participate in Index performance for the remainder of the Term, and you will not receive an Index Credit on the Term End Date for that Strategy Account Option. The “locked-in” value will then be credited with the Performance Lock Fixed Rate from the Performance Lock Date until the next Contract Anniversary.

You may exercise Performance Lock for one, some, or all of your applicable Strategy Account Options. You may decide not to exercise a Performance Lock.

Performance Lock Date – If you exercise the Performance Lock for a Strategy Account Option, the date your Interim Value for that Strategy Account Option is locked-in.

Performance Lock Fixed Rate – A short-term fixed rate that is applied to Performance Lock amounts from the Performance Lock Date until the next Contract Anniversary. We may change the Performance Lock Fixed Rate at any time at our discretion, subject to an annual guaranteed minimum interest rate of 0.25%.

Purchase Payment – The money you give us to buy and invest in the Contract.

Purchase Payment Limit – The maximum Purchase Payment (without prior Company approval) is $2,000,000. We may choose to accept Purchase Payments in excess of $2,000,000 at our sole discretion.

Qualified Contract – A contract purchased with pretax dollars. These contracts are generally purchased under an IRA.

Renewal Notice – The notification we send to Owners at least [25] days before the Term End Date (or Contract Anniversary after a Performance Lock). Among other information, your Renewal Notice will, as applicable: (i) remind you of your opportunity to decide how your Contract Value should be re-invested; (ii) remind you of the Allocation Accounts that will be available for investment; (iii) provide the current Performance Lock Fixed Rate, the Fixed Account Option interest rate, and the Upside Parameter rates; and (iv) remind you to submit instructions to us prior to five (5) days before the Term End Date (or the next Contract Anniversary, after a Performance Lock).

Return of Purchase Payment Death Benefit – The minimum death benefit provided by the optional Return of Purchase Payment Death Benefit, which may be elected, for a fee, at the time you purchase the Contract. The Return of Purchase Payment Death Benefit will equal 100% of the Purchase Payment on the Contract Issue Date. The Return of Purchase Payment Death Benefit will be proportionately reduced by Withdrawals. If the Return of Purchase Payment Death Benefit has been elected, the Return of Purchase Payment Death Benefit is only payable upon the death of the Owner during the Accumulation Phase.

Strategy Account Option – An index-linked investment option under the Contract.

Strategy Account Option Minimum Withdrawal Value – The portion of the Minimum Withdrawal Value attributable to a Strategy Account Option. The Strategy Account Option Minimum Withdrawal Value on the Contract Issue Date is equal to the value of the Purchase Payment allocated to the Strategy Account Option multiplied by a Minimum Withdrawal Value percentage based on applicable state law. On any other day, the Strategy Account Option Minimum Withdrawal Value moves in proportion to the Strategy Account Option Value. Increases in Interim Value, positive Index Credits, and transfers to the Strategy Account Option will increase the Strategy Account Option Minimum Withdrawal Value. Decreases in Interim Value, negative Index Credits, Net Withdrawals, or applicable fees, and transfers out of the Strategy Account Option will decrease the Strategy Account Option Minimum Withdrawal Value.

Strategy Account Option Value – The value of your investment in a Strategy Account Option on any day during a Term.

Strategy Base – A value used to calculate Interim Value and Index Credits. The Strategy Base is equal to the Contract Value allocated to a Strategy Account Option on the Term Start Date and (i) reduced proportionally for Withdrawals and fees, if any, deducted from the Strategy Account Option since the Term Start Date; and (ii) increased proportionally to any applicable Interim Value increase at the time of a Continuation Contribution when there is a spousal continuation upon death of Owner.

Surrender – A full Withdrawal of Cash Value and termination of the Contract.

Systematic Withdrawal Program – A program, for no additional charge, available during the Accumulation Phase where you may elect to receive periodic Withdrawals. Under the program, Withdrawals are taken proportionally from your Allocation Accounts and you may choose to take monthly, quarterly, semi-annual or annual Withdrawals from your Contract. Under this program, if a Withdrawal is scheduled for a day that does not exist in a given calendar month, it will occur on the last day of such month.

Term – The duration of an Allocation Account’s investment term, expressed in years. The Term is also the period during which the performance of a Strategy Account Option is linked to the performance of an Index. The Term begins on the Term Start Date and ends on the Term End Date.

Term End Date – The Contract Anniversary on the last day of the Term.

Term Start Date – The date the Purchase Payment or Contract Value are allocated to a new Term. The Term Start Date is the Contract Issue Date for the initial Term, and a Contract Anniversary for each subsequent Term.

Trigger – An Upside Parameter that allows you to participate in positive Index performance on the Term End Date equal to the Trigger Rate. If you select a Strategy Account Option with a Trigger, and the Index performance on the Term End Date is greater than or equal to zero, you will receive an Index Credit Rate equal to the Trigger Rate. If Index performance exceeds the Trigger Rate, you will receive an Index Credit Rate equal to the Trigger Rate.

Trigger Rate – A percentage used to calculate the Index Credit Rate if the Index Change is greater than or equal to zero on the Term End Date for a Strategy Account Option with Trigger.

Trigger Secure – An Upside Parameter that allows you to participate in positive Index performance equal to the Trigger Secure Rate for the entire multi-year Term. If you select a Strategy Account Option with a Trigger Secure, and Index performance on a Contract Anniversary is greater than or equal to zero, the performance for the Strategy Account Option for that year will be the Trigger Secure Rate. While the performance for the Strategy Account Option based on the Trigger Secure Rate will be calculated each Contract Anniversary, the Index Credit Rate is not applied until the Term End Date.

Trigger Secure Rate – A percentage used to calculate the Index Credit Rate if the Index Change is greater than or equal to zero measured at each Contract Anniversary for a Strategy Account Option with Trigger Secure. The Trigger Secure Rate is set on the Term Start Date for the entire multi-year Term and will not change throughout the Term or on any Contract Anniversary.

Upside Parameter – A feature of a Strategy Account Option that determines the extent to which a Strategy Account Option will participate in positive Index performance. The Upside Parameters are Cap, Cap Secure, Participation and Cap, Dual Direction with Buffer and Cap, Trigger, and Trigger Secure.

Withdrawal – The amount of Contract Value you withdraw from the Contract before adjustment for applicable Withdrawal Charges and MVAs. A Withdrawal includes, but is not limited to, one-time Withdrawals, systematic Withdrawals under the Systematic Withdrawal Program, Withdrawals taken to satisfy required minimum distributions under the Internal Revenue Code, penalty-free Withdrawal amounts, and Withdrawals under the Extended Care Waiver or the Terminal Illness Waiver.

Withdrawal Charge Period – The period during which we may apply a Withdrawal Charge and MVA to Withdrawals and Surrenders. The Withdrawal Charge Period begins on the Contract Issue Date and ends the day after the last day of the sixth Contract Year.

SUMMARY

The [Corebridge RILA] is a single purchase payment deferred registered index-linked annuity contract that is designed to help you invest on a tax-deferred basis, meet long-term financial goals, and plan for your retirement. This Contract may be appropriate for you if you have a long investment time horizon and the Contract’s terms and conditions are consistent with your financial goals. It is not intended for people whose liquidity needs require early or frequent withdrawals. You should discuss with your financial professional whether an index-linked annuity contract is appropriate for you.

An annuity is a contract between you (the Owner) and an insurance company (in this case, us), where the insurance company promises to pay you an income in the form of annuity income payments. Commencement of these payments is referred to as “annuitizing” your Contract. Prior to annuitizing, your Contract is in the Accumulation Phase and the earnings (if any) are generally tax deferred. Tax deferral means you are not taxed until you take money out of your annuity. Once your Contract is annuitized, your annuity switches to the Income Phase.

The Contract is a “single purchase payment” annuity because only one Purchase Payment is allowed under the Contract. We may agree to accept multiple payments as part of a single Purchase Payment subject to certain limitations outlined in this prospectus.

The Contract is “index-linked” because the value of each Strategy Account Option is linked to the performance of an Index. If you invest in one or more Strategy Account Options, the amount of money you accumulate under your Contract depends (at least in part) upon the performance of your Strategy Account Option(s). You could lose a significant amount of money that you allocate to the Strategy Account Option(s).

We guarantee that we will always offer at least one Strategy Account Option that is either currently offered or is similar to one that is currently offered. Please note the Index for that Strategy Account Option remains subject to our right of substitution.

The Contract includes a “Performance Lock” feature for certain Strategy Account Options. For all applicable Strategy Account Options you may exercise Performance Lock prior to the Term End Date, subject to certain limitations described in this prospectus. Once a Performance Lock occurs during a Term, the “locked-in” value of your investment in the Strategy Account Option will earn an annual rate with a daily credited interest at the Performance Lock Fixed Rate until the next Contract Anniversary. You should fully understand the operation and impact of the Performance Lock before choosing to exercise this feature. See “VALUING YOUR INVESTMENT IN A STRATEGY ACCOUNT OPTION - PERFORMANCE LOCK and RISK FACTORS – PERFORMANCE LOCK RISK.

The Contract has two phases: (1) the Accumulation Phase (savings) and (2) the Income Phase (income).

Accumulation Phase. During the Accumulation Phase, you invest the money under your Contract in one or more Allocation Account(s) to help you build assets on a tax-deferred basis.

Income Phase. When you are ready to receive guaranteed income under the Contract, you can switch to the Income Phase, at which time you will start to receive annuity income payments from us. This is also referred to as “annuitizing” your Contract. You generally decide when to annuitize your Contract, although there are restrictions on the earliest and latest times that your Contract may be annuitized. If you do not annuitize or Surrender your Contract before the Latest Annuity Date, your Contract will be automatically annuitized. Once your Contract is annuitized, you will no longer be able to Surrender, take Withdrawals of Contract Value and all other features and benefits of your Contract, including the death benefit, will terminate. You can choose from then available annuity income options, which may provide income for life, for an available time period, or a combination of both. There is no death benefit during the Income Phase. Annuity income payments may be payable after death if you select a period certain annuity income option.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT

KEY FEATURES		LOCATION IN PROSPECTUS
Purchase Payment

Your Purchase Payment must be at least $25,000.

Company approval is required before making a Purchase Payment in excess of $2,000,000. For purposes of this limit, the aggregate Purchase Payments are based on all contracts issued by AGL and/or The United States Life Insurance Company in the City of New York (“US Life”) to the same Owner and/or Annuitant.

After your Contract Issue Date, additional Purchase Payments are not allowed.

Purchasing a [Corebridge RILA]-Allocation of Purchase Payment

Rate Lock

On your Contract Issue Date, we will apply the Fixed Account Option interest rates and Upside Parameter rates applicable to your Contract, for your initial Allocation Account elections.

The initial Upside Parameter rates applied on your Contract Issue Date are guaranteed for the length of the initial Term. The initial Fixed Account Option interest rate is guaranteed for one Contract Year. The initial interest rates and Upside Parameter rates are determined as follows:

If the Contract is issued within 60 days from the date the application was signed or the electronic order submission date, rates will be the better of the rates in effect on:

(1)   the application-signed date or electronic order submission date, or

(2)   the Contract Issue Date.

If the Contract Issue Date is not within the 60th day after the date the application is signed or the electronic order submission date, then rates will be those in effect on the Contract Issue Date.

Rate locks apply to all rates except guaranteed minimum interest rates and the Performance Lock Fixed Rate.

Purchasing a [Corebridge RILA] – Rate Lock

Allocation Accounts

You can invest your Purchase Payment and Contract Value among the available Allocation Accounts under the Contract, which include the Strategy Account Options and the Fixed Account Option.

Strategy Account Option:

Strategy Account Option(s) apply an Index Credit Rate based on the performance of an Index over the Term. The Index Credit Rate may be positive, negative or zero. Positive returns may be limited based on the applicable Upside Parameter, and negative returns may be limited based on the Buffer, which provides limited protection from negative Index performance.

Fixed Account Option:

The Fixed Account Option credits a fixed rate of interest that is guaranteed for 1-year Terms, subject to the guaranteed minimum interest rate for the Fixed Account Option.

Allocation Accounts

Indices	We currently offer the following reference Indices: • [Index 1] • [Index 2]	The Indices

Strategy Account Option Terms	We currently offer 1-year, 3-year and 6-year Terms.	Allocation Accounts – Strategy Account Options

Downside Parameter - the Buffer

The Buffer is a component of each Strategy Account Option that determines the Index Credit Rate that will be applied to your Strategy Account Option Value on the Term End Date (and the annual performance on each Contract Anniversary for Cap Secure and Trigger Secure Strategy Account Options) if the Index performance is negative. It provides a limited level of protection from loss. You will incur a loss if negative Index performance is greater than the Buffer Rate on the Term End Date (and on each Contract Anniversary for Cap Secure and Trigger Secure Strategy Account Options). For example, if the Index Change is negative 15% and your Buffer Rate is 10%, your Index Credit Rate would be negative 5% (for Cap Secure and Trigger Secure Strategy Account Options, the annual measured performance on that Contract Anniversary would be negative 5%).

For Dual Direction Buffer with Cap, the Buffer provides a gain equal to the absolute value of the negative Index Change, not limited by the Cap Rate, if the negative Index performance is up to and including the Buffer Rate. If the absolute value of the negative Index performance exceeds the Buffer Rate, your negative Index Credit Rate will equal the negative Index performance in excess of the Buffer Rate. For example, if the Index Change is negative 15% and your Buffer Rate is 10%, your Index Credit Rate would be negative 5%. However, if the Index Change is negative 8% and your Buffer Rate is 10%, your Index Credit Rate would be positive 8%.

Please see “ALLOCATION ACCOUNTS” in this prospectus for further examples of the Buffer.

Allocation Accounts – Strategy Account Options

Upside Parameters

An Upside Parameter is a component of each Strategy Account Option that determines the Index Credit Rate that will be applied to your Strategy Account Option Value on the Term End Date if the Index performance is positive (or greater than or equal to zero for Trigger). We currently offer the following Upside Parameters:

Cap: The Cap allows you to participate in positive Index performance on the Term End Date up to and including the Cap Rate. If you select a Strategy Account Option with a Cap, and Index performance exceeds the Cap Rate, you will receive the Cap Rate. For example, if the Index Change is 15% and your Cap Rate is 10%, you will receive an Index Credit Rate of 10% on the Term End Date.

Cap Secure: Cap Secure allows you to participate in positive Index performance each Contract Anniversary up to and including the Cap Secure Rate. The Cap Secure rate will remain the same for the entire multi-year Term. If you select a Strategy Account Option with a Cap Secure, and Index performance exceeds the Cap Secure Rate in any year, only the Cap Secure Rate will apply for that year. The Index Credit Rate is applied at the Term End Date based upon the values measured on each Contract Anniversary (including the Term End Date). For example, if the annual Index Change is 15% and your Cap Secure Rate is 8%, your adjusted annual Index performance is 8% on that Contract Anniversary. The adjusted annual Index performance on each Contract Anniversary within the multi-year term would be compounded to establish the Index Credit Rate on the Term End Date.

Participation and Cap: Participation and Cap allows you to participate in positive Index performance on the Term End Date at a percentage equal to the Participation Rate, up to a maximum of the Cap Rate. If Index performance multiplied by the Participation Rate exceeds the Cap Rate, you will receive the Cap Rate. For example, if the Index Change on the Term End Date is 40% and your Participation Rate is 150% and Cap Rate is 50%, we will first multiply the Participation Rate by the Index Change (150% x 40% = 60%) and then provide you with an Index Credit Rate that is the lesser of the resulting value and the Cap Rate, which in this case would be 50%.

Dual Direction Buffer with Cap: Dual Direction Buffer with Cap allows you to participate in positive Index performance on the Term End Date up to the Cap, or the absolute value of any negative Index performance up to and including the Buffer Rate. If the positive Index performance exceeds the Cap Rate, your positive Index performance will equal the Cap Rate. For example, if the Index Change is 11% and your Cap is 10%, your Index Credit Rate would be 10%. Since the Index Change was positive, the Buffer would not come into play. If the negative Index performance was within or equal to the Buffer Rate, you gain the absolute value of the negative Index performance. For example, if the Index Change is –10% and your Buffer Rate is 10%, your Index Credit Rate would be 10%.

Allocation Accounts – Strategy Account Options

Trigger: Trigger allows you to receive an Index Credit Rate equal to the Trigger Rate if Index performance is greater than or equal to zero on the Term End Date. If you select a Strategy Account option with a Trigger, and Index performance exceeds the Trigger Rate, you will receive the Trigger Rate. For example, if the Index Change is 2% and the Trigger Rate is 4%, your Index Credit Rate would be 4% because the Index Change was greater than zero. However, if the Index Change is 12% and the Trigger Rate is 4%, your Index Credit Rate would be 4% because the Index Change was greater than the Trigger Rate.

Trigger Secure: If you select a Strategy Account Option with a Trigger Secure, and Index performance is greater than or equal to zero for a Contract Year, only the Trigger Secure Rate will apply for that year. The Trigger Secure Rate is set on the Term Start Date and will remain the same for the entire multi-year Term. The Index Credit Rate is applied at the Term End Date based upon the values measured on each Contract Anniversary (including the Term End Date). For example, if the annual Index Change is 2% and the Trigger Secure Rate is 4%, your annual performance would be 4% on that Contract Anniversary because the Index Change was greater than zero. However, if the annual Index Change is 12% and the Trigger Secure Rate is 4%, your adjusted annual Index performance would still be 4% on that Contract Anniversary because the Index Change was greater than the Trigger Secure Rate. The performance on each Contract Anniversary within the multi-year Term would be compounded to establish the Index Credit Rate on the Term End Date.

Please see “ALLOCATION ACCOUNTS” in this prospectus for further examples of the Upside Parameters.

Performance Lock	Performance Lock allows you to “lock-in” the Interim Value of a Strategy Account Option prior to the Term End Date. The Performance Lock feature may not be available on all Strategy Account Options. Once a Performance Lock occurs, the Strategy Account Option will earn an annual rate with daily credited interest at the Performance Lock Fixed Rate until the next Contract Anniversary. There are risks associated with the Performance Lock. Once a Performance Lock occurs, the value within the Strategy Account Option will no longer be tied to Index performance, and you will not receive an Index Credit Rate on the Term End Date. The locked-in value cannot be transferred to a new Allocation Account or a new Term in the same Strategy Account Option until the next Contract Anniversary. You may only exercise the Performance Lock once during a Term on the full amount allocated to an applicable Strategy Account Option, and the exercise is irrevocable.	Valuing Your Investment in A Strategy Account Option – Performance Lock

Contract Value/Cash Value

Contract Value. Prior to annuitization, your Contract Value represents the value of your investment in your Allocation Accounts, which may include the Fixed Account Option and one or more Strategy Account Option(s). If you invest in a Strategy Account Option, your Contract Value will reflect the Interim Values of your investment on any day other than the Term Start Date or the Term End Date.

On any day during the Accumulation Phase, your total Contract Value is equal to:

•   Your Purchase Payment; minus

•   Your total gross Withdrawals from the Contract (including any applicable amounts deducted for Withdrawal Charges and MVAs); plus

•   Your accumulated gains on amounts allocated to Strategy Account Option(s); minus

•   Your accumulated losses on amounts allocated to Strategy Account Option(s); plus

•   Interest credited on amounts allocated to the Fixed Account Option; minus

•   Amounts deducted for fees, charges, and taxes, if any.

Upon annuitization, you will no longer be able to take Withdrawals of Contract Value and all other features and benefits of your Contract will terminate, including your ability to Surrender your Contract.

Cash Value. Prior to annuitization, your Cash Value represents the total amount that is available for Withdrawal or Surrender. Your Cash Value is equal to the Contract Value after adjustment for any applicable Withdrawal Charges, fees, and MVA. Your Cash Value may be less than or equal to your Contract Value. Your Cash Value will never be less than the Minimum Withdrawal Value. Upon annuitization, your Contract does not have a Cash Value.

Contract Value and Cash Value

Death Benefit

Contract Value Death Benefit:

The Contract provides a Contract Value death benefit at no additional charge. The Contract Value death benefit is equal to the greater of the Contract Value or the Minimum Withdrawal Value on the Business Day we receive all required documentation in Good Order.

Optional Return of Purchase Payment Death Benefit:

For an additional fee, you may elect the Return of Purchase Payment Death Benefit which can provide greater protection for your Beneficiaries. You may only elect the Return of Purchase Payment Death Benefit at the time you purchase your Contract, and you cannot change your election thereafter at any time.

The fee for the Return of Purchase Payment Death Benefit is 0.20% (annually based on remaining Net Purchase Payments). The fee will be deducted proportionally from the Strategy Account Option(s) and charged on each Contract Anniversary. The fee is pro-rated upon death or Surrender. You may pay for the optional Return of Purchase Payment Death Benefit and your Beneficiary may never receive the benefit once you begin the Income Phase. The Return of Purchase Payment Death Benefit can only be elected prior to your 76th birthday.

The Return of Purchase Payment Death Benefit is the greatest of:

1.  Contract Value less fees if applicable;

2.  Minimum Withdrawal Value; or

3.  Net Purchase Payments.

Death Benefits

FEES AND CHARGES

Withdrawal Charges

You may be subject to charges for early Withdrawals. If you withdraw money from your Contract within six (6) years following the Contract Issue Date, you may be assessed a Withdrawal Charge of up to 8%, as a percentage of the Contract Value withdrawn. Withdrawal Charges do not apply to certain Withdrawals including a Withdrawal up to the annual penalty-free Withdrawal amount equal to 10% of the previous Contract Anniversary Contract Value (and if withdrawn in the first Contract Year, the Purchase Payment amount).

For example, if you withdraw $100,000 in excess of the penalty-free Withdrawal amount during the Withdrawal Charge Period, you could be assessed a Withdrawal Charge of up to $8,000 if your Withdrawal Charge is 8%.

Withdrawals will also be subject to MVA during the Withdrawal Charge Period. The MVA reflects the change in market interest rates between the Contract Issue Date and the date of your Withdrawal which may increase or decrease your Withdrawal amount.

Fees and Charges

Premium Taxes	Certain states charge the Company a tax on Purchase Payments that ranges from 0% to 3.5%. Some states assess this premium tax when the Contract is issued while other states only assess the tax upon annuitization. The Company may advance any tax amount due, but we will deduct such amount from your Contract Value only when and if you begin the Income Phase (annuitization).	Fees and Charges

RESTRICTIONS

Investments

Transfer Restrictions. Contract Value allocated to a Strategy Account Option may only be transferred on the Term End Date. Contract Value allocated to the Fixed Account Option may not be transferred until the next Contract Anniversary. If you do not want to remain invested in the Fixed Account Option until the next Contract Anniversary, or in a Strategy Account Option until the Term End Date, your only options will be to take a Withdrawal from or Surrender the Contract, or exercise the Performance Lock feature (if available) and transfer your Strategy Account Option Value on the next Contract Anniversary. If you elect one of these options, the transaction will be based on the Interim Values of the Strategy Account Options. The Strategy Account Option Interim Value could be less than your investment in the Strategy Account Option even if the Index is performing positively. Withdrawals and Surrenders may be subject to Withdrawal Charges, MVA, any applicable fees, and taxes (including a 10% Federal tax penalty before age 59 1⁄2).

Performance Lock Restrictions. Manual Performance Lock is not allowed, and automatic Performance Lock settings cannot be changed, during the five (5) days prior to a Term End Date. Once you exercise Performance Lock, it cannot be revoked.

Allocation Accounts Transfers between Allocation Accounts

Investment Restrictions.

•   Some Strategy Account Options may only be available on Contract Issue Date. On the Term End Date, you will only be able to invest in the Strategy Account Options available at that time.

•   When allocating Contract Value on a Term End Date among the available Allocation Accounts, you may not invest in any Strategy Account Option that has a Term that extends beyond the Latest Annuity Date. If there is no eligible Strategy Account Option, only the Fixed Account Option will be available to you for investment.

Availability of Strategy Account Options and Indices. We reserve the right to add, replace or remove a Strategy Account Option or Index.

Certain Strategy Account Options and Indices may not be available through your financial representative. You may obtain information about the Strategy Account Options and Indices that are available to you by contacting your financial representative.

TAXES

Tax Implications

•   You should consult with a tax professional to determine the tax implications of an investment in and payments received under the Contract.

•   If you purchase the Contract through an IRA, there is no additional tax benefit under the Contract.

•   Earnings under your Contract are taxed at ordinary income tax rates when withdrawn. You may have be subject to a tax penalty if you take a Withdrawal before age 59 1⁄2.

Taxes

CONFLICTS OF INTEREST

Investment Professional Compensation

Your financial representative may receive compensation for selling this Contract to you in the form of commissions, additional cash compensation, and/or non-cash compensation. We may share the revenue we earn on this Contract with your financial representative’s firm.

Revenue sharing arrangements and commissions may provide selling firms and/or their registered representatives with an incentive to favor sales of our contracts over other annuity contracts (or other investments) with respect to which a selling firm does not receive the same level of additional compensation. You should ask your financial representative about how they are compensated.

Payments in Connection with Distribution of the Contract

Exchanges	Some financial representatives may have a financial incentive to offer you a new contract in place of the one you already own. You should exchange a contract you already own only if you determine, after comparing the features, fees, and risks of both contracts, that it is better for you to purchase the new contract rather than continue to own your existing contract.	Purchasing a [Corebridge RILA] – Exchange Offers

RISK FACTORS

RISK OF LOSS. Annuities involve risks, including possible loss of principal. Your losses could be significant. This Contract is not a deposit or obligation of, or guaranteed or endorsed by, any bank. This Contract is not federally insured by the federal deposit insurance corporation, the federal reserve board, or any other agency.

SHORT-TERM INVESTMENT RISK. This Contract is not designed for short-term investing and may not be appropriate for an investor who needs ready access to cash in excess of the penalty-free Withdrawal Amount. The benefits of tax deferral and long-term income protections mean that this Contract is more beneficial to investors with a long investment time horizon.

WITHDRAWAL RISK. You should carefully consider the risks associated with Withdrawals under the Contract. Withdrawals may be subject to significant Withdrawal Charges and MVAs. If you make a Withdrawal prior to age 59 1⁄2, there may be adverse tax consequences, including a 10% Federal tax penalty. A Withdrawal may reduce the value of your standard and optional benefits. For instance, a Withdrawal will reduce the value of the death benefit. A Surrender will result in the termination of your Contract. We may defer payment of Withdrawals from the Fixed Account Option for up to six months when permitted by law.

In addition, Withdrawals during a Term could result in a greater reduction in your Contract Value than if you waited until the Term End Date. Withdrawals during a Term will proportionately reduce your Strategy Base, which could be significantly more than the dollar amount of your Withdrawal. The application of the Interim Value to Withdrawals taken prior to the Term End Date and proportional reductions to your Strategy Base, together with any Withdrawal Charges and the MVA, could significantly reduce your Contract Value and reduce any gains on the Term End Date.

OUR FINANCIAL STRENGTH AND CLAIMS-PAYING ABILITY RISK. Our General Account assets support the guarantees under the Contract and are subject to the claims of our creditors. Therefore, the guarantees under the Contract are subject to our financial strength and claims-paying ability. There is a risk that we may default on those guarantees. The assets in the Separate Account are subject to our creditors. You need to consider our financial strength and claims-paying ability in meeting the guarantees under the Contract. You may obtain information on our financial strength by reviewing our financial statements included in this prospectus. Additionally, information concerning our business and operations is set forth under “APPENDIX G: MANAGEMENT’S DISCUSSION & ANALYSIS AND STATUTORY FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES.”

BUSINESS DISRUPTION RISK. Our business is vulnerable to disruptions from natural and man-made disasters and catastrophes, such as but not limited to hurricanes, windstorms, flooding, earthquakes, wildfires, solar storms, war or other military action, acts of terrorism, explosions and fires, pandemics (such as COVID-19) and other highly contagious diseases, mass torts and other catastrophes. A natural or man-made disaster or catastrophe may negatively affect the computer and other systems on which we rely, and may also interfere with our ability to receive, pickup and process mail, to calculate the Index Change or process other Contract-related transactions or have other possible negative impacts. While we have developed and put in place business continuity and disaster recovery plans to mitigate operational risks and potential losses related to business disruptions resulting from natural and man-made disasters and catastrophes, there can be no assurance that we, our agents, the Indices or our service providers will be able to successfully avoid negative impacts resulting from such disasters and catastrophes.

CYBERSECURITY RISK. We rely heavily on interconnected computer systems and digital data to conduct our annuity business activities. Because our annuity business is highly dependent upon the effective operation of our computer systems and those of our business partners and service providers, our business is vulnerable to physical disruptions and utility outages, and susceptible to operational and information security risks resulting from information systems failure (e.g., hardware and software malfunctions) and cyber-attacks. These risks include, among other things, the theft, misuse, corruption, disclosure and destruction of sensitive business data, including personal information, maintained on our or our business partners’ or service providers’ systems, interference with or denial of service attacks on websites and other operational disruptions and unauthorized release of confidential customer information. Such systems failures and cyber-attacks affecting us, any third-party administrator, the Index or Index issuers, intermediaries and other affiliated or third-party service providers, as well as our distribution partners, may adversely affect us and your Contract Value. For instance, systems failures and cyber-attacks may interfere with our processing of contract transactions, including the processing of orders from our website, impact our ability to calculate the Index Change, cause the release and possible destruction of confidential customer or business information, impede order processing, subject us and/or our service providers, distribution partners and other intermediaries to regulatory fines and enforcement action, litigation risks and financial losses and/or cause reputational damage. Cyber security risks may also impact the issuers of securities that comprise the Indices, which may cause the securities making up the Index to lose value. There may be an increased risk of cyber-attacks during periods of geo-political or military conflict. Despite our implementation of policies and procedures, which we believe to be reasonable, that address physical, administrative and technical safeguards and controls and other preventative actions to protect customer information and reduce the risk of cyber-incident, there can be no assurance that we or our distribution partners, the Indices or our service providers will avoid cyber-attacks or information security breaches in the future that may affect your Contract and/or personal information.

ALLOCATION ACCOUNT AVAILABILITY RISK. We reserve the right to add, remove and replace Allocation Accounts as available investment options. There is no guarantee that an Allocation Account you select for investment will always be available in the future or available with the same rates.

There is no guarantee that any Strategy Account Option will always be available in the future. However, we will always offer at least one Strategy Account Option that is either currently offered or is similar to one that is currently offered. Please note the Index for that Strategy Account Option remains subject to our right of substitution. See “INDEX SUBSTITUTION RISK”.

If we remove an Allocation Account, it will be closed such that no transfers will be allowed into that Allocation Account. If you are currently invested in an Allocation Account and it is removed, you may remain in that Allocation Account until the Term End Date.

LIQUIDITY RISK. This Contract may be appropriate if you are looking for retirement income or you want to meet other long-term financial objectives. The Contract is not designed to be a short-term investment and may not be appropriate for you if you intend to take early or frequent Withdrawals.

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Transfer Limitations. The Contract restricts transfers between investment options, which will limit your ability to transfer your Contract Value in response to changes in market conditions or your personal circumstances. You may transfer Contract Value invested in an Allocation Account only on the Term End Date for that Allocation Account (or on the next Contract Anniversary after a Performance Lock occurs).

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Withdrawal and Surrender Consequences. You may take a Withdrawal or Surrender at any time during the Accumulation Phase; however, there may be significant risks and negative consequences associated with any such Withdrawal or Surrender, including potential Withdrawal Charges and MVAs, taxes and tax penalties, and negative impacts to the value of your investment. See “WITHDRAWAL RISK.”

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Interim Values. There may be long periods of time when you can only perform a transaction under the Contract that is based on one or more Interim Values. For as long as you have multiple ongoing Terms for Strategy Account Options, there may be no time that any such transaction can be performed without the application of at least one Interim Value. See “INTERIM VALUE RISK.”

•	Taxes. Income taxes and certain tax restrictions may apply to any Withdrawal or Surrender. If taken before age 59 1⁄2, a Withdrawal or Surrender may also be subject to a 10% federal tax penalty.

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Delays in Payment. We generally make payment of any amount due from the Contract within seven (7) days from the date we receive all required information in Good Order. When permitted by law, however, we may defer payment of any Withdrawal or Surrender proceeds for up to six (6) months from the date we receive your request.

INDEX RISK. Strategy Account Option Value(s) will be impacted by the performance of the reference Index. Although you will not directly invest in the reference Index, you are indirectly exposed to the investment risks associated with an Index, such as market, equity and issuer risks. The following risks related to Index performance apply when you invest in a Strategy Account Option:

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Negative Index Performance Could Result in Loss. The performance of any Index may fluctuate, sometimes rapidly and unpredictably. Both short-term and sustained negative Index performance, over one or multiple Terms, may cause you to lose principal or previous earnings. The historical performance of an Index does not guarantee future results. It is impossible to predict whether an Index will perform positively or negatively over the course of a Term or multiple Terms.

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Index Change Calculations. We calculate Index Changes by comparing the value of the Index between two specific points in time, which means the performance of the Index may be negative or flat even if the Index performed positively for certain time periods between those two specific points in time. This is true even for Strategy Account Options with multi-year Terms.

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Dividends Excluded from Index Values. Index Values do not include income from any dividends or other distributions paid by a market index’s component companies. If dividends and other distributions were included, the Index performance would be higher.

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No Rights in the Index. You are not investing directly in the Index, and you have no rights with respect to the Index, the Index provider, or any aspect of the Index or any companies whose securities comprise the Index.

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Evolving and Uncertain Economic Environment. In recent years, the financial markets have experienced periods of significant volatility and negative returns, contributing to an uncertain and evolving economic environment. The performance of the markets has been impacted by several interrelating factors such as, but not limited to, the COVID-19 pandemic, geopolitical turmoil, rising inflation, changes in interest rates, and actions by governmental authorities. It is not possible to predict future performance of the markets. Depending on your individual circumstances, you may experience (perhaps significant) negative returns under the Contract. You should consult with a financial professional about how market conditions may impact your investment decisions under the Contract.

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Exposure to Investment Risks. When you invest in a Strategy Account Option, you are indirectly exposed to the investment risks that could cause the stocks or other instruments that comprise the Index to decrease in value. The Indices are subject to a variety of investment risks, many of which are complicated and interrelated and all of which may adversely impact Index performance. If you invest in a Strategy Account Option with an Index that exposes you to higher investment risks, your risk of loss may be higher depending on the level of the Strategy Account Option’s downside protection.

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Market Risk. Each Index could decrease in value over short periods due to short-term market movements and over longer periods during more prolonged market downturns. Negative fluctuations in the value of an Index may be significant and unpredictable.

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Equity Risk. Each Index is comprised of equity securities or other assets considered to represent a particular market or sector. Equity securities are subject to changes in value, and their values may be more volatile than those of other asset classes. Equity securities may underperform in comparison to the general financial markets, a particular market segment, or other asset classes.

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Issuer Risk. The performance of each Index depends on the performance of individual securities that make-up the Index. Changes in the financial condition or credit rating of an issuer of those securities may cause the value of the securities to decline.

UPSIDE PARAMETER AND BUFFER RISK. Each Strategy Account Option has an applicable Upside Parameter and Buffer for determining the Index Credit Rate applied to your Strategy Account Option Value. Each Strategy Account Options has an Upside Parameter that provides either a Cap, Cap Secure, Participation and Cap, Dual Direction Buffer with Cap, Trigger, or Trigger Secure and downside protection in the form of a Buffer (including the Dual Direction Buffer with Cap).

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Upside Parameter Risk. If you invest Contract Value in a Strategy Account Option, the highest possible Index Credit Rate that you may achieve is limited by the applicable Upside Parameter. Because of these limits, the Index Credit Rate for a Strategy Account Option may be less than the positive Index Change. The Upside Parameters may therefore limit the positive Index Credit Rate, if any, that may be applied to your Contract Value for a given Term.

The Upside Parameters benefit us because they limit the amount of positive interest that we may be obligated to credit for any Term. We set the Upside Parameter rates each Term in our discretion, however, they will never be less than the minimum rates set forth in this prospectus. You bear the risk that we will not set the Upside Parameter rates higher than these minimums.

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Buffer Risk. The Buffer provides only limited protection against negative Index performance. When you invest Contract Value in a Strategy Account Option, you bear the risk that negative Index performance may cause the Index Credit Rate to be negative even after the application of the Buffer. This would result in a negative Index Credit Rate and reduce your Strategy Account Option Value. Additionally, the Buffer provides downside protection only on the Term End Date, so your exposure to negative Index performance during a Term is greatest before the Term End Date.

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Cap Secure and Trigger Secure Risk. For Cap Secure and Trigger Secure, since the gain or loss is established on the Term End Date based on Index performance on each Contract Anniversary, losses can accumulate so that you could lose a percentage in excess of the Buffer Rate in multiple years of the Term.

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Dual Direction Buffer with Cap Rate Risk. For a Dual Direction Buffer with Cap Strategy Account Option, you should note that, because the absolute value of any negative Index Change up to the Buffer Rate will be credited as a positive rate of interest, a negative Index Change on the Term End Date that is slightly below or slightly above the Buffer Rate can result in very different Index Credit Rates. For example, for a Dual Direction Buffer with Cap Strategy Account Option with a 10% Buffer, if the negative Index Change is –10.00%, the Index Credit Rate will be 10%; whereas if the negative Index Change is -10.01%, the Index Credit Rate will be -0.01%.

PERFORMANCE LOCK RISK. You may exercise the Performance Lock, if available, prior to the end of the Term End Date. If you exercise Performance Lock, your Interim Value for that Strategy Account Option on the Performance Lock Date is “locked-in” and will then earn an annual rate of interest credited daily at the Performance Lock Fixed Rate until the next Contract Anniversary.

Performance Lock is subject to the following risks:

•	If you exercise Performance Lock, you will be locking-in an Interim Value for the applicable Strategy Account Option. Interim Values may be unfavorable to you. See “INTERIM VALUE RISK.”

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If you lock-in an Interim Value that is lower than the amount you invested in that Strategy Account Option on the Term Start Date, you may be locking-in a loss. It is possible that you would have realized less loss or no loss if you exercised the Performance Lock at a different time or not at all.

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On the Performance Lock Date, your Strategy Account Option Value will begin earning an annual rate with daily credited interest at the Performance Lock Fixed Rate until the next Contract Anniversary. Therefore, between the Performance Lock Date and the next Contract Anniversary, the value within the Strategy Account Option will no longer be tied to Index performance, and you will not receive an Index Credit Rate. The sooner after the Term Start Date a Performance Lock occurs the longer you will forego participating in Index performance.

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If you exercise Performance Lock manually, we will “lock-in” the next calculated Interim Value after we receive your request in Good Order. You won’t know the locked-in Interim Value in advance. The locked-in Interim Value may be lower or higher than the Interim Value that was calculated on the last day before you submitted your request. When you exercise Performance Lock automatically, you will not know the locked-in Interim Value in advance, and the locked-in Interim Value will be triggered by the target Interim Value gain you have instructed us to lock in.

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We will not provide advice or notify you regarding whether you should exercise the Performance Lock or the best time to do so. We will not warn you if you exercise the Performance Lock at a time that may not be beneficial to you. We are not responsible for any losses related to your decision whether or not to exercise the Performance Lock. There may not be a best time to exercise the Performance Lock during a Term.

See “VALUING YOUR INVESTMENT IN A STRATEGY ACCOUNT OPTION – PERFORMANCE LOCK.”

INDEX SUBSTITUTION RISK. During a Term, if an Index is discontinued or if the calculation of the Index is substantially changed by the Index provider, or if Index Values should become unavailable for any reason, we may substitute the Index with a new Index, once we obtain all necessary regulatory approvals. We will notify you of any such substitution in writing.

If we substitute an Index, we will select a new Index that we determine in our judgment is comparable to the original Index. You will have no right to reject the substitution of an Index. The performance of the new Index may differ significantly from the performance of the original Index. If we substitute the Index for a Strategy Account Option in which you are invested, your investment in the Contract is subject to the same terms and conditions as any other investment in a Strategy Account Option under the Contract. For example, you may not be permitted to transfer Contract Value prior to the Term End Date if an Index substitution occurs.

See “VALUING YOUR INVESTMENT IN A STRATEGY ACCOUNT OPTION – INDEX SUBSTITUTIONS.”

AVAILABILITY BY SELLING BROKER-DEALER. The availability of the Strategy Account Option, Indices, and the optional Return of Purchase Payment Death Benefit described in this prospectus may vary by selling broker-dealer firm. For example, a firm may choose not to offer certain Strategy Account Options that are described in this prospectus. Only those Strategy Account Options and death benefit available through your firm will be part of your Contract and will be described in your firm’s marketing materials. You should ask your financial representative for details about the specific Strategy Account Options and the death benefit available under your Contract.

INTERIM VALUE RISK. On any day during a Term, other than the Term Start Date and Term End Date, we determine the Strategy Account Option Value for each Strategy Account Option by calculating its Interim Value. We calculate your Interim Value based on the value of a hypothetical portfolio of financial instruments designed to replicate the Strategy Account Option Value if it were held until the Term End Date. Such value could be less than your investment in the Strategy Account Option even if the Index is performing positively. This means that even if the Index Change is positive, it is possible that the Interim Value may not have increased.

If you choose to allocate your Purchase Payment to a Strategy Account Option, an Index Credit will not be credited to your Contract Value until the Term End Date. This means that an Index Credit will not be credited to any amounts withdrawn prior to the Term End Date. This includes Contract Value applied to pay a death benefit or to begin an annuity income option. Except for the Term Start Date and the Term End Date, your Interim Value is the amount available for Withdrawals, Surrenders, annuitization and death benefits. You should consider the risk that it could be less than your original investment even when the applicable Index is performing positively.

PURCHASING A [COREBRIDGE RILA]

When you purchase an annuity, a Contract exists between you and the Company. You are the Owner of the Contract.

Maximum Issue Age

We will not issue a Contract to anyone age 86 or older on the Contract Issue Date (age 76 or older with optional Return of Purchase Payment Death Benefit). In general, we will not issue a Qualified Contract to anyone who is age 72 or older, unless it is shown that the minimum distribution required by the IRS is being made. See “TAXES.”

Joint Ownership

A Non-Qualified Contract may be jointly owned by a spouse or non-spouse. Joint Owners possess an equal and undivided interest in the Contract. The age of the older Owner is used to determine the availability of most age driven benefits. The addition of a joint Owner after the Contract has been issued is contingent upon prior review and approval by the Company. We will not issue a Qualified Contract with joint Owners, in accordance with tax law.

Spouse

Your spouse (as determined for federal tax law purposes) may jointly own the Contract. In certain states, domestic or civil union partners (“Domestic Partners”) qualify for treatment as, or are equal to, spouses under state law.

Non-Spouse

In certain states, we may issue the Contract to non-spousal joint owners. Non-spousal joint Owners and Domestic Partners should consult with their tax adviser and/or financial representative as, they may not be able to fully benefit from certain benefits and features of the Contract such as spousal continuation of the death benefit.

See “APPENDIX F: STATE VARIATIONS” for a list of states that require that benefits and features be made to domestic or civil union partners.

Non-Natural Ownership

A trust, corporation or other non-natural entity may only own this Contract if such entity has sufficiently demonstrated an Insurable Interest in the Annuitant selected. At its sole discretion, the Company reserves the right to decline to issue this Contract to certain entities. We apply various considerations including, but not limited to, estate planning, tax consequences, and the propriety of this Contract as an investment consistent with a non-natural Owner’s organizational documentation. For more information on non-natural ownership, see “TAXES.” You should consult with your tax and/or legal adviser in connection with non-natural ownership of this Contract.

Assignment of the Contract/Change of Ownership

You may assign this Contract before the Income Phase begins. We will not be bound by any assignment until we receive and process your written request at our Annuity Service Center, and you have received confirmation.

•	Your rights and those of any other person with rights under this Contract will be subject to the assignment.

•	We are not responsible for the validity, tax or other legal consequences of any assignment.

•	An assignment will not affect any payments we may make or actions we may take before we receive notice of the assignment.

We reserve the right not to recognize any assignment, as determined in our sole discretion, if it changes the risk profile of the Owner, if no Insurable Interest exists, or if not permitted by the Internal Revenue Code. See “TAXES” for details on the tax consequences of an assignment. You should consult a qualified tax adviser before assigning the Contract.

Termination of the Contract for Misstatement and/or Fraud

The Company reserves the right to terminate the Contract at any time if it discovers a misstatement or fraudulent representation of any information provided in connection with the issuance or ongoing administration of the Contract. If we learn of a misstatement of age, we reserve the right to fully pursue our remedies including revocation of any age-driven benefits and/or termination of the Contract.

ALLOCATION OF PURCHASE PAYMENT

To issue your Contract, we must receive your Purchase Payment and all required paperwork in Good Order, including Purchase Payment allocation instructions. The minimum Purchase Payment for Qualified and Non-Qualified Contracts is $25,000. If you purchased your Contract through certain broker-dealers, the minimum Purchase Payment may be higher.

Purchase Payment Restrictions

We reserve the right to refuse any Purchase Payment and restrict allowance of a Purchase Payment based on age and election of the optional Return of Purchase Payment Death Benefit. We reserve the right to require Company approval prior to accepting a Purchase Payment greater than the Purchase Payment Limit.

•	For Contracts owned by a non-natural Owner, we reserve the right to require Company approval prior to accepting any Purchase Payment.

•

Company pre-approval may also be required for a Purchase Payment that would cause total Purchase Payments in all contracts issued by AGL and/or US Life to the same Owner and/or Annuitant to exceed the Purchase Payment Limit.

Submission of Purchase Payment

A Purchase Payment is not considered received by us until received at our Annuity Service Center. Delivery of a Purchase Payment to any other address may result in a delay in issuing your Contract until the Purchase Payment is received at the Annuity Service Center.

Regular Mail:

American General Life Insurance Company

Purchase Payment Processing Center

P.O. Box 100330

Pasadena, CA 91189-0330

Overnight/Express Delivery:

JPM Chase – AGL 100330

Purchase Payment Processing Center

2710 Media Center Drive

Building #6, Suite 120

Los Angeles, CA 90065-1750

Receipt of Purchase Payments

Purchase Payments will be picked up at the mailing addresses noted above and forwarded to our Annuity Service Center. Purchase Payments, however, are not considered received by us until received at our Annuity Service Center.

Your Contract Issue Date is the day we apply your Purchase Payment, which will generally be no later than two (2) Business Days after your Purchase Payment and application is received at the Annuity Service Center in Good Order. On the Contract Issue Date, we will allocate your Purchase Payment, minus any applicable taxes, to the Allocation Account(s) you selected according to the allocation instructions submitted with your application in Good Order. Allocation instructions must be in whole percentages only. If we do not receive instructions allocating your Purchase Payment, your application is not in Good Order and we will not issue your Contract.

RATE LOCK

On your Contract Issue Date, we will apply the Fixed Account Option interest rate and Upside Parameter rates applicable to your Contract for your initial Allocation Account elections.

The initial Fixed Account Option interest rate is guaranteed for one Contract Year. The initial Upside Parameter rates applied on your Contract Issue Date are guaranteed for the length of the initial Term. The initial Fixed Account Option interest rate and Upside Parameter rates are determined as follows:

If the Contract is issued within 60 days from the date the application was signed or the electronic order submission date, rates will be the better of the rates in effect on:

(1) the application-signed date or the electronic order submission date, or

(2) the Contract Issue Date.

If the Contract Issue Date is not within the 60th day after the date the application is signed or the electronic order submission date, then rates will be those in effect on the Contract Issue Date.

Rate Locks do not apply to guaranteed minimum interest rates or the Performance Lock Fixed Rate.

FREE LOOK

You may cancel your Contract and receive a refund during the “free look” period. The free look period generally lasts ten (10) days beginning on the day you receive your Contract, but may vary according to state law. See “APPENDIX F: STATE VARIATIONS.”

To cancel, mail the Contract along with your written free look request to:

Annuity Service Center

P.O. Box 15570

Amarillo, Texas 79105-5570.

If you return your Contract and provide cancellation instructions, and it is post-marked during the free look period, it will be cancelled as of the date we receive your Contract and cancellation instructions in Good Order. The amount of your refund will generally be your Purchase Payment. The amount of the refund may vary according to state law and when the free look is requested. Please ask your financial representative for more details. Your refund amount may be subject to income tax consequences, which includes tax penalties, but will not be subject to Withdrawal Charges or an MVA. You should consult with a qualified tax adviser before cancelling your Contract.

In addition, if your Contract was issued as an IRA and you return your Contract within seven (7) days after you receive it, we will return the greater of your Purchase Payment (less any Withdrawals) or the Contract Value, plus any amount that may have been deducted as fees and charges on the day we receive your request in Good Order.

State variations may apply to your Contact. See “APPENDIX F: STATE VARIATIONS.”

EXCHANGE OFFERS

From time to time, we allow you to exchange an older annuity issued by the Company or one of its affiliates, for a newer product with different features and benefits issued by the Company or one of its affiliates. Such an exchange offer will be made in accordance with applicable federal securities laws and state insurance rules and regulations. We will provide the specific terms and conditions of any such exchange offer at the time the offer is made.

ALLOCATION ACCOUNTS

You may allocate your Purchase Payment among any of the available Allocation Accounts which include a Fixed Account Option and Strategy Account Option(s). You may transfer Contract Value between Allocation Accounts only at certain times. See “TRANSFERS BETWEEN ALLOCATION ACCOUNTS” for more information.

The Strategy Account Option rates are guaranteed for their applicable Term. For all Allocation Account Options, we will send you a notice [25] days prior to the Term End Date explaining the Allocation Accounts available to you for transfer on the next Contract Anniversary and directing you to our website where you can view renewal interest rates and Strategy Account Option rates declared for the next Term. .

FIXED ACCOUNT OPTION

The Fixed Account Option credits a fixed rate of interest daily that compounds over one year to the annual interest rate we declared for that Term. The initial interest rate for a Purchase Payment allocated to the Fixed Account Option is set on the Contract Issue Date and is guaranteed for a 1-year Term. A new interest rate will be declared before the Term End Date and will be guaranteed for the new Term. We determine the annual interest rates for new Terms at our discretion, subject to a guaranteed minimum interest rate that will never be less than 0.25%.

STRATEGY ACCOUNT OPTIONS

You can allocate your Purchase Payment and Contract Value to one or more of the Strategy Account Option(s) offered under the Contract, in addition to the Fixed Account Option. The availability of Strategy Account Options may vary by the broker-dealer with which your financial representative is affiliated. Please check with your financial representative for availability.

When you invest in a Strategy Account Option, your investment begins on the Term Start Date and generally ends on the Term End Date. On the Term End Date, we apply gain or loss to your Contract based on how the Strategy Account Option performed. The Strategy Account Option’s performance is linked to the performance of an Index. See “THE INDICES.” The Index’s performance is measured by calculating the Index Change.

For example, regardless of how the Index otherwise performed between the Term Start Date and the Term End Date:

•	If the Initial Index Value is 1000 and the Final Index Value is 1100, the Index Change would be +10% (i.e., ((1100/1000) – 1 = 10%).

•	If the Initial Index Value is 1000 and the Final Index Value is 900, the Index Change would be -10% (i.e., ((900/1000) – 1 = -10%).

For a Strategy Account Option with Cap Secure or Trigger Secure, the Index Changes are calculated on Contract Anniversaries. See examples later in this section for more information.

The amount of gain or loss applied to your investment will depend on the Index Change and the Strategy Account Option’s upside and downside parameters. For example:

Applying Upside Parameters:

•

When the Index Change is positive, your Strategy Account Option Value increases. The extent to which you participate in the positive Index performance depends on the Strategy Account Option’s Upside Parameter. Due to the operation of the Upside Parameter, as applicable, you may not fully participate in positive Index performance. This is also true for the annual Index performance of the Strategy Account Option with Cap Secure, however, the Index Credit Rate is applied at the Term End Date. If you chose a Strategy Account Option with a Trigger and the Index Change on the Term End Date is equal to or greater than zero, your Strategy Account Option Value increases up to the Trigger Rate. Due to the operation of the Trigger, you may not fully participate in positive Index performance. This is also true for the annual Index performance of a Strategy Account Option with a Trigger Secure, however, the Index Credit Rate is applied at the Term End Date.

•	Applying the Downside Parameter (Buffer):

•

If you elect a Dual Direction Buffer with Cap Strategy Account Option, when the Index Change on the Term End Date is negative but within or equal to the Buffer Rate, your Contract gains value up to the absolute value of any negative Index Performance. Your Contract will incur loss for negative Index performance beyond the Buffer Rate.

•

If you elect a Cap Secure or Trigger Secure Strategy Account Option, the Buffer is applied to the Index Performance for each year of the multi-year Term. If the Index Performance in multiple years is negative, losses in excess of the Buffer Rate for multiple years can compound and will impact the Index Credit on the Term End Date.

•

For all Strategy Account Options other than the Dual Direction Buffer with Cap and Cap Secure or Trigger Secure, when the Index Change on the Term End Date is negative, your Contract will lose value only to the extent that the Strategy Account Option’s Buffer does not protect you from loss. The Buffer provided by a Strategy Account Option will depend on its Buffer Rate. We currently only offer Strategy Account Options with Buffers as the downside protection. Due to the operation of the Buffer, your Contract will incur loss for negative Index performance beyond the Buffer Rate. If the negative Index performance does not go beyond the Buffer Rate, you will not incur any loss because of that negative Index performance.

Each of these parameters are described in detail below. For more information about how gains and losses are calculated on the Term End Date, as well as about Interim Values and Performance Lock, including examples, see “VALUING YOUR INVESTMENT IN A STRATEGY ACCOUNT OPTION.”

The table below lists the Strategy Account Options that we currently offer and includes the following information:

•	The reference Index.

•	The Term.

•	The Buffer Rates.

•	The Upside Parameter.

You may obtain the Upside Parameter rates for new Terms online at [www.corebridgefinancial.com/annuities] or by contacting your financial representative. See “SELECTING ALLOCATION ACCOUNTS FOR INVESTMENT.”

•	Performance Lock availability.

•	The Guaranteed Limit on Upside Parameter rates to which we are subject when we declare new rates for new Terms.

STRATEGY ACCOUNT OPTIONS

Index	Term	Buffer Rate	Upside Parameter	Performance Lock (Manual/Automatic)	Guaranteed Limit on Upside Parameter rates
[Index 1]	1-Year	10%	Cap	Manual / Automatic	Cap Rate: No Lower than [●]%
[Index 1]	1-Year	20%	Cap	Manual / Automatic	Cap Rate: No Lower than [●]%
[Index 2]	1-Year	10%	Cap	Manual / Automatic	Cap Rate: No Lower than [●]%
[Index 1]	1-Year	10%	Trigger	Manual	Trigger Rate: No Lower than [●]%
[Index 2]	1-Year	10%	Trigger	Manual	Trigger Rate: No Lower than [●]%
[Index 1]	1-Year	10%	Dual Direction Buffer with Cap	Manual / Automatic	Cap Rate: No Lower than [●]%
[Index 2]	1-Year	10%	Dual Direction Buffer with Cap	Manual / Automatic	Cap Rate: No Lower than [●]%
[Index 1]	6-Year	15%	Participation and Cap	Manual / Automatic	Participation and Cap Rates: No Lower than [●]/ [●] %
[Index 1]	6-Year	25%	Participation and Cap	Manual / Automatic	Participation and Cap Rates: No Lower than [●] /[●] %
[Index 1]	6-Year	10%	Cap Secure	Manual / Automatic	Cap Secure Rate: No Lower than [●]%
[Index 1]	6-Year	10%	Trigger Secure	Manual	Trigger Secure Rate: No Lower than [●]%
[Index 1]	6-Year	15%	Dual Direction Buffer with Cap	Manual / Automatic	Cap Rate: No Lower than [●]%
[Index 1]	6-Year	25%	Dual Direction Buffer with Cap	Manual / Automatic	Cap Rate: No Lower than [●]%

We reserve the right to add, remove or replace Strategy Account Options as available investment options. However, we will always offer at least one Strategy Account Option that is either currently offered or is substantially similar to one that is currently offered. Please note the Index for that Strategy Account Option remains subject to our right of substitution. See “VALUING YOUR INVESTMENT IN A STRATEGY

ACCOUNT OPTION – INDEX SUBSTITUTIONS.” We may not offer any other Strategy Account Options for investment in the future. You may not be able to invest in a particular Strategy Account Option in the future, even if it was previously made available to you.

Examples

The examples below are intended to illustrate how various components of the Strategy Account Options work. These examples should not be considered a representation of past or future performance for any Strategy Account Option. Actual performance may be greater or less than those shown. Similarly, the Index Values in the examples are not an estimate or guarantee of future Index performance.

The rates for the Strategy Account Options shown in the following examples are for illustrative purposes only and may not reflect actual or declared rates.

Calculations are rounded for the purpose of the examples.

1.	Upside Parameter: Calculating Gain for a Strategy Account Option with Cap

On the Term End Date for a Strategy Account Option with Cap, if the Index Change is positive or zero, we use the Cap Rate to calculate your gain, if any. We calculate your Index Credit Rate using the Cap as follows:

•	If the Index Change is positive and less than or equal to the Cap Rate, your Index Credit Rate will equal the Index Change.

•	If the Index Change is positive and exceeds the Cap Rate, your Index Credit Rate will equal the Cap Rate.

•	If the Index Change is zero, your Index Credit Rate will equal zero.

You will not participate in any Index performance beyond the Cap Rate. The Cap Rate limits the upside potential of your investment.

For each Strategy Account Option with Cap, we may declare a new Cap Rate for new Terms, subject to the applicable guaranteed minimum Cap Rate.

The illustration below includes two examples of how we calculate the Index Credit Rate on the Term End Date using a Cap. Both examples assume a Cap Rate of 5%.

Hypothetical Examples of the Cap

(Assuming a Cap Rate of 5%)

•	In the first example, the Index Change is +2%, which does not exceed the Cap Rate, so your Index Credit Rate would be +2%.

•	In the second example, the Index Change is +12%, which exceeds the Cap Rate, so your Index Credit Rate would be equal to the Cap Rate of +5%.

2.	Upside Parameter: Calculating Gain for a Strategy Account Option with Trigger

On the Term End Date for a Strategy Account Option with Trigger, if the Index Change is greater than or equal to zero, we use the Trigger Rate to calculate your gain, if any. We calculate your Index Credit Rate using the Trigger as follows:

•	If the Index Change is positive and less than or equal to the Trigger Rate, your Index Credit Rate will equal the Trigger Rate.

•	If the Index Change is positive and exceeds the Trigger Rate, your Index Credit Rate will equal the Trigger Rate.

•	If the Index Change is zero, your Index Credit Rate will equal the Trigger Rate.

You will not participate in any Index performance beyond the Trigger Rate. The Trigger Rate limits the upside potential of your investment.

For each Strategy Account Option with Trigger, we may declare a new Trigger Rate for new Terms, subject to the applicable guaranteed minimum Trigger Rate.

The illustration below includes two examples of how we calculate the Index Credit Rate on the Term End Date using a Trigger. Both examples assume a Trigger Rate of 4%.

Hypothetical Examples of the Trigger

(Assuming a Trigger Rate of 4%)

•	In the first example, the Index Change is +2%, which is less than or equal to the Trigger Rate, so your Index Credit Rate would be equal to the Trigger Rate of +4%.

•	In the second example, the Index Change is +12%, which exceeds the Trigger Rate, so your Index Credit Rate would be equal to the Trigger Rate of +4%.

3.	Upside Parameter: Calculating Gain for a Strategy Account Option with Dual Direction Buffer with Cap

On the Term End Date for a Strategy Account Option with Dual Direction Buffer with Cap, this Upside Parameter provides (i) an Index Credit equal to the Index Change up to a Cap Rate when the Index Change is positive and (ii) an Index Credit up to and including the absolute value of the Index Change, not limited by a Cap Rate, when the Index Change is negative and within or equal to the Buffer.

•	If the Index Change is positive and equal to or greater than the Cap Rate, then the Index Credit is equal to the Cap Rate.

•	If the Index Change is zero or positive and less than the Cap Rate, the Index Credit is equal to the Index Change.

The Dual Direction Buffer with Cap offers a level of protection with growth potential in certain cases when the Index Change is negative, see “Downside Parameter: Calculating Loss Using the Buffer for Dual Direction Buffer with Cap” below.

You will not participate in any Index performance beyond the Cap Rate. The Cap Rate limits the upside potential of your investment.

For each Strategy Account Option with Cap, we may declare a new Cap Rate for new Terms, subject to the applicable guaranteed minimum Cap Rate.

The illustration below includes four examples of how we calculate the Index Credit Rate on the Term End Date using a Dual Direction Buffer with Cap. All examples assume a Cap Rate of 5% and a Buffer Rate of 10%.

Hypothetical Examples of the Dual Direction Buffer with Cap

(Assuming a Cap Rate of 5%)

•	In the first example, the Index Change is +2%, which does not exceed the Cap Rate, so your Index Credit Rate would be +2%.

•	In the second example, the Index Change is +12%, which exceeds the Cap Rate, so your Index Credit Rate would be equal to the Cap Rate of +5%

•

In the third example, the Index Change is -2%, and within or equal to the Buffer Rate, so your Index Credit Rate would be the absolute value of the negative Index Change, not limited by the Cap Rate, up to the Buffer Rate. Your Index Credit Rate would be +2%.

•

In the fourth example, the Index Change is -7%, and within or equal to the Buffer Rate, so your Index Credit Rate would be the absolute value of the negative Index Change, not limited by the Cap Rate, up to the Buffer Rate. Your Index Credit Rate would be +7%.

4.	Upside Parameter: Calculating Gain for a Strategy Account Option with Participation and Cap

On the Term End Date for a Strategy Account Option with Participation and Cap, if the Index Change on the Term End Date is positive, the value of your investment will increase. If the Index Change is zero, the value of your investment will neither increase nor decrease.

We calculate your Index Credit Rate by first multiplying the Index Change by the Participation Rate and then applying the Cap. You participate in a percentage of the positive Index performance subject to a Cap, which may limit the upside potential of your investment.

•	A Participation Rate equal to 100% means that you will fully participate in positive Index performance subject to a Cap.

•	A Participation Rate less than 100% means that you will not fully participate in positive Index performance subject to a Cap.

•	We may declare Participation Rates greater than 100%, which would have the effect of increasing your gains relative to the Index Change subject to a Cap.

If the Participation Rate is less than 100%, you will not fully participate in positive Index performance, limiting the upside potential of your investment.

For each Strategy Account Option with Participation and Cap, we may declare a new Participation Rate and/or Cap Rate for new Terms, subject to the applicable guaranteed minimum Participation Rate and Cap Rate.

The illustration below includes three examples of how we calculate the Index Credit Rate on the Term End Date using Participation and Cap.

Hypothetical Examples of the Participation and Cap

(Assuming a Cap Rate of 200% & and Participation Rates as listed)

•

In the first example, the Index Change is 100%, the Participation Rate is 150% and the Cap Rate is 200%, so your Index Credit Rate would be +150%. We calculate your Index Credit Rate by (i) first multiplying the Index Change (100%) x Participation Rate (150%) = 150% and (ii) then applying the Cap Rate. Since 150% does not exceed the Cap Rate (200%), your Index Credit Rate would be 150%. Here, the Participation Rate had the effect of increasing your gains relative to the Index Change.

•

In the second example, the Index Change is 250%, the Participation Rate is 150% and the Cap Rate is 200%, so your Index Credit Rate would be +200%. We calculate your Index Credit Rate by (i) first multiplying the Index Change (250%) x Participation Rate (150%) = 375% and (ii) then applying the Cap Rate. Since 375% exceeds the Cap Rate (200%), your Index Credit Rate would be 200%. Here, the Cap Rate had the effect of decreasing your gains relative to the Index Change.

•

In the third example, the Index Change is 150%, the Participation Rate is 80% and the Cap Rate is 200%, so your Index Credit Rate would be +120%. We calculate your Index Credit Rate by (i) first multiplying the Index Change (150%) x Participation Rate (80%) = 120% and (ii) then applying the Cap Rate. Since 120% does not exceed the Cap Rate (200%), your Index Credit Rate would be 120%. Here, the Participation Rate had the effect of decreasing your gains relative to the Index Change.

5.	Upside Parameter: Calculating Gain for a Strategy Account Option with Cap Secure

The Cap Secure Rate is guaranteed for the entire multi-year Term. We calculate your Index Credit Rate on the Term End Date by compounding the annual Index performance during the Term as follows:

•	If the Index Change is positive and less than or equal to the Cap Secure Rate on a Contract Anniversary, your Index performance for the Contract Year will equal the Index Change.

•	If the Index Change is positive and exceeds the Cap Secure Rate on a Contract Anniversary, your Index performance for that Contract Year will equal the Cap Secure Rate.

•	If the Index Change is zero on a Contract Anniversary, your Index performance for that Contract Year will equal zero.

•	If the Index Change is negative on a Contract Anniversary, your Index Credit will be offset by the Buffer.

You will not participate in any annual Index performance beyond the Cap Secure Rate. The Cap Secure Rate limits the upside potential of your investment.

For each Strategy Account Option with Cap Secure, we may declare a new Cap Secure Rate for new Terms, subject to the applicable guaranteed minimum Cap Secure Rate.

The example below illustrates how we calculate the Index Credit Rate on the Term End Date using Cap Secure. The example assumes a Cap Secure Rate of 5% and a Buffer Rate of 10%.

Contract Anniversary	1	2	3	4	5	6	Term End Date Calculation

Annual Index Performance	5%	-8%	-18%	13%	1%	3%	N/A
Annual Index Performance (adjusted for Cap Secure and Buffer)	5%	0%	-8%	5%	1%	3%	N/A
Compounding Calculation of Annual Index Performance	105%	x 100% = 105.00%	x 92% = 96.60%	x 105% = 101.43%	x 101% = 102.44%	x 103% = 105.52%	=105.518%
Index Credit Rate							5.518%
Index Credit Assuming $100,000 Strategy Base at Term End Date	N/A						$100,000 x 5.518% = $5,518
Strategy Account Option Value	Interim Values apply up to Term End Date						$105,518

Note: This is a 6-year Term and the Index Credit Rate is not calculated until the Term End Date. Until that time, the Interim Value calculation applies. The annual Index performance calculated on each Contract Anniversary within a multi-year Term is used to calculate the Index Credit Rate on the Term End Date.

6.	Upside Parameter: Calculating Gain for a Strategy Account Option with Trigger Secure

The Trigger Secure Rate is guaranteed for the entire multi-year Term. We calculate your Index Credit Rate on the Term End Date by compounding the annual Index performance during the Term as follows:

•	If the Index Change is positive and less than or equal to the Trigger Secure Rate on a Contract Anniversary, your Index performance for that Contract Year will equal the Trigger Secure Rate.

•	If the Index Change is positive and exceeds the Trigger Secure Rate on a Contract Anniversary, your Index performance for that Contract Year will equal the Trigger Secure Rate.

•	If the Index Change is zero on a Contract Anniversary, your Index performance for that Contract Year will equal the Trigger Secure Rate.

•	If the Index Change is negative on a Contract Anniversary, your Index performance for that Contract Year will be offset by the Buffer.

You will not participate in any Index performance beyond the Trigger Secure Rate. The Trigger Secure Rate limits the upside potential of your investment.

For each Strategy Account Option with Trigger Secure, we may declare a new Trigger Secure Rate for new Terms, subject to the applicable guaranteed minimum Trigger Secure Rate.

The example below illustrates how we calculate the Index Credit Rate on the Term End Date using a Trigger Secure. The example assumes a Trigger Secure Rate of 4% and a Buffer Rate of 10%. Note: This is a 6-year Term and the Index Credit Rate is not calculated until the Term End Date. Until that time, the Interim Value calculation applies. The annual Index performance calculated on each Contract Anniversary within a multi-year Term is used to calculate the Index Credit Rate on the Term End Date.

Contract Anniversary	1	2	3	4	5	6	Term End Date Calculation

Annual Index Performance	5%	-8%	-18%	13%	1%	3%	N/A
Annual Index Performance (adjusted for Trigger Secure and Buffer)	4%	0%	-8%	4%	4%	4%	N/A
Compounding Calculation of Annual Index Performance	104%	x 100% = 104.00%	x 92% = 95.68%	x 104% = 99.51%	x 104% = 103.49%	x 104% = 107.63%	= 107.627%
Index Credit Rate							7.627%
Index Credit Assuming $100,000 Strategy Base at Term End Date	N/A						$100,000 x 7.627% = $7,627
Strategy Account Option Value	Interim Values apply up to Term End Date						$107,627

7.	Downside Parameter: Calculating Loss Using the Buffer for all Strategy Account Options except Dual Direction Buffer with Cap

On the Term End Date for a Strategy Account Option other than Cap Secure and Trigger Secure, if the Index Change is negative, we use the Buffer to calculate your loss, if any. The Buffer Rate represents the percentage of your investment that is protected from loss. For instance, assuming a Buffer Rate of 10%, it is possible that you could lose 90% of your investment as a result of negative Index performance. A Buffer provides downside protection against negative Index performance up to the Buffer Rate. If the Index Change on the Term End Date is negative, the value of your investment will decrease if the Index Change exceeds the Buffer Rate.

For Cap Secure and Trigger Secure, if the Index Change is negative on a Contract Anniversary, we use the Buffer to calculate your loss for that year, if any. The Buffer Rate represents the percentage of your investment that is protected from negative Index Performance in each Contract Year. We calculate your Index Credit Rate on the Term End Date by compounding the annual Index performance during the Term. Losses can accumulate so that you could lose a percentage in excess of the Buffer Rate in multiple years of the Term.

We calculate your Index Credit Rate using the Buffer as follows:

•

If the negative Index Change is less than the Buffer Rate, your Index Credit Rate will equal 0%. Under these circumstances, the Buffer would provide complete protection from loss related to the negative Index performance.

•

If the negative Index Change exceeds the Buffer Rate, your Index Credit Rate will be a percentage equal to the excess negative Index Change over the Buffer Rate. Under these circumstances, the Buffer would provide only partial protection from loss related to the negative Index performance.

The Buffer provides limited downside protection. You assume the risk of loss for negative Index performance in excess of the Buffer Rate. Your losses could be significant. The Buffer is applied to the performance on the Term End Date (or on each Contract Anniversary for Strategies with Cap Secure and Trigger Secure).

The illustration below includes three examples of how the Buffer applies when the Index Change is negative. Each example assumes a Buffer Rate of 10%.

Hypothetical Examples of the Buffer

(Assuming a Buffer Rate of 10%)

•

In the first example, the Index Change is -1%, which does not go beyond the Buffer Rate, so the Buffer would completely protect you from loss related to the negative Index performance. Your Index Credit Rate would be 0%.

•

In the second example, the Index Change is -10%, which is equal to the Buffer Rate, so the Buffer would protect you from loss related to the negative Index performance. Your Index Credit Rate would be 0%.

•

In the third example, the Index Change is -13%, which exceeds the Buffer Rate, so the Buffer would only partially protect you from loss related to the negative Index performance. Your Index Credit Rate would be -3%.

8.	Downside Parameter: Calculating Loss Using the Buffer for Dual Direction Buffer with Cap

On the Term End Date for a Dual Direction Buffer with Cap Strategy Account Option, if the Index Change is negative, you will receive the absolute value of any negative Index performance up to the Buffer Rate. If the negative Index performance exceeds the Buffer Rate, your negative Index performance will equal the negative Index performance in excess of the Buffer Rate.

For negative performance within the Buffer Rate, Dual Direction Buffer with Cap provides downside protection against the absolute value of negative Index performance up to the Buffer Rate, and credits you with the absolute value of the negative Index performance. For instance, assuming a Buffer Rate of 10%, Index performance of -5% would mean your Index Credit Rate will equal a positive 5%.

If the Index Change on the Term End Date exceeds the Buffer Rate, Index performance will equal only the negative performance in excess of the Buffer Rate. To continue with our example, we will presume a Buffer Rate of 10%. This time, assume the Index performance is -12%. Your Index Credit Rate in this instance would be -2%.

We calculate your Index Credit Rate using the Buffer as follows:

•

If the Index Change is negative and up to and including the Buffer Rate, then the Index Credit will be the absolute value of the negative Index Change, not limited by the Cap Rate, up to and including the Buffer Rate.

•

If the Index Change is negative and the absolute value of the negative Index performance exceeds the Buffer Rate, your negative Index performance will equal the negative Index performance in excess of the Buffer Rate.

The Buffer provides limited downside protection. You assume the risk of loss for negative Index performance in excess of the Buffer Rate. Your losses could be significant. The Buffer is measured over the Term, which can be more than one year.

The illustration below includes three examples of how the Dual Direction Buffer with Cap applies when the Index Change is negative. Each example assumes a Buffer Rate of 10% and a Cap Rate of 8%.

Hypothetical Examples of the Dual Direction Buffer with Cap

(Assuming a Buffer Rate of 10%)

•	In the first example, the Index Change is -2%, which does not go beyond the Buffer Rate. The Dual Direction with Buffer would provide a positive Index Credit Rate. Your Index Credit Rate would be +2%.

•

In the second example, the Index Change is -10%, which is equal to the Buffer Rate and does not go beyond the Buffer Rate. The Dual Direction with Buffer would provide a positive Index Credit Rate. Your Index Credit Rate would be 10% because the negative performance is within the Buffer Rate and is not limited by the 8% Cap Rate.

•

In the third example, the Index Change is -13%, which exceeds the Buffer Rate, so the Buffer would only partially protect you from loss related to the negative Index performance. Your Index Credit Rate would be -3%.

SELECTING ALLOCATION ACCOUNTS FOR INVESTMENT

WE RESERVE THE RIGHT TO ADD, REMOVE AND REPLACE ALLOCATION ACCOUNTS AS AVAILABLE INVESTMENT OPTIONS. ALLOCATION ACCOUNTS WILL ONLY BE ADDED, REMOVED OR REPLACED THROUGH AN AMENDMENT TO THIS PROSPECTUS.

IF WE REMOVE AN ALLOCATION ACCOUNT, IT WILL BE CLOSED SUCH THAT NO NEW PURCHASE PAYMENTS OR TRANSFERS WILL BE ALLOWED INTO THAT ALLOCATION ACCOUNT. IF YOU ARE CURRENTLY INVESTED IN AN ALLOCATION ACCOUNT AND IT IS REMOVED, YOU MAY REMAIN IN THAT ALLOCATION ACCOUNT UNTIL THE TERM END DATE.

WE GUARANTEE THAT WE WILL ALWAYS OFFER AT LEAST ONE STRATEGY ACCOUNT OPTION. PLEASE NOTE THE INDEX FOR THAT STRATEGY ACCOUNT OPTION REMAINS SUBJECT TO OUR RIGHT OF SUBSTITUTION. SEE “VALUING YOUR INVESTMENT IN A STRATEGY ACCOUNT OPTION – INDEX SUBSTITUTIONS.”

IF YOU ARE NOT COMFORTABLE WITH THE RISK THAT WE MAY NOT OFFER ALLOCATION ACCOUNTS IN THE FUTURE THAT ARE ATTRACTIVE TO YOU BASED ON YOUR PERSONAL PREFERENCES, RISK TOLERANCES, OR TIME HORIZON, OR WITH THE RISK THAT WE MAY OFFER ONLY A SINGLE STRATEGY ACCOUNT OPTION IN THE FUTURE, THIS CONTRACT IS NOT APPROPRIATE FOR YOU. YOU MAY SURRENDER YOUR CONTRACT IF THERE ARE NO ALLOCATION

ACCOUNTS THAT YOU WISH TO SELECT, BUT THE SURRENDER MAY BE SUBJECT TO WITHDRAWAL CHARGES AND MVAs, WILL BE BASED ON AN INTERIM VALUE IF TAKEN BEFORE THE TERM END DATE FOR A STRATEGY ACCOUNT OPTION, MAY BE SUBJECT TO TAXES (INCLUDING A 10% FEDERAL TAX PENALTY IF TAKEN BEFORE AGE 59 1⁄2), AND YOUR CONTRACT WILL TERMINATE.

The Strategy Account Options that are currently available for investment are listed in the table under “ALLOCATION ACCOUNTS.” The table does not include the current rates for the Strategy Account Options’ Upside Parameters or the current annual interest rate for the Fixed Account Option (together, “current rates”) because we may declare new current rates for new Terms, subject to the guaranteed limits set forth in the table. The current rates determine the Allocation Accounts’ potential for gain or loss. Therefore, it is important that you obtain and carefully review the current rates when selecting your investment options.

The following provides additional information about what to expect when selecting Allocation Accounts for investment:

If you are a new purchaser of the Contract and the Contract is issued within 60 days from the date the application was signed or the electronic order submission date, rates will be the better of the rates in effect on:

(1)	the application-signed date or electronic order submission date, or

(2)	the Contract Issue Date.

If the Contract Issue Date is not within the 60th day after the date the application is signed or the electronic order submission date, then rates will be those in effect on the Contract Issue Date.

Current Allocation Account rates will be available from your financial representative and are always available online at [www.corebridgefinancial.com/annuities]. We publish new rates at least [14] days before they take effect. The rates applicable to your Purchase Payment will be stated in your Contract.

Term. The Term is the duration of an Allocation Account’s investment term, expressed in years. The Term is also the period during which the performance of a Strategy Account Option is linked to the performance of an Index. The Term begins on the Term Start Date and ends on the Term End Date. We currently offer Terms of 1 year, 3 years and 6 years.

Fixed Account Option Restrictions. At any time we are crediting the guaranteed minimum interest rate specified in your Contract, we reserve the right to restrict your ability to invest in the Fixed Account Option.

Term End Date. If you are coming to a Term End Date, we will send you a Renewal Notice (which will include then-current rates) at least [25] days before the Term End Date. We must receive your instructions at least [five (5) days] before the Term End Date. In the absence of instructions, your Contract Value in any expiring Strategy Account Option with a 1-year Term will remain in its current allocation for the next Term, subject to the Upside Parameter rates declared for that Term. If the expiring Strategy Account Option with a 1-year Term is no longer available for investment, in the absence of instructions your Contract Value in the expiring Strategy Account Option will be transferred to the Fixed Account Option subject to the renewal interest rates. Any Contract Value in an expiring Strategy Account Option with a multi-year Term or in the Fixed Account Option will automatically be transferred or renewed to the Fixed Account Option, subject to the renewal interest rates.

Next Contract Anniversary after a Performance Lock. If Performance Lock for a Strategy Account Option occurs, on the next Contract Anniversary, you may transfer the amount held in the applicable Strategy Account Option to any Allocation Account that is available for investment. You must submit instructions to us prior to [five (5) days] before the next Contract Anniversary. In the absence of instructions, the Contract Value held (i) in a Strategy Account Option with a 1-year Term will be automatically renewed into the same Strategy Account Option and (ii) in a Strategy Account Option with a multi-year Term will be transferred to the Fixed Account Option. If the same 1-year Term Strategy Account Option is no longer available for investment, the amount held in the applicable Strategy Account Option will be transferred to the Fixed Account Option.

We will send you a Renewal Notice (which will include current Fixed Account Option interest rates, Performance Lock Fixed Rates and Upside Parameter rates) at least [20] days before the next Contract Anniversary, if you exercised Performance Lock no later than [20] days of the next Contract Anniversary. If you exercised Performance Lock within [20] days before the next Contract Anniversary, you may not receive a Renewal Notice and should obtain the current Fixed Account Option interest rates, Performance Lock Fixed Rates, and Upside Parameter rates online at [www.corebridgefinancial.com/annuities] or by contacting your financial representative.

See “TRANSFERS BETWEEN ALLOCATION ACCOUNTS” for additional information.

CONTRACT VALUE AND CASH VALUE

CONTRACT VALUE

Prior to annuitization, your Contract Value represents the value of your investment in your Allocation Accounts, which may include the Fixed Account Option and one or more Strategy Account Options. If you invest in a Strategy Account Option, your Contract Value will reflect the Interim Values of your investment on any day between the Term Start Date and the Term End Date.

On the Contract Issue Date, your Contract Value is equal to your Purchase Payment. After the Contract Issue Date, your Contract Value is the sum of all amounts invested in the Fixed Account Option and the Strategy Account Option(s).

After annuitization, your Contract does not have a Contract Value.

CASH VALUE

Prior to annuitization, your Cash Value represents the total amount that is available for Withdrawal or Surrender. Your Cash Value is equal to the Contract Value less any applicable Withdrawal Charges and MVA. Your Cash Value may be lower than or equal to your Contract Value. Your Cash Value will never be less than the minimum required by law as described below.

After annuitization, your Contract does not have a Cash Value.

MINIMUM WITHDRAWAL VALUE

The Minimum Withdrawal Value is the amount prescribed by applicable state non-forfeiture law, and is the minimum amount required to be paid to you on Surrender, payment of a death benefit or upon annuitization. The Minimum Withdrawal Value is equal to the sum of:

(1)

a percentage, as set forth by applicable state law, of your Purchase Payment allocated to the Fixed Account Option, reduced for any Net Withdrawals and increased or decreased proportionally for transfers to and from the Fixed Account Option, all accumulated at the minimum non-forfeiture interest rate (which generally ranges from 0.15% to 3.00% depending on applicable state law); and

(2)

the sum of the Strategy Account Option Minimum Withdrawal Value for each Strategy Account Option. The Strategy Account Option Minimum Withdrawal Value on the Contract Issue Date is equal to the value of the Purchase Payment allocated to the Strategy Account Option multiplied by a Minimum Withdrawal Value percentage based on applicable state law. On any other day, the Strategy Account Minimum Withdrawal Value moves in proportion to the Strategy Account Option Value. Increases in Interim Value, positive Index Credits on the Term End Date, and transfers to the Strategy Account Option will increase the Strategy Account Option Minimum Withdrawal Value. Decreases in Interim Value, negative Index Credits, Net Withdrawals, and transfers out of the Strategy Account Option will decrease the Strategy Account Option Minimum Withdrawal Value.

VALUING YOUR INVESTMENT IN A STRATEGY ACCOUNT OPTION

STRATEGY ACCOUNT OPTION VALUE

The value of your investment in a Strategy Account Option on any day during a Term is your Strategy Account Option Value. On the Term Start Date, the Strategy Account Option Value equals the Strategy Base. On the Term End Date, Your Strategy Account Option Value is calculated using the following formula:

Strategy Account Option Value = Strategy Base x (1 + Index Credit Rate)

•

Index Credit Rate. The Index Credit Rate represents the percentage gain or loss that we apply to your Strategy Account Option on the Term End Date, or Performance Lock Date depending on the Strategy Account Option you are invested in. Your gain or loss can also be expressed as a dollar amount, which we refer to as the Index Credit. The Index Credit Rate and the Index Credit may be positive, negative, or zero.

•	Strategy Base. Your Strategy Base generally represents your remaining investment in the Strategy Account Option (after a Withdrawal, fee or charge deducted from the Strategy Account Option).

The following is an example of how we calculate your Strategy Account Option Value on the Term End Date: Assume you invest $10,000 in a Strategy Account Option. On the Term Start Date, your Strategy Base is $10,000. On the Term End Date, your Strategy Base is still $10,000 if there were no deductions for fees, charges or Withdrawals before the Term End Date. On the Term End Date, we will apply the Index Credit Rate to your Strategy Base to calculate your Strategy Account Option Value.

•	Assuming an Index Credit Rate of +10%, your Strategy Account Option Value would equal $11,000 (i.e., $10,000 x (1 + 10%) = $11,000). The Index Credit is +$1,000.

•	Assuming an Index Credit Rate of -10%, your Strategy Account Option Value would equal $9,000 (i.e., $10,000 x (1 + -10%) = $9,000). The Index Credit is -$1,000.

Any fees or charges deducted on the Term End Date will be deducted on a dollar-for-dollar basis from your Strategy Account Option Value after the Index Credit is applied. See “FEES AND CHARGES.”

On any day between the Term Start Date and the Term End Date, your Strategy Account Option Value is equal to the Interim Value for the Strategy Account Option. See “INTERIM VALUES.”

NEGATIVE ADJUSTMENTS TO STRATEGY BASE

On the Term Start Date, your Strategy Base equals the dollar amount that you allocated to that Strategy Account Option. Your Strategy Base for that Strategy Account Option will not change unless a fee or charge is deducted from that Strategy Account Option, or if you take any type of Withdrawal from that Strategy Account Option before the Term End Date, in which case your Strategy Base will be subject to a Negative Adjustment at that time. The Negative Adjustment is a proportionate reduction to your Strategy Base. It is derived by reducing your Strategy Base by the same percentage as the percentage reduction to your Interim Value due to the amount of the Withdrawal or the fee or charge deducted (which is deducted from the Interim Value on a dollar-for-dollar basis).

A Negative Adjustment to your Strategy Base could result in less gain (if any) on the Term End Date, perhaps significantly less gain, because the Index Credit Rate will be applied to a lower Strategy Base. All Withdrawals taken, and fees and charges deducted, from a Strategy Account Option before the Term End Date will trigger a Negative Adjustment to your Strategy Base, even fees and charges that are periodically deducted from your Contract. A Negative Adjustment to your Strategy Base may be greater than or less than the amount withdrawn or the fee or charge deducted. There is no way to increase your Strategy Base during a Term, and therefore no way to reverse or offset the impact of a Negative Adjustment to your Strategy Base.

For example, assume that your Strategy Base on the Term Start Date for a Strategy Account Option is $10,000. Further, assume on a given day before the Term End Date that there is a deduction as a result of fees or Withdrawals from that Strategy Account Option, on which day your Interim Value is $9,500 (before any deductions for fees or Withdrawals) and a total of $475 in fees or Withdrawals is deducted from that Strategy Account Option on that date. The $475 deduction would reduce your Interim Value to $9,025, representing a 5% reduction in your Interim Value (i.e., $475 / $9,500 = 5%). As such, your Strategy Base would likewise be reduced by 5% from $10,000 to $9,500 (i.e., ($10,000 x (1 + -5%) = $9,500), a Negative Adjustment to the Strategy Base of $500. Please note that in this example, the Negative Adjustment to the Strategy Base ($500) was greater than the reduction in the Interim Value (-$475).

Continuing this example to the Term End Date, assume that there are no other deductions as a result of fees, charges, or Withdrawals from that Strategy Account Option before the Term End Date:

•

Assuming an Index Credit Rate of +10%, your Strategy Account Option Value would equal $10,450 (i.e., $9,500 x (1 + 10%) = $10,450). The Index Credit is +$950. In comparison, had your original Strategy Base of $10,000 not been subject to the Negative Adjustment earlier in this example, the Strategy Account Option Value would have equaled $11,000 (i.e., $10,000 x (1 + 10%) = $11,000), and the Index Credit would have been +$1,000.

•

Assuming an Index Credit Rate of -10%, your Strategy Account Option Value would equal $8,550 (i.e., $9,500 x (1 + -10%) = $8,550). The Index Credit is -$950. In comparison, had your original Strategy Base of $10,000 not been subject to the Negative Adjustment earlier in this example, the Strategy Account Option Value would have equaled $9,000 (i.e., $10,000 x (1 + -10%) = $9,000), and the Index Credit would have been -$1,000.

INTERIM VALUES

We calculate the Interim Value of your investment in a Strategy Account Option each day between the Term Start Date and the Term End Date. The Interim Value on a given day determines the amount available from that Strategy Account Option for Withdrawals, Surrender, and the other transactions listed below. The Interim Value is calculated at the end of the day.

The Interim Value for a Strategy Account Option will generally change each day, and the change may be positive or negative compared to the last day (even when the Index has increased in value). You should understand that the Interim Value for a Strategy Account Option on a day will not impact your investment in that Strategy Account Option unless one of the following transactions occurs on that day:

•	A fee or charge is deducted from the Strategy Account Option;

•

An amount is deducted from the Strategy Account Option due to a Surrender or Withdrawal (including a systematic Withdrawal, required minimum distribution, penalty-free Withdrawal or any other Withdrawal);

•	The Contract is annuitized;

•	The death benefit is paid; or

•	A Performance Lock occurs for any Strategy Account Option (that day being the Performance Lock Date).

In any of those circumstances, including the deduction of a periodic fee, the transaction will be processed based on the Interim Value for that Strategy Account Option on that day. If you have multiple ongoing Terms for Strategy Account Options that have different Term End Dates, the transactions listed above will be based on an Interim Value for some or all of your Strategy Account Options. For as long as you have multiple ongoing Terms for Strategy Account Options, there may be no time that any such transaction can be performed without the application of at least one Interim Value.

Interim Values for a Strategy Account Option generally reflect less upside potential and less downside protection than would otherwise apply on the Term End Date. As such, when a transaction is processed based on an Interim Value, the Interim Value could reflect less gain or more loss (perhaps significantly less gain or more loss) than would be applied on the Term End Date. This means that there could be significantly less money available under your Contract for Withdrawals, a Surrender, annuitization and the death benefit. The application of an Interim Value may result in a loss to an Owner even if the reference Index at the time of Withdrawal or Surrender or other transaction listed above is higher than on the Term Start Date. If you use the Performance Lock to lock-in an Interim Value that is lower than the amount you invested in that Strategy Account Option on the Term Start Date, you may be locking-in a loss.

The Interim Value for a Strategy Account Option is calculated using the following formula:

•	IV t = SB t x (1 + OUVt – OUV0 x Time Ratio – TC%)

Where:

SBt = Strategy Base on day of calculation

OUVt = Option Unit Value on day of calculation

OUV0 = Option Unit Value on Term Start Date

Time Ratio = Number of days remaining in Term / Number of days in Term

TC% = Trading Costs (stated as a percentage of Strategy Base)

•

Option Unit Value. The Option Unit Value is a rate that may be positive, negative, or zero. Gains and losses for Interim Values are not directly tied to the performance of the Index for the Strategy Account Option. We calculate the Option Unit Value by using a methodology that reflects changes in the values of hypothetical portfolio of financial instruments referencing the Index. The values of these instruments can be affected by factors such as Index performance, Index volatility (based on availability of calculation data), and interest rates. This methodology is designed to produce an estimate of the fair value of your investment in the Strategy Account Option on that day. The fair value is intended to reflect factors such as the likelihood, and magnitude of, a positive or negative Index Credit Rate on the Term End Date, the length of time remaining in the Term, and the risk of loss and the possibility of gain on the Term End Date.

•	Trading Costs. The trading costs are the estimated costs of selling the hypothetical portfolio of options prior to the Term End Date.

Our process for calculating Interim Values, including examples, is explained in detail in “APPENDIX A: INTERIM VALUE CALCULATIONS AND EXAMPLES”.

INDEX SUBSTITUTIONS

During a Term, if an Index is discontinued or becomes unavailable for any reason, we may substitute the Index with a new Index once we obtain all necessary regulatory approvals. We will notify you of any such substitution in writing. We will seek to notify you at least 30 days prior to substituting an Index for any Strategy Account Option in which you are invested. However, in the event that it is necessary to substitute on less than 30 days’ notice due to circumstances outside of our control, we will provide notice of the substitution as soon as practicable. If we substitute an Index, we will select a new Index that we determine in our judgment is comparable to the original Index. We may look at factors which include, but are not limited to, asset class, index composition, strategy, and index liquidity.

PERFORMANCE LOCK

The Contract includes a “Performance Lock” feature for certain Strategy Account Options. For all applicable Strategy Account Options, you may elect a manual Performance Lock and/or change your automatic Performance Lock settings, if available, on any day prior to the five (5) days before the Term End Date. If you exercise Performance Lock for a Strategy Account Option, your Interim Value for that Strategy Account Option on the Performance Lock Date is “locked-in.” You may exercise Performance Lock, as applicable, for one, some, or all of your Strategy Account Options. If you have multiple ongoing Terms for the same Strategy Account Option, you may exercise Performance Lock for one, some, or all of them. You may decide not to exercise Performance Lock at all. Once a Performance Lock occurs during a Term, the “locked-in” value of your investment in the Strategy Account Option will be credited with a daily interest at the Performance Lock Fixed Rate until the next Contract Anniversary.

If you exercise Performance Lock, you will be “locking-in” an Interim Value. Interim Values fluctuate daily, positively or negatively, and may be unfavorable to you. If you lock-in an amount that is lower than the amount you invested in that Strategy Account Option on the Term Start Date, you may be locking-in a loss. Locked-in amounts held in the applicable Strategy Account Option will not participate in any Index performance (positive or negative) after the date of lock-in. No Index Credit will be applied on the Term End Date of the Strategy Account Option for which you exercised Performance Lock. Depending on when you exercised Performance Lock, your investment might not participate in Index performance for up to one year.

You may “manually” exercise Performance Lock, if available, on any day prior to the five (5) days before the Term End Date, in which case we will lock-in the next Interim Value calculated after we receive your request in Good Order.

For certain Strategy Account Options, you may also exercise Performance Lock “automatically” based on a target performance gain that you provide us in advance, if available with the Strategy Account Option you choose. If you wish to enroll in this feature, you must provide us with instructions that identify a target performance gain percentage. After you enroll, Performance Lock will be automatically exercised if your Interim Value is greater than your Strategy Base by the percentage you specified. For instance, if you instruct us to exercise Performance Lock on any day that would lock-in at least a 5% gain, Performance Lock will be automatically exercised on any day that the Interim Value is at least 5% greater than your Strategy Base. You may cancel or change your Performance Lock instructions on any day prior to the five (5) days before the Term End Date if Performance Lock has not occurred.

If you submit instructions with your Contract application for Performance Lock to be automatically exercised for a Strategy Account Option, those instructions will apply to your Purchase Payment allocated to that Strategy Account Option. Those instructions will not apply to any other Strategy Account Option or any future Term. You must submit separate instructions to exercise Performance Lock automatically in those instances.

If you exercise Performance Lock manually, you won’t know the locked-in Interim Value in advance. The locked-in Interim Value may be lower or higher than the Interim Value that was last calculated before you submitted your request. If you exercise Performance Lock automatically, you will not know the locked-in Interim Value in advance, but the locked-in Interim Value will be triggered by the target performance gain that you set in advance. We will not provide advice or notify you regarding whether you should exercise the Performance Lock feature or the optimal time for doing so. We will not warn you if you exercise the Performance Lock feature at a sub-optimal time. We are not responsible for any losses related to your decision to exercise the Performance Lock feature.

On the Performance Lock Date, the amount locked-in to the applicable Strategy Account Option will equal the locked-in Interim Value. Thereafter, until the next Contract Anniversary, that amount will be credited the Performance Lock Fixed Rate each day, and will be reduced on a dollar-for-dollar basis for any fees, charges, or Withdrawals deducted.

Once you Performance Lock, the amount held in the applicable Strategy Account Option will remain there until the next Contract Anniversary unless withdrawn or annuitized. On the next Contract Anniversary, you may transfer the amount held in the applicable Strategy Account Option to any Allocation Account that is available for investment. We must receive your instructions at least five (5) days before the next Contract Anniversary. In the absence of instructions, the amount held in an applicable Strategy Account Option with a 1-year Term will be automatically renewed into the same Strategy Account Option for which you exercised Performance Lock and the amount held in an applicable Strategy Account Option with multi-year Term, will be transferred to the Fixed Account Option. If a Strategy Account Option with a 1-year Term is no longer available for investment, such amount will be transferred to the Fixed Account Option.

Other information about Performance Lock:

•	Exercise of a Performance Lock is irrevocable.

•	The instructions for an automatic Performance Lock can be changed or revoked any day prior to the five (5) days before the Term End Date.

•

There is no limit on the number of times that you may exercise Performance Lock during the Accumulation Phase, but it may be exercised only once during any single Term for any single Strategy Account Option.

•

If you have multiple ongoing Terms for the same Strategy Account Option, you may exercise Performance Lock for one, some, or all of them. You may provide separate manual or automatic Performance Lock instructions for any such Term.

•

If you exercise Performance Lock multiple times (for different Strategy Account Options) within a one year period, amounts held in the applicable Strategy Account Option that are attributable to one exercise of Performance Lock will be treated as distinct from any amounts attributable to another exercise of Performance Lock for purposes of crediting interest; deducting fees, charges, and Withdrawals; and transferring amounts from the applicable Strategy Account Option on the next Contract Anniversary.

•

We may change the Performance Lock Fixed Rate at any time at our discretion, subject to a guaranteed minimum interest rate of 0.25%. For any date on which a fee, charge, or Withdrawal is deducted from the applicable Strategy Account Option, daily interest will have been credited before the deduction of the fee, charge, or Withdrawal.

THE INDICES

Each Strategy Account Option credits interest based on the performance of one of the following Indices:

[Index 1]

[Index 2]

The Index Value at the end of a day is the closing value of the Index for that day. The Index Value on any day that is not a Business Day is the value of the Index at the end of the prior Business Day.

We rely on the Index Values reported to us by a third-party when administering the Contract.

The Indices track, directly or indirectly, the performance of a specific basket of stocks or other assets considered to represent a particular market or sector. By investing in a Strategy Account Option that is linked to the performance of an Index, you are not investing in the Index (it is not possible to invest directly in the Index) and you have no rights with respect to the Index. See “RISK FACTORS – INDEX RISK.”

You may request additional information about each Index from your financial representative.

TRANSFERS BETWEEN ALLOCATION ACCOUNTS

You may transfer Contract Value between Allocation Accounts only at certain times during the Accumulation Phase. You are permitted to transfer Contract Value from an Allocation Account in which you are currently invested only on the Term End Date (or Contract Anniversary after a Performance Lock) for that Allocation Account. Contract Value transferred into an Allocation Account cannot be applied to an ongoing Term. This means that when you transfer Contract Value between Allocation Accounts, the transfer will start a new Term for the Allocation Account receiving the transfer. Once you switch from the Accumulation Phase to the Income Phase, transfers will not be permitted.

You may transfer Contract Value among the Allocation Accounts, free of charge, or renew your Strategy Account Option Value into the same Strategy Account Option for a new Term, on the Term End Date (or Contract Anniversary after a Performance Lock). Transfers are not permitted during a Term (except transfers permitted on the next Contract Anniversary after a Performance Lock). You may transfer Contract Value into one or more of the available Strategy Account Options and the Fixed Account Option.

Transfer requests may only be submitted to us within [25] days of the Term End Date (or Contract Anniversary after a Performance Lock), and must be provided before Market Close at least five (5)] days prior to the Term End Date (or Contract Anniversary after a Performance Lock).

If we do not receive transfer instructions from you within the appropriate time frame, we will automatically transfer or renew, as applicable, your Strategy Account Option and/or Fixed Account Option Value as follows:

•

Your Contract Value in any expiring Strategy Account Option with a 1-year Term will remain in its current allocation for the next Term, subject to the applicable Upside Parameter rates declared for that Term. If your Contract Value is invested in a Strategy Account Option with a 1-year Term that is no longer available for investment, the Contract Value in the expiring Strategy Account Option will automatically be transferred to the Fixed Account Option, subject to the renewal interest rate, and will remain there until you provide transfer instructions.

•

Any Contract Value in an expiring Strategy Account Option with a multi-year Term or Fixed Account Option will automatically be transferred or renewed to the Fixed Account Option, subject to the applicable renewal interest rates. Amounts that are automatically renewed or transferred in the absence of transfer instructions cannot be transferred until the next Contract Anniversary.

We will notify you 25 days prior to the Term End Date (or Contract Anniversary after a Performance Lock) explaining the Strategy Account Options available to you for transfer on the next Term End Date (or Contract Anniversary after a Performance Lock) and directing you to our website where you can view the renewal interest rates and current Strategy Account Option rates declared for the next Term.

We require certain minimum transfer amounts and minimum Contract Value in connection with transfers in the Allocation Accounts from which the transfer is made or to which the transfer is made. You must transfer at least [$100] per transfer. If less than [$100] remains in an Allocation Account after a transfer, such amount must be transferred as well.

Telephone and Electronic Authorization

We may accept transfers by telephone or other electronic means unless you tell us not to on your Contract application. When receiving instructions over the telephone or other electronic means, we have procedures to provide reasonable assurance that the transactions executed are genuine. Thus, we are not responsible for any claim, loss or expense from any error resulting from instructions received over the telephone or by other electronic means. If we fail to follow our procedures, we may be liable for any losses due to unauthorized or fraudulent instructions.

Accepting Transfer Requests

We cannot guarantee that we will be able to accept telephone and/or electronic device transfer instructions at all times. Any telephone, fax or other electronic device, whether it is yours, your broker-dealer’s, or ours, can experience outages or delays for a variety of reasons and may prevent our processing of your transfer request. If telephone, fax, other electronic device and/or internet access is unavailable, you must make your transfer request in writing by U.S. Mail to our Annuity Service Center at the address below.

We reserve the right to modify, suspend or terminate telephone, fax and/or other electronic device transfer privileges at any time and we will notify you prior to exercising the right of suspension.

Submitting Transfer Instructions

Your transfer instructions must be received via one of the methods and locations referenced below; otherwise, they will not be considered received by us.

•	Telephone: (800) 445-7862

•	Internet: www.corebridgefinancial.com/annuities

•	United States Postal Service (first-class mail):

Annuity Service Center

P.O. Box 15570

Amarillo, Texas 79105-5570

•	Facsimile: (818) 615-1543

TERMS EXTENDING BEYOND THE LATEST ANNUITY DATE

Your Latest Annuity Date is the first Contract Anniversary following your 95th birthday. If your Contract is jointly owned, the Latest Annuity Date is based on the older Owner’s date of birth. When allocating Contract Value at a Term End Date among the available Allocation Accounts, you may not invest in any Strategy Account Option that has a Term that extends beyond the Latest Annuity Date. For example, an Owner aged 93 cannot allocate Contract Value to a Strategy Account Option with a 3-year or 6-year Term. If there is no eligible Strategy Account Option, only the Fixed Account Option will be available for investment. See “ANNUITY INCOME OPTIONS (INCOME PHASE).”

ACCESS TO YOUR MONEY

You can access money in your Contract in one of the following ways:

•	Partial Withdrawal or Surrender;

•	Systematic Withdrawal; or

•	Annuity Income Payment (during the Income Phase).

Withdrawals made prior to age 59 1⁄2 may result in a 10% Federal tax penalty. Certain Qualified plans restrict and/or prohibit your ability to withdraw money from your Contract. See “TAXES.”

Minimum Withdrawal Amount and Minimum Contract Value

	Minimum Withdrawal Amount	Minimum Contract Value(1)
Partial Withdrawal	$1,000	$2,500	(2)
Systematic Withdrawal	$100	$2,500	(2)

(1)	The Contract Value left in any Allocation Account must be at least $100 after a Withdrawal.
(2)	The total Contract Value must be at least $2,500 after a Withdrawal.

Where permitted by state law, we may terminate your Contract if your Contract Value is less than $2,500 as a result of Withdrawals and/or fees and charges. We will provide you with 60 days written notice that your Contract is being terminated. At the end of the notice period, we will distribute the remaining Contract Value to you.

PENALTY-FREE WITHDRAWAL AMOUNT

Your Contract provides for a penalty-free Withdrawal amount each Contract Year. The penalty-free Withdrawal amount is the portion of your Contract Value that we allow you to take out without being subject to a Withdrawal Charge and MVA.

Your maximum annual penalty-free Withdrawal amount equals 10% of the previous Contract Anniversary Contract Value (and if withdrawn in the first Contract Year, the Purchase Payment amount).

If, in any Contract Year, you choose to take less than the full penalty-free Withdrawal amount, you may not carry over the unused amount as an additional penalty-free Withdrawal in subsequent years.

Assessment of Withdrawal Charges and MVA

We deduct a Withdrawal Charge and apply a MVA applicable to any amount of a partial Withdrawal or Surrender in excess of your penalty-free Withdrawal amount made before the end of the Withdrawal Charge Period. Before purchasing this Contract, you should consider the effect of Withdrawal Charges and MVA on your investment if you need to withdraw more than the annual penalty-free amount during the Withdrawal Charge Period, and you should discuss with your financial representative.

The Withdrawal Charge percentage is determined by the number of years the Purchase Payment has been in the Contract at the time of the Withdrawal. See “FEES AND CHARGES – WITHDRAWAL CHARGES.”

When you make a partial Withdrawal, we deduct it from any remaining annual penalty-free Withdrawal amount first, and then from any remaining Contract Value.

If you request to Surrender your Contract, we may also deduct any premium taxes, if applicable. If you Surrender your Contract, Withdrawal Charges will be assessed if your Purchase Payment is still subject to Withdrawal Charges. See “FEES AND CHARGES.”

Impact of Withdrawal Charges and MVA

Example

For purposes of this example, you make a Purchase Payment of $100,000. We will assume a 0% growth rate in the Contract Value over the life of the Contract, no Interim Value changes over the life of the Contract, and no election of optional feature. In Contract Year 2, you take out your maximum penalty-free Withdrawal of $10,000. After that penalty-free Withdrawal your Contract Value is $90,000. In the 3rd Contract Year, you Surrender your Contract. We will apply the following calculation to the Cash Value on Withdrawal or Surrender:

The greater of (A minus B) minus C, or D where:

A=Your Contract Value at the time of your request for Withdrawal ($90,000)

B=The Withdrawal Charge (($90,000 – penalty-free Withdrawal of $9,000) x 7% = $5,670)

C=A Market Value Adjustment assuming an MVA loss factor of 3.50% ($90,000 – penalty-free Withdrawal of $9,000) x 3.50% = $2,835

D=Your Minimum Withdrawal Value (assume $80,000) available on Withdrawal or Surrender

Cash Value is the greater of the values ($90,000 – $5,670 - $2,835 = $81,495, or $80,000), which is $81,495

Required Minimum Distributions

If you are taking required minimum distributions, we waive any Withdrawal Charges and MVAs applicable to those Withdrawals related to this Contract only.

Annuity Income Payments

Any time after your fifth Contract Anniversary, you may annuitize and receive annuity income payments for a specified period of time and at a frequency as elected by you. We will waive any applicable Withdrawal Charges and MVAs upon processing of your request to annuitize the Contract. See “ANNUITY INCOME OPTIONS (INCOME PHASE).”

Processing Withdrawal Requests

A request to access money from your Contract, as outlined above, must be submitted in writing and in Good Order to the Annuity Service Center at P.O. Box 15570, Amarillo, TX 79105-5570.

For Withdrawals of $500,000 and more, you are required to include a signature guarantee issued by your broker-dealer which verifies the validity of your signature.

Any request for Withdrawal will be effective as of the day it is received by us in Good Order at the Annuity Service Center, if the request is received before Market Close. If the request for Withdrawal is received after Market Close, the request will be effective as of the next Business Day. Withdrawals are processed effective the date they are deemed in Good Order and payments are generally made within 7 days.

We may be required to suspend or postpone the payment of a Withdrawal for any period of time when: (1) the NYSE is closed (other than a customary weekend and holiday closings); (2) trading on the NYSE is restricted; (3) an emergency exists such that determination of the Index Value is not reasonably practicable; (4) the SEC, by order, so permits for the protection of Owners.

Additionally, we reserve the right to defer payments for a Withdrawal from a Fixed Account Option for up to six months.

Surrender

We calculate Withdrawal Charges and MVA upon Surrender of the Contract after we receive your request in Good Order. We will return your Cash Value generally within seven (7) days of the request.

Prior to annuitization, your Cash Value represents the total amount that is available for Surrender. Your Cash Value is equal to the Contract Value after adjustment for any applicable Withdrawal Charges, fees, and MVA. Your Cash Value may be lower than or equal to your Contract Value. Your Cash Value will never be less than the Minimum Withdrawal Value. Upon annuitization, your Contract does not have a Cash Value.

SYSTEMATIC WITHDRAWAL PROGRAM

During the Accumulation Phase, you may elect to receive periodic Withdrawals under the Systematic Withdrawal Program for no additional charge. Under the program, Withdrawals are taken proportionally from all Allocation Accounts and you may choose to take monthly, quarterly, semi-annual or annual Withdrawals from your Contract. Electronic transfer of these periodic Withdrawals to your bank account is available.

Please contact our Annuity Service Center which can provide the necessary enrollment forms. A Withdrawal Charge and MVA may apply if the amount of the periodic Withdrawals in any year exceeds the penalty-free Withdrawal amount permitted each Contract Year.

Upon notification of your death, we will terminate the Systematic Withdrawal Program.

We reserve the right to modify, suspend or terminate the Systematic Withdrawal Program at any time.

WAIVER OF WITHDRAWAL CHARGE AND MARKET VALUE ADJUSTMENT

We will waive Withdrawal Charges and Market Value Adjustments for the following:

EXTENDED CARE WAIVER

If you are receiving extended care in a Qualified Facility for 90 consecutive days or longer, Withdrawal Charges and MVA may be waived in the event an Owner receives qualifying extended care.

•	Extended care must begin at least one year after the Contract Issue Date.

•	Extended care must be provided in a Qualified Facility for at least 90 consecutive days.

•	The Owner has 30 days to be confined again for the same/related cause for the period to be deemed uninterrupted (i.e., not required to satisfy another 90 consecutive days).

•	Coverage terminates on the earliest of the date on which any Owner turns age 86, or the date on which the Contract is terminated or Surrendered.

•

“Qualified Facility” means a facility that is located in the United States or its territories and that is an Assisted Living Facility, Hospital, or Nursing Facility that provides Medically Necessary care by a Qualified Medical Professional or Physician and is not an Excluded Facility as described below.

Assisted Living Facility – A facility is an “Assisted Living Facility” if all of the following apply:

•	Is licensed and/or certified as an Assisted Living Facility; and

•	Is primarily engaged in providing continuous nursing services by or under the supervision of a Physician or a Qualified Medical Professional; and

•	Provides continuous room and board for an extended period of time.

Hospital – A facility is a “Hospital” if any of the following apply:

•	Is licensed and operated as a hospital; or

•	Is accredited as a hospital by the Joint Commission on the Accreditation of Healthcare Organizations; or

•	Operates as a hospital under law.

Nursing Facility – A facility is a “Nursing Facility” if all of the following apply:

•	Is licensed and/or certified as a Nursing Facility; and

•	Is solely engaged in providing continuous nursing service that is Medically Necessary by or under the supervision of a Physician or a Qualified Medical Professional; and

•	Administers a planned program of 24-hour observation and treatment by a Physician and/or Qualified Medical Professional; and

•	Provides continuous room and board for an extended period of time.

Excluded Facility – A facility is an “Excluded Facility”, even if it meets the definition of Assisted Living Facility, Hospital, or Nursing Facility if it is one of the following:

•	Alcohol or chemical treatment center (or similar center); or

•	Home for the aged; or

•	Community living center; or

•	Senior living facility; or

•	Place that solely provides accommodations, room and/or board; or

•	Place that primarily provides personal care services to those whom do not need daily medical or nursing care; or

•	Place that provides in-home care.

A “Qualified Medical Professional” or “Physician” is a person who is licensed in the United States by a state or federal licensing authority for such practitioners to diagnose and prescribe Medically Necessary care for a condition requiring Extended Care confinement in a Qualified Facility, acting within the scope of his or her license, and not a resident of the Owner’s household or related to the Owner by blood or marriage. The term “Medically Necessary” means appropriate and consistent with the diagnosis in accord with accepted standards of practice and which could not have been omitted without adversely affecting the individual’s condition.

In order to use this waiver, you must submit the following documents to the Annuity Service Center:

(1) A completed claim form that we will provide upon request; and

(2) Any authorization required by us to obtain information and documentation from a third party; and

(3) Written consent to the claim, in a form acceptable to us, of any applicable irrevocable Beneficiary, assignee or other required party.

We reserve the right to require an examination of the Owner by a Qualified Medical Professional or Physician of our choice and to acquire a second opinion from such Qualified Medical Professional or Physician at our expense. In case of conflicting opinions, we may require, and will pay for, a third opinion from a different Qualified Medical Professional or Physician, mutually acceptable to the Owner and us, which shall be determinative.

If any Owner is not an individual, this waiver of Withdrawal Charge and MVA provision will apply to the Annuitant or joint Annuitant.

TERMINAL ILLNESS WAIVER

We may waive any applicable Withdrawal Charge and MVA to partial Withdrawals or Surrenders if, at any time on and after the Contract Issue Date, you are initially diagnosed as having a Terminal Illness by a Qualified Physician.

The term “Terminal Illness” means any disease or medical condition which a Qualified Physician expects will result in death within one year from the date of certification. A “Qualified Physician” is a person who is licensed to practice medicine in the United States by a state or federal licensing authority, specially trained to diagnose and treat the condition causing the Terminal Illness, acting within the scope of his or her license, and not a resident of the Owner’s household or related to the Owner by blood or marriage. In order to use this waiver, you must submit the following documents to the Annuity Service Center:

(1) A completed claim form that we will provide upon request; and

(2) Any authorization required by us to obtain information and documentation from a third party; and

(3) Written consent to the claim, in a form acceptable to us, of any applicable irrevocable Beneficiary, assignee or other required party.

(4) The diagnosis of Terminal Illness must be in the form of written documentation, signed by a Qualified Physician, supported by clinical, radiological or laboratory evidence of the Owner’s Terminal Illness.

We reserve the right to require an examination of the Owner by a Qualified Physician of our choice and to acquire a second opinion from such Qualified Physician at our expense. In case of conflicting opinions, we may require, and will pay for, a third opinion from a different Qualified Physician, mutually acceptable to the Owner and us, which shall be determinative.

If any Owner is not an individual, this waiver of Withdrawal Charge and MVA provision will apply to the Annuitant or joint Annuitant.

See “APPENDIX F: STATE VARIATIONS” for state specific information regarding the availability of the Extended Care Waiver and Terminal Illness Waiver.

DEATH BENEFITS

You must elect one of the death benefit options at the time you purchase your Contract. An optional death benefit is available for an additional fee. Once elected, you cannot change your death benefit option. You should discuss the available options with your financial representative to determine which option is best for you.

We do not pay a death benefit if (i) your Contract Value is reduced to zero or (ii) you die after you begin the Income Phase. Your Beneficiary would receive any remaining guaranteed annuity income payments in accordance with the annuity income option you selected. See “ANNUITY INCOME OPTIONS.”

We pay a death benefit to your Beneficiary(ies) if you die during the Accumulation Phase. The death benefit will become payable upon death of the following individual.

Owner	Payable Upon the Death of
Natural persons	Owner (or first to die, if jointly owned)
Non-natural person (e.g., Trust)	Annuitant

Beneficiary Designation

You must notify us in writing of the Beneficiary(ies) who will receive any death benefit payments under your Contract. You may change the Beneficiary at any time, unless otherwise specified below.

•	If your Contract is jointly owned, the surviving joint Owner must be the sole primary Beneficiary. Any other individual you designate as Beneficiary will be the contingent Beneficiary.

•	If the Owner is a non-natural person, then joint Annuitants, if any, shall be each other’s sole primary Beneficiary, except when the Owner is a charitable remainder trust.

•

If the Owner is a trust, whether as an agent for a natural person or otherwise, you should consult with your tax and/or legal adviser to determine whether the Contract is an appropriate trust investment.

Death Benefit Processing

We process death benefit requests when we receive all required documentation, including satisfactory proof of death, in Good Order, at the Annuity Service Center.

Satisfactory proof of death includes, but may not be limited to:

(1) A certified copy of the death certificate; or

(2) A certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

(3) A written statement by a medical doctor who attended to the deceased at the time of death.

When Death Benefits are Calculated

All death benefit calculations are made no later than one Business Day after all required documentation is received in Good Order at the Annuity Service Center.

The Contract Value will remain invested pursuant to the Owner’s latest allocation instructions on file subject to the limitations described in this prospectus until we receive notification of death and/or death claim paperwork in Good Order. Thereafter, a Beneficiary may elect one of the death benefit settlement options by contacting the Annuity Service Center.

If we receive notification of the Owner’s death before any previously requested transaction is completed (including systematic transfer and Withdrawal programs), we will cancel the previously requested transaction.

For contracts in which the aggregate of all Purchase Payments in contracts issued by AGL and/or US Life to the same Owner/Annuitant are in excess of the Purchase Payment Limit, we reserve the right to limit the death benefit amount that is in excess of the Contract Value at the time we receive all paperwork and satisfactory proof of death. Any limit on the maximum death benefit payable would be mutually agreed upon in writing by you and the Company prior to purchasing the Contract.

Death Benefit Settlement Options

Your Beneficiary must elect one of the following settlement options after providing required documentation, including satisfactory proof of death, in Good Order.

•	Lump sum payment,

•	Annuity Income Option,

•	Continue the Contract as the Spousal Beneficiary, or under a Beneficiary continuation option, if available, or

•	A payment option that is mutually agreeable.

In general, the death benefit must be paid within five (5) years of the date of death unless the Beneficiary elects to have it payable in the form of an annuity income option. If the Beneficiary elects an annuity income option, it must be paid over the Beneficiary’s life expectancy or a shorter period. Payments associated with such election must begin within one (1) year of death. Federal tax law may limit the Beneficiary’s death benefit and payout options available after your death. See “ANNUITY INCOME OPTIONS.”

DEATH BENEFIT OPTIONS

CONTRACT VALUE DEATH BENEFIT

The Contract Value death benefit is equal to the greater of the (1) Contract Value or (2) Minimum Withdrawal Value on the Business Day we receive all required documentation in Good Order.

Depending on the broker-dealer with which your financial representative is affiliated, in order to purchase your Contract, you may be required to elect the Return of Purchase Payment Death Benefit. Please check with your financial representative for availability and additional restrictions.

OPTIONAL RETURN OF PURCHASE PAYMENT DEATH BENEFIT

For an additional fee, you may elect the Return of Purchase Payment Death Benefit which can provide greater protection for your beneficiaries. You may only elect the Return of Purchase Payment Death Benefit at the time you purchase your Contract and you cannot change your election thereafter at any time. The fee for the Return of Purchase Payment Death Benefit is 0.20% (annually based on remaining Net Purchase Payments). The fee will be deducted proportionally from the Strategy Account Options and charged on each Contract Anniversary. The fee is pro-rated upon death or Surrender. You may pay for the optional Return of Purchase Payment Death Benefit and your Beneficiary may never receive the benefit once you begin the Income Phase. The Return of Purchase Payment Death Benefit can only be elected prior to your 76th birthday.

The Return of Purchase Payment Death Benefit is the greatest of the (1) Contract Value; (2) Minimum Withdrawal Value; or (3) Net Purchase Payments.

See APPENDIX E: “OPTIONAL RETURN OF PURCHASE PAYMENT DEATH BENEFIT EXAMPLES.”

Impact of Interim Value on Death Benefit

If the Contract is invested in a Strategy Account Option, and the death benefit becomes payable before the Term End Date, the amount payable from that Strategy Account Option will be calculated based on the Interim Value of that Strategy Account Option. Interim Values for a Strategy Account Option generally reflect less upside potential and less downside protection than would otherwise apply on the Term End Date. As such, the Interim Value could reflect less gain or more loss (perhaps significantly less gain or more loss) than would be applied on the Term End Date. This means that there could be significantly less money available under your Contract for both the Contract Value death benefit and the Return of Purchase Payment Death Benefit.

SPOUSAL CONTINUATION

The Continuing Spouse may elect to continue the Contract after your death. A spousal continuation can only take place once, upon the death of the original Owner of the Contract.

Upon election of spousal continuation:

•	Generally, the Contract, its benefits and elected features, if any, remain the same.

•	The Continuing Spouse is subject to the same fees, charges and expenses applicable to the original Owner of the Contract. See “FEES AND CHARGES.”

•	The Continuing Spouse may not terminate the Return of Purchase Payment Death Benefit if elected at the time the original Owner purchase the Contract.

•	The Continuing Spouse will be subject to the investment risk of the Strategy Account Options, as was the original Owner.

Under current tax law, non-spousal joint Owners (including Domestic Partners) are not eligible for spousal continuation. Upon a spousal continuation, we will contribute the Continuation Contribution, if any, to the Contract Value. The Continuation Contribution is not considered a Purchase Payment for the purposes of any other calculations except the death benefit following the Continuing Spouse’s death. We will add any Continuation Contribution as of the date we receive both the Continuing Spouse’s written request to continue the Contract and satisfactory proof of death of the original Owner (“Continuation Date”) at the Annuity Service Center.

The age of the Continuing Spouse on the Continuation Date will be used to determine any future death benefits under the Contract. If you elected the Return of Purchase Payment Death Benefit, the death benefit payable upon the Continuing Spouse’s death would differ depending on the Continuing Spouse’s age on the Continuation Date. See “APPENDIX D: DEATH BENEFITS FOLLOWING SPOUSAL CONTINUATION” for a discussion of the death benefit calculations upon a Continuing Spouse’s death.

Investments in Allocation Accounts Upon Spousal Continuation

Upon spousal continuation, the Continuing Spouse may remain invested in the existing Allocation Account(s) in accordance with the general terms of the Contract or transfer the total Contract Value into the Fixed Account Option, where it will remain until new allocation instructions are provided. Any Continuation Contribution will be applied proportionally among the existing Allocation Account(s).

If a Term for an Allocation Account ends while the death claim is pending, Contract Value invested in a 1-year Term Strategy Account Option will be automatically transferred to the same Strategy Account Option for another Term. If the same 1-year Term Strategy Account Option is not available for investment, the Contract Value will be automatically transferred to the Fixed Account Option until the death claim can be processed. Contract Value invested in a multi-year Term Strategy Account Option or in the Fixed Account Option will be transferred or renewed to the Fixed Account Option. All such transfers will be subject to the current rates applicable for the new Term.

FEES AND CHARGES

There are fees and charges associated with the Contract that may reduce the return on your investment.

If a fee or charge is deducted from a Strategy Account Option before the Term End Date (including a periodic fee or charge), the deduction will be from the Interim Value of your investment in that Strategy Account Option. As discussed, when a transaction is processed based on an Interim Value, the Interim Value could reflect less gain or more loss (perhaps significantly less gain or more loss) than would be applied on the Term End Date. The deduction would also result in a Negative Adjustment to your Strategy Base, which will result in lower Interim Values for the remainder of the Term and could result in less gain (if any) or more loss on the Term End Date.

WITHDRAWAL CHARGES

The Contract provides a penalty-free Withdrawal amount every Contract Year. See “ACCESS TO YOUR MONEY.” You may incur a Withdrawal Charge if you take a Withdrawal in excess of the penalty-free Withdrawal amount or if you Surrender your Contract. Withdrawal Charges reimburse us for the cost of Contract sales, expenses associated with issuing your Contract and other acquisition expenses. We apply a Withdrawal Charge schedule to the Contract Value being withdrawn which exceeds the annual penalty-free Withdrawal amount (and if withdrawn in the first Contract Year, the Purchase Payment amount). The Withdrawal Charge percentage declines over time.

Withdrawal Charge Schedule:

Years Since Purchase Payment Receipt	0	1	2	3	4	5	6+
Withdrawal Charge percentage	8%	8%	7%	6%	5%	4%	0%

If you take a partial Withdrawal, you can choose whether any applicable Withdrawal Charge and MVA is deducted from the amount withdrawn or from the Contract Value remaining after the amount withdrawn. If you Surrender your Contract, we deduct any applicable Withdrawal Charge from the amount surrendered. Withdrawals made prior to age 59 1⁄2 may result in a federal tax penalty. See “TAXES.”

No Withdrawal Charge and MVA is imposed on:

•	cancellations of the Contract during the free look period,

•	Withdrawals after the Withdrawal Charge Period has ended,

•	the penalty-free Withdrawal amount,

•	death benefit proceeds,

•	amounts converted to annuity income payments,

•	Withdrawals by Owners to meet the required minimum distribution (“RMD”) related to this Contract only,

•	Withdrawals taken under the Extended Care Waiver or Terminal Illness Waiver. or

•	the Minimum Withdrawal Value.

MARKET VALUE ADJUSTMENT (“MVA”)

You may be subject to a MVA if you take a Withdrawal in excess of the penalty-free Withdrawal amount or Surrender during the Withdrawal Charge Period. Withdrawals are not subject to MVAs after the Withdrawal Charge Period ends.

When applied, a MVA may be positive, negative or zero. Negative MVAs will decrease your Withdrawal amount. If a MVA is positive, it will increase your Withdrawal amount. If a MVA is equal to zero, it will have no effect on your Withdrawal amount.

The MVA is intended to approximate, without duplicating, our experience when we liquidate assets in order to satisfy our payment obligations under the Contract. We utilize a market value adjustment reference rate to determine this approximation. When liquidating assets, we may realize either a gain or a loss. If the market value adjustment reference rate has increased relative to the market value adjustment reference rate on the Contract Issue Date, the MVA will reduce the amount you receive. Conversely, if the market value adjustment reference rate has decreased relative to the market value adjustment reference rate on the Contract Issue Date, the MVA will increase the amount you receive.

To determine the MVA, we first calculate the MVA Factor:

•	MVA Factor = (J-I) x (N/12)

Where:

J = The yield associated with the [Index A] determined as of the date of the Withdrawal

I = The yield associated with the [Index A] determined as of the Contract Issue Date

N = The number of whole months remaining until the end of the Withdrawal Charge Period

We then determine the dollar amount of the MVA:

•	MVA Amount for Partial Withdrawal = greater of: {(Amount Withdrawn – Penalty-Free Withdrawal Amount) or 0} x MVA Factor

•	MVA Amount for Surrender = (Contract Value – Penalty-Free Withdrawal Amount) x MVA Factor

Finally, we apply the MVA amount to your Withdrawals and Surrender amount:

•	Net Withdrawal Amount = Withdrawal Amount – Withdrawal Charge – MVA Amount

•	Cash Value = greater of: (Contract Value – Withdrawal Charge – MVA Amount) or Minimum Withdrawal Value

The market value adjustment reference rate refers to the yield of the [Index A]. The market value adjustment reference rate of the [Index A] as of the Contract Issue Date (the “initial market value adjustment reference rate”) is included in your Contract. The daily market value adjustment reference rate may be obtained thereafter by contacting the Annuity Service Center. If the daily market value adjustment reference rate is not available on any day on which the value is needed, we will use the market value adjustment reference rate for the previous Business Day. If the market value adjustment reference rate is no longer available, or if we at our sole discretion determine that the market value adjustment reference rate is no longer appropriate for purposes of calculating the MVA, we will substitute another method for determining the MVA, subject to any required regulatory approval. We will notify you of any such change. See “Appendix B: MVA Examples” for examples of the MVA calculation.

Order of Withdrawal to Determine Withdrawal Charge and MVA

For the purposes of determining the applicable Withdrawal Charge and MVA, the Withdrawal will be attributed to amounts in the following order:

(1)	Any remaining penalty-free Withdrawal amount will not be charged a Withdrawal Charge and is not subject to MVA; and

(2)	Any Withdrawal amount in excess of the remaining penalty-free Withdrawal amount will be charged the applicable Withdrawal Charge, if within the Withdrawal Charge Period, and is subject to MVA.

OPTIONAL RETURN OF PURCHASE PAYMENT DEATH BENEFIT FEE

If you elect the optional Return of Purchase Payment Death Benefit at the time you purchase the Contract, you will be subject to an additional fee of 0.20% (annually based on remaining Net Purchase Payments). The fee will be deducted proportionally from the Strategy Account Options and charged on each Contract Anniversary. The fee is pro-rated upon death or Surrender.

PREMIUM TAXES

Certain states charge the Company a tax on Purchase Payments that ranges from 0% to 3.5%. Some states assess this premium tax when the Contract is issued while other states only assess the tax upon annuitization. The Company may advance any tax amount due, but we will deduct such amount from your Contract Value only when and if you begin the Income Phase (annuitization).

INCOME TAXES

We do not currently deduct income taxes from your Contract. We reserve the right to do so in the future.

REDUCTION OR ELIMINATION OF FEES, CHARGES AND ADDITIONAL AMOUNTS CREDITED

Sometimes sales of contracts to groups of similarly situated individuals may lower our fees and expenses. We determine which groups are eligible for this treatment. Some of the criteria we evaluate to make a determination are size of the group; amount of expected Purchase Payments; relationship existing between us and the prospective purchaser; length of time a group of contracts is expected to remain active; purpose of the purchase and whether that purpose increases the likelihood that our expenses will be reduced; and/or any other factors that we believe indicate that fees and expenses may be reduced.

The Company may make such a determination regarding sales to its employees, its affiliates’ employees and employees of currently contracted broker-dealers; its registered representatives; and immediate family members of all of those described. Currently, the Company credits an additional amount to contracts sold to the following groups: (1) employees of the Company and its affiliates, and their immediate family members; (2) appointed agents and registered representatives of broker-dealers that sell the Company’s and its affiliates’ annuity contracts, and the agents’ and registered representatives’ immediate family members; however, certain broker-dealers may limit crediting this additional amount to employees only; (3) trustees of mutual funds offered in the Company’s and its affiliates’ annuity contracts. The additional amount credited to a contract sold to one of the above individuals will generally equal the commission payable on the initial purchase payment for the contract.

ORDERING OF FEES AND CHARGES

On the Term End Date for a Strategy Account Option, fees and charges are applied after the Index Credit. Likewise, before the Term End Date for a Strategy Account Option, gains and losses resulting from Interim Value adjustments are applied before fees and charges. For the Fixed Account Option, fees and charges are applied after daily interest.

MAXIMUM POTENTIAL LOSS DUE TO INTERIM VALUE

Before the Term End Date for a Strategy Account Option, if you take a Surrender or Withdrawal, or if you exercise the Performance Lock, or if you annuitize the Contract, or if the Contract’s death benefit is paid, or if a fee or charge is deducted from that Strategy Account Option, the transaction will be based on the Interim Value of your investment in that Strategy Account Option. The application of an Interim Value to such transactions could result in a loss beyond the Buffer for the Strategy Account Option. In extreme circumstances, for any Strategy Account Option, the total loss could be 100% (i.e., a complete loss of your principal and any prior earnings).

PAYMENTS IN CONNECTION WITH DISTRIBUTION OF THE CONTRACT

Payments We Make

We make payments in connection with the distribution of the Contracts that generally fall into the three categories below.

As a result of the payments that financial representatives may receive from us or other companies, some financial representatives may have a financial incentive to offer you a new contract in place of the one you already own. You should consider exchanging a contract you already own only if you determine, after comparing the features, fees, and risks of both contracts, that it is better for you to purchase the new contract rather than continue to own your existing contract.

Commissions. Registered representatives of affiliated and unaffiliated broker-dealers (“selling firms”) licensed under federal securities laws and state insurance laws sell the Contract to the public. The selling firms have entered into written selling agreements with the Company and Corebridge Capital Services, Inc., the distributor of the Contracts. We pay commissions to the selling firms for the sale of your Contract. The selling firms are paid commissions for the promotion and sale of the

Contracts according to one or more schedules. The amount and timing of commissions will vary depending on the selling firm and its selling agreement with us. For example, as one option, we may pay upfront commission only, up to a maximum [7.00]% of the Purchase Payment you invest (which may include promotional amounts we may pay periodically as commission specials). Another option may be a lower upfront commission on the Purchase Payment, with a trail commission of up to a maximum [1.20]% of Contract Value annually for the life of the Contract.

The registered representative who sells you the Contract typically receives a portion of the compensation we pay to their selling firm, depending on the agreement between the selling firms and its registered representative and their internal compensation program. We are not involved in determining your registered representatives’ compensation.

Additional Cash Compensation. We may enter into agreements to pay selling firms support fees in the form of additional cash compensation (“revenue sharing”). These revenue sharing payments may be intended to reimburse the selling firms for specific expenses incurred or may be based on sales, certain assets under management, longevity of assets invested with us and/or a flat fee. Asset-based payments primarily create incentives to service and maintain previously sold contracts. Sales-based payments primarily create incentives to make new sales of contracts.

These revenue sharing payments may be consideration for, among other things, product placement/preference and visibility, greater access to train and educate the selling firm’s registered representatives about our contracts, our participation in sales conferences and educational seminars and for selling firms to perform due diligence on our contracts. The amount of these fees may be tied to the anticipated level of our access in that selling firm.

We enter into such revenue sharing arrangements in our discretion and we may negotiate customized arrangements with selling firms, including affiliated and non-affiliated selling firms based on various factors. These special compensation arrangements are not offered to all selling firms and the terms of such arrangements may vary between selling firms depending on, among other things, the level and type of marketing and distribution support provided, assets under management and the volume and size of the sales of our contracts.

If allowed by their selling firm, a registered representative or other eligible person may purchase a contract on a basis in which an additional amount is credited to the contract. See “FEES AND CHARGES – REDUCTION OR ELIMINATION OF FEES, CHARGES AND ADDITIONAL AMOUNTS CREDITED.”

Non-Cash Compensation. Some registered representatives and their supervisors may receive various types of non-cash compensation such as gifts, promotional items and entertainment in connection with our marketing efforts. We may also pay for registered representatives to attend educational and/or business seminars. Any such compensation is paid in accordance with SEC and FINRA rules.

ANNUITY INCOME OPTIONS (INCOME PHASE)

What is the Income Phase?

During the Income Phase, we use the money accumulated in your Contract to make regular payments to you. This is known as “annuitizing” your Contract. At this point, the Accumulation Phase ends. You will no longer be able to take Withdrawals of Contract Value and all other features and benefits of your Contract will terminate, including your ability to Surrender your Contract. Beginning the Income Phase is an important event. You have different options available to you. You should discuss your options with your financial representative and/or tax adviser so that together you may make the best decision for your particular circumstances.

When does the Income Phase begin?

Generally, you can annuitize your Contract any time after your fifth Contract Anniversary (“Annuity Date”) and on or before the Latest Annuity Date (defined below) by completing and mailing the Annuity Option Selection Form to our Annuity Service Center. If you do not request to annuitize your Contract on the Annuity Date of your choice, your Contract will be annuitized on the Latest Annuity Date. If your Contract is jointly owned, the Latest Annuity Date is based on the older Owner’s date of birth. Your Latest Annuity Date is defined as the Contract Anniversary following your 95th birthday. For example, if your 95th birthday is July 8, 2024, and your Contract Anniversary is September 9, 2024, then the Latest Annuity Date is September 9, 2024, your initial annuity income payment will be on the first Business Day of the month after the Latest Annuity Date.

How do I elect to begin the Income Phase?

You must select one of the annuity income payment options below that best meets your needs by mailing a completed Annuity Option Selection Form to our Annuity Service Center. If you do not select an annuity income payment option, your Contract will be annuitized in accordance with the default annuity income payment option specified under “Annuity Income Options” below.

What is the impact on the death benefits if I annuitize?

Upon annuitizing the Contract, the death benefit (including a Return of Premium Payment Death Benefit, if elected) will terminate. See “DEATH BENEFITS.”

ANNUITY INCOME OPTIONS

You must send a written request to our Annuity Service Center to select an annuity income option. Once you begin receiving annuity income payments, you cannot change your annuity income option. If you elect to receive annuity income payments but do not select an annuity income option, your annuity income payments shall be in accordance with Option 4 with a guaranteed period of 10 years; for annuity income payments based on joint lives, the default is Option 3 with a guaranteed period of 10 years. Generally, the amount of each annuity income payment will be less with greater frequency of payments or if you chose a longer period certain guarantee.

We base our calculation of annuity income payments on the life expectancy of the Annuitant and the annuity rates set forth in your Contract. In most Contracts, the Owner and Annuitant are the same person. The Owner may change the Annuitant if different from the Owner at any time prior to the Annuity Date. The Owner must notify us if the Annuitant dies before the Annuity Date and designate a new Annuitant. If we do not receive a new Annuitant election, the Owner may not select an annuity income option based on the life of the Annuitant.

If the Contract is owned by a non-natural Owner, the Annuitant cannot be changed after the Contract has been issued and the death of the Annuitant will trigger the payment of the death benefit.

If you elect a lifetime-based annuity income option without a guaranteed period, your annuity income payments depend on longevity only. That means that you may potentially not live long enough to receive an annuity income payment. If you die before the first annuity income payment, no annuity income payments will be made.

Annuity Income Option 1 – Life Income Annuity

This option provides annuity income payments for the life of the Annuitant. Annuity income payments end when the Annuitant dies.

Annuity Income Option 2 – Joint and Survivor Life Income Annuity

This option provides annuity income payments for the life of the Annuitant and for the life of another designated person. Upon the death of either person, we will continue to make annuity income payments during the lifetime of the survivor. Annuity income payments end when the survivor dies. For Qualified contracts, under certain circumstances, the survivor’s annuity income payments may be limited based on the Internal Revenue Code.

Annuity Income Option 3 – Joint and Survivor Life Income Annuity with 10 or 20 Years Guaranteed

This option is similar to Option 2 above, with an additional guarantee of payments for at least 10 or 20 years, depending on the period chosen. If the Annuitant and the survivor die before all of the guaranteed annuity income payments have been made, the remaining annuity income payments are made to the Beneficiary under your Contract. A guarantee of payments greater than 10 years may not be available to all Beneficiaries. For Qualified contracts, under certain circumstances the survivor’s annuity income payments may be limited based on the Internal Revenue Code.

Annuity Income Option 4 – Life Income Annuity with 10 or 20 Years Guaranteed

This option is similar to income Option 1 above with an additional guarantee of payments for at least 10 or 20 years, depending on the period chosen. If the Annuitant dies before all guaranteed annuity income payments are made, the remaining annuity income payments are made to the Beneficiary under your Contract. A guarantee of payments greater than 10 years may not be available to all Beneficiaries. For Qualified Contracts, under certain circumstances the Beneficiary’s annuity income payments may be limited based on the Internal Revenue Code.

Annuity Income Option 5 – Income for a Specified Period

This option provides annuity income payments for a guaranteed period ranging from 5 to 30 years, depending on the period chosen. If the Annuitant dies before all the guaranteed annuity income payments are made, the remaining annuity income payments are made to the Beneficiary under your Contract. A guarantee of payments for more than 10 years may not be available to all Beneficiaries. For Qualified Contracts, under certain circumstances the Beneficiary’s annuity income payments may be limited based on the Internal Revenue Code. Additionally, if annuity income payments are elected under this option, you (or the Beneficiary under the Contract if the Annuitant dies prior to all guaranteed annuity income payments being made) may redeem any remaining guaranteed annuity income payments after the Annuity Date. Upon your request, the Contract may be commuted if a period certain annuitization income option has been elected. The amount available upon such redemption would be the discounted present value of any remaining guaranteed annuity income payments that would reflect the fluctuating trading costs for liquidating the securities in place to pay for these contractual obligations. The detrimental impact depends on the nature of the securities (and which may include short-term, medium term, and/or long-term investments) resulting in varying losses to the Company.

ANNUITY INCOME PAYMENTS

Your annuity income payments are fixed. The Company guarantees the amount of each payment. We make annuity income payments on a monthly, quarterly, semi-annual or annual basis as elected by you. You instruct us to send you a check or to have the payments directly deposited into your bank account. If state law allows, we distribute annuities with a Contract Value of $5,000 or less in a lump sum. Also, if state law allows and the selected annuity income option results in annuity income payments of less than $50 per payment, we may decrease the frequency of payments.

The annuity income payment is determined by applying separately that portion of Contract Value allocated to the Fixed Account Option and the Strategy Account Option(s), less any premium tax if applicable, and then applying it to the annuity table specified in the Contract for fixed annuity income payments. Those tables are based on a set amount per $1,000 of proceeds applied. The appropriate rate must be determined by the sex (except where, as in the case of certain Qualified Contracts and other employer-sponsored retirement plans, such classification is not permitted) and age of the Annuitant and designated second person, if any, and the annuity income option selected.

The dollars applied are then divided by 1,000 and the result multiplied by the appropriate annuity factor appearing in the table to compute the amount of the annuity income payment.

DEFERMENT OF PAYMENTS

We may defer making fixed payments for up to six (6) months, or less if required by law. Interest is credited to you during the deferral period. See “ACCESS TO YOUR MONEY” for a discussion of when payments from a Strategy Account Option may be suspended or postponed.

RISK OF ANNUITIZING PRIOR TO THE TERM END DATE

The Contract allows annuitization at times that may not correspond to the Term End Date. If the Contract is annuitized before the Term End Date for a Strategy Account Option, the amount from that Strategy Account Option being annuitized will be calculated based on an Interim Value. As discussed under VALUING YOUR INVESTMENT IN A STRATEGY ACCOUNT OPTION – INTERIM VALUES, an Interim Value could reflect significantly less gain or more loss than would be applied on the Term End Date. As such, there could be significantly less money available to you for annuitization, potentially reducing the value of your income stream during the Income Phase.

If your Contract is annuitized when you have multiple ongoing Terms for Strategy Account Options that end at different times, the amount annuitized will be based on an Interim Value for some or all of your Strategy Account Options. As such, for as long as you have multiple ongoing Terms for Strategy Account Options, there may be no date that you can select for annuitizing that will not result in the application of at least one Interim Value.

TAXES

The federal income tax treatment of annuity contracts or retirement plans/programs is complex and sometimes uncertain. The discussion below is intended for general informational purposes only and does not include all the federal income tax rules that may affect you and your Contract. This discussion also does not address other federal tax consequences (including consequences of sales to foreign individuals or entities), state or local tax consequences, estate or gift tax consequences, or the impact of foreign tax laws, associated with your Contract.

Tax laws are subject to legislative modification, and while many such modifications will have only a prospective application, it is important to recognize that a change could have a retroactive effect as well. As a result, you should always consult a tax adviser about the application of tax rules found in the Internal Revenue Code (the “Code”), Treasury Regulations and applicable Internal Revenue Service (“IRS”) guidance to your individual situation.

Section 72 of the Code governs taxation of annuities in general. A natural owner is not taxed on increases in the value of a contract until distribution occurs, either in the form of a non-annuity distribution (or deemed distribution) or as annuity income payments under the annuity option elected. For a lump-sum payment received as a Surrender (total redemption), the recipient is taxed on the portion of the payment that exceeds the cost basis of the contract. For a payment received as a Withdrawal (partial redemption), federal tax liability is determined on a last-in, first-out basis, meaning taxable income is withdrawn before the cost basis of the contract is withdrawn. A different rule applies to Purchase Payments made (including, if applicable, in the case of a contract issued in exchange for a prior contract) prior to August 14, 1982. Those Purchase Payments are considered withdrawn first for federal income tax purposes, followed by earnings on those Purchase Payments. For Non-Qualified Contracts, the cost basis is generally the Purchase Payments. The taxable portion of the lump-sum payment is taxed at ordinary income tax rates. Tax penalties may also apply.

If you purchase your Contract as an individual retirement annuity, or under an individual retirement account, your contract is referred to as a Qualified Contract. Examples of qualified contracts are: Individual Retirement Annuities and Individual Retirement Accounts (“IRAs”), Roth IRAs, and SEP IRAs. Typically, for tax-deductible IRA contributions, you have not paid any tax on the Purchase Payments used to buy your contract and therefore, you have no cost basis in your contract. However, you normally will have a cost basis in a Roth IRA, and you may have cost basis in a traditional IRA or in another Qualified contract.

For annuity income payments, the portion of each payment that is in excess of the exclusion amount is includible in taxable income. The exclusion amount for payments based on a fixed annuity option is determined by multiplying the payment by the ratio that the cost basis of the Contract (if any, and adjusted for any period or refund feature) bears to the expected return under the Contract Payments received after the investment in the Contract has been recovered (i.e., when the total of the excludable amount equals the investment in the Contract) are fully taxable. The taxable portion is taxed at ordinary income tax rates. For certain types of qualified plans there may be no cost basis in the Contract within the meaning of Section 72 of the Code. Owners, annuitants and beneficiaries under the Contracts should consult a tax adviser for advice about the tax consequences of any distributions.

The Company is taxed as a life insurance company under the Code. For federal income tax purposes, the Separate Account is not a separate entity from the Company and its operations form a part of the Company.

ANNUITY CONTRACTS IN GENERAL

The Code provides for special rules regarding the tax treatment of annuity contracts.

•	Generally, taxes on the earnings in your annuity contract are deferred until you take the money out.

•	Qualified contracts that satisfy specific Code requirements automatically provide tax deferral regardless of whether the underlying contract is an annuity, a trust, or a custodial account.

•	Different rules and tax treatment apply depending on how you take the money out and whether your contract is Qualified or Non-Qualified.

Non-Qualified Contract

If you do not purchase your Contract under an Individual Retirement Account or Individual Retirement Annuity (“IRA”), including a Roth IRA, your Contract is referred to as a Non-Qualified Contract.

Qualified Contract

If you purchase your Contract under an Individual Retirement Account or Individual Retirement Annuity (“IRA”), including a Roth IRA, your Contract is referred to as a Qualified Contract.

If you are purchasing the Contract as an investment vehicle for a trust under a Qualified contract, you should consider that the contract does not provide any additional tax-deferral benefits beyond the treatment provided by the trust itself.

In addition, if the Contract itself is a qualifying arrangement (as with an IRA), the Contract generally does not provide tax deferral benefits beyond the treatment provided to alternative qualifying arrangements such as trusts or custodial accounts. However, in both cases the Contract offers features and benefits that other investments may not offer. You and your financial representative should carefully consider whether the features and benefits, including the Allocation Accounts, lifetime annuity income options, death benefits and other benefits provided under an annuity contract issued in connection with a Qualified contract are suitable for your needs and objectives and are appropriate in light of the expense.

On December 20, 2019, the Setting Every Community Up for Retirement Enhancement (“SECURE”) Act was signed into law as part of larger appropriations legislation. Additionally, The SECURE 2.0 Act of 2022 (“SECURE 2.0”) was passed on December 29, 2022. SECURE and SECURE 2.0 include many provisions affecting Qualified Contracts including:

•	an increase in the age at which required minimum distributions (RMDs) generally must commence. The updated RMD ages are:

•	Age 73 if you were born January 1, 1951, or later.

•	Age 72 if you were born on or after July 1, 1949, and before January 1, 1951.

•	Age 70 1⁄2 if you were born before July 1, 1949.

•	the RMD eligible age is due to increase to age 75 after December 31, 2032.

•	new limitations on the period for beneficiary distributions following the death of the plan participant or IRA owner (when the death occurs on or after January 1, 2020;

•

elimination of the age 70 1⁄2 restriction on traditional IRA contributions for tax years beginning 2020 (combined with an offset to the amount of eligible qualified charitable distributions (QCDs) by the amount of post-70 1⁄2 IRA contributions);

•

new exceptions to the 10% additional tax on early distributions, for the qualified birth or adoption of a child, which also became an allowable plan distribution event for terminal illnesses, and for eligible distributions for domestic abuse victims; and

•	expansion of distribution and loan (including loan repayment) rules for qualified disaster recovery distributions from certain IRAs.

The foregoing is not an exhaustive list. The SECURE Act and SECURE 2.0 included many additional provisions affecting Qualified Contracts.

Additionally, SECURE 2.0 introduced numerous provisions into law that take effect after 2023.

Some provisions in the Act are subject to the terms of an IRA and may not be available with your annuity. You should consult with your financial professional or personal tax adviser if you are impacted by these changes.

QUALIFIED PLANS

The Contracts offered by this prospectus are designed to be available for use under various types of qualified plans. Taxation of owners in each qualified plan varies with the type of plan and terms and conditions of each specific plan. Owners and Beneficiaries are cautioned that benefits under a qualified plan may be subject to limitations under the Code, in addition to the terms and conditions of the contracts issued pursuant to the plan. The following are general descriptions of the types of qualified plans with which the contracts may be used. Such descriptions are not exhaustive and are for general information purposes only. The tax rules regarding qualified plans are very complex and will have differing applications depending on individual facts and circumstances. Each purchaser should obtain competent tax advice prior to purchasing a contract issued under a qualified plan. Contracts issued pursuant to qualified plans include special provisions restricting contract provisions that may otherwise be available and described in this prospectus. Generally, contracts issued pursuant to qualified plans are not transferable except upon Surrender or annuitization. Various penalties and excise taxes may apply to contributions or distributions made in violation of applicable limitations. Furthermore, certain contractual Withdrawal penalties and restrictions may apply to Surrenders from Qualified Contracts.

Individual Retirement Annuities

Section 408(b) of the Code permits eligible individuals to contribute to an individual retirement program known as a traditional “Individual Retirement Annuity” (“IRA”). Under applicable limitations, certain amounts may be contributed to an IRA which will be deductible from the individual’s gross income. The ability to deduct an IRA contribution to a traditional IRA is subject to limits based upon income levels, retirement plan participation status, and other factors. The maximum IRA (traditional and/or Roth) contribution for 2024 is the lesser of $7,000 or 100% of compensation. Individuals aged 50 or older may be able to contribute an additional $1,000 in 2024. IRAs are subject to limitations on eligibility, contributions, transferability and distributions. Sales of contracts for use with IRAs are subject to special requirements imposed by the Code, including the requirement that certain informational disclosure be given to persons desiring to establish an IRA. Purchasers of contracts to be qualified as IRAs should obtain competent tax advice as to the tax treatment and suitability of such an investment. If neither the Owner nor the Owner’s spouse is covered by an employer retirement plan, the IRA contribution may be fully deductible. If the Owner, or if filing jointly, the Owner or spouse, is covered by an employer retirement plan, the Owner may be entitled to only a partial (reduced) deduction or no deduction at all, depending on adjusted gross income. The effect of income on the deduction is sometimes called the adjusted gross income limitation (AGI limit). A modified AGI at or below a certain threshold level allows a full deduction of contributions regardless of coverage under an employer’s plan. The rules concerning what constitutes “coverage” are complex and purchasers should consult their tax adviser or Internal Revenue Service Publication 590-A & B for more details. If you and your spouse are filing jointly and have a modified AGI in 2024 of less than $123,000, your contribution may be fully deductible; if your income is between $123,000 and $143,000, your contribution may be partially deductible and if your income is $143,000 or more, your contribution may not be deductible. If you are single and your income in 2024 is less than $77,000, your contribution may be fully deductible; if your income is between $77,000 and $87,000, your contribution may be partially deductible and if your income is $87,000 or more, your contribution may not be deductible. If you are married filing separately and you lived with your spouse at anytime during the year, and your income exceeds $10,000, none of your contribution may be deductible. If you and your spouse file jointly, and you are not covered by a plan but your spouse is: if your modified AGI in 2024 is between $230,000 and $240,000, your contribution may be partially deductible.

Roth IRAs

Section 408A of the Code permits an individual to contribute to an individual retirement program called a Roth IRA. Contributions to a Roth IRA are not deductible but distributions are tax-free if certain requirements are satisfied. The maximum IRA (traditional and/or Roth) contribution for 2024 is the lesser of $7,000 or 100% of compensation. Individuals aged 50 or older may be able to contribute an additional $1,000 in 2024. Unlike traditional IRAs, to which everyone can contribute even if they cannot deduct the full contribution, Roth IRAs have income limitations on who can establish such a contract. Generally, you can make a full or partial contribution to a Roth IRA if you have taxable compensation and your modified adjusted gross income in 2024 is less than: $230,000 for married filing jointly or qualifying widow(er), $10,000 for married filing separately and you lived with your spouse at any time during the year, and $146,000 for single, head of household, or married filing separately and you did not live with your spouse at any time during the year. All persons may be eligible to convert a distribution from an employer-sponsored plan or from a traditional IRA into a Roth IRA. Conversions or rollovers from qualified plans into Roth IRAs normally require taxes to be paid on any previously untaxed amounts included in the amount converted. If the Contracts are made available for use with Roth IRAs, they may be subject to special requirements imposed by the Internal Revenue Service (“IRS”). Purchasers of the Contracts for this purpose will be provided with such supplementary information as may be required by the IRS or other appropriate agency.

TAX TREATMENT OF PURCHASE PAYMENTS

Non-Qualified Contract

In general, your cost basis in a Non-Qualified Contract is equal to the Purchase Payment you put into the Contract. You have already been taxed on the Purchase Payment you contributed in your Non-Qualified Contract.

Qualified Contract

Typically, for tax-deductible IRA contributions, you have not paid any tax on the Purchase Payment contributed to your Contract and therefore, you have no cost basis in your Contract. However, you normally will have cost basis in a Roth IRA, and you may have cost basis in a traditional IRA or in another Qualified Contract.

TAX TREATMENT OF DISTRIBUTIONS

Distributions from Non-Qualified Contracts

Federal tax rules generally require that all Non-Qualified Contracts issued by the same company to the same contract Owner during the same calendar year will be treated as one annuity contract for purposes of determining the taxable amount upon distribution.

The taxable portion of any Withdrawals, whether annuity income payment or other Withdrawal, generally is subject to applicable state and/or local income taxes, and may be subject to an additional 10% Federal tax penalty unless withdrawn in conjunction with the following circumstances:

•	after attaining age 59 1⁄2;

•	when paid to your Beneficiary after you die;

•	after you become disabled (as defined in the IRC);

•

when paid as a part of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives (or joint life expectancies) of you and your designated Beneficiary for a period of 5 years or attainment of age 59 1⁄2, whichever is later;

•	under an immediate annuity contract;

•	when attributable to Purchase Payments made prior to August 14, 1982.

Partial Withdrawals or Surrender

If you make partial Withdrawal or Surrender from a Non-Qualified Contract, the Code generally treats such Withdrawals as coming first from taxable earnings and then coming from your Purchase Payment. Purchase Payments made prior to August 14, 1982, however, are an important exception to this general rule, and for tax purposes generally are treated as being distributed first, before either the earnings on those contributions, or other Purchase Payments and earnings in the Contract.

Annuitization

If you annuitize your contract, a portion of each annuity income payment will be considered, for tax purposes, to be a return of a portion of your Purchase Payment, generally until you have received all of your Purchase Payment. The portion of each annuity income payment that is considered a return of your Purchase Payment will not be taxed.

FEDERAL WITHDRAWAL RESTRICTIONS FROM QUALIFIED CONTRACTS

The Code limits the Withdrawal of Purchase Payments from certain Qualified contracts. Withdrawals generally can only be made when an owner: (1) reaches age 59 1⁄2; (2) dies; (3) becomes disabled (as defined in the IRC); (4) experiences a financial hardship (as defined in the Code); or (5) has a qualified birth or adoption of a child (subject to limitations). In the case of hardship, the owner generally can only withdraw Purchase Payments. There are certain exceptions to these restrictions which are generally based upon the type of investment arrangement, the type of contributions, and the date the contributions were made. Transfers of amounts from one Qualified contract to another contract or account of the same plan type are not considered distributions, and thus are not subject to these Withdrawal limitations. Such transfers may, however, be subject to limitations under the annuity contract.

PARTIAL 1035 EXCHANGES OF NON-QUALIFIED ANNUITIES

Section 1035 of the Code provides that a Non-Qualified Contract may be exchanged in a tax-free transaction for another Non-Qualified Contract. Historically, it was generally understood that only the exchange of an entire annuity contract, as opposed to a partial exchange, would be respected by the IRS as a tax-free exchange.

However, Revenue Procedure 2011-38 provides that a direct transfer of a portion of the Cash Value of an existing annuity contract for a second annuity contract, regardless of whether the two annuity contracts are issued by the same or different companies, will be treated as a tax-free exchange under Code Section 1035 if no amounts, other than amounts received an annuity for a period of 10 years or more or during one or more lives, are received under the original contract or the new contract during the 180 days beginning on the date of the transfer (in the case of a new contract, on the date the contract is placed in-force). Owners should seek their own tax advice regarding such transactions and the tax risks associated with subsequent Surrenders or Withdrawals.

A transfer of Contract Value to another annuity contract generally will be tax reported as a distribution unless we have sufficient information, on a form satisfying us, to confirm that the transfer qualifies as an exchange under Code Section 1035 (a “1035 exchange”).

Additional Tax on Net Investment Income

Information in this section generally does not apply to Qualified Contracts, however taxable distributions from such contracts may be taken into account in determining the applicability of the Modified Adjusted Gross Income (“MAGI”) threshold. Under Federal Tax law, there is a tax on net investment income, at the rate of 3.8% of applicable thresholds for MAGI based on type of filer ($250,000 for joint filers; $125,000 for married individuals filing separately; and, $200,000 for individual filers). Further information may be found on www.irs.gov. An individual with MAGI in excess of the threshold will be required to pay this 3.8% tax on net investment income in excess of the applicable MAGI threshold. For this purpose, net investment income generally will include taxable Withdrawals from a Non-Qualified Contract, as well as other taxable amounts including amounts taxed annually to an Owner that is not a natural person (See “Contracts Owned by a Trust or Corporation” below). This new tax generally does not apply to Qualified Contracts, however taxable distributions from such contracts may be taken into account in determining the applicability of the MAGI thresholds.

Distributions from Qualified Contracts

Generally, you have not paid any federal taxes on the Purchase Payments used to buy a Qualified Contract. As a result, most amounts withdrawn from the Contract or received as annuity income payments will be taxable income. Exceptions to this general rule include Withdrawals attributable to after-tax Roth IRA contributions. Withdrawals from Roth IRAs are generally treated for federal tax purposes as coming first from the Roth contributions that have already been taxed, and as entirely income tax free. Qualified Distributions from Roth IRAs which satisfy certain qualification requirements, including at least five years in a Roth IRA and either attainment of age 59 1⁄2, death or disability or, for the purchase of a first home, will not be subject to federal income taxation.

The taxable portion of any Withdrawal or annuity income payment from a Qualified Contract will be subject to an additional 10% Federal tax penalty tax, under the IRC, except in the following circumstances:

•	after attainment of age 59 1⁄2;

•	when paid to your Beneficiary after you die;

•	after you become disabled (as defined in the IRC);

•	after you become terminally ill;

•

as a part of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives (or joint expectancies) of you and your designated Beneficiary for a period of 5 years or attainment of age 59 1⁄2, whichever is later;

•	dividends paid with respect to stock of a corporation described in Code Section 404(k);

•	payments up to the amount of your deductible medical expenses (without regard to whether you itemize deductions for the taxable year);

•	for payment of health insurance if you are unemployed and meet certain requirements;

•	distributions from IRAs for qualifying higher education expenses or first home purchases, with certain limitations;

•	payments to certain individuals called up for active duty after September 11, 2001;

•	payments up to $3,000 per year for health, life and accident insurance by certain retired public safety officers, which are federal income tax-free;

•	distributions for parents after the “qualified birth or adoption” of a new child (subject to limitations);

•	certain amounts to a domestic abuse victim;

•	certain amounts for emergency personal expenses; and

•	Withdrawals of net income on excess IRA contributions returned by the due date of your tax return.

The Code generally requires the Company (or, in some cases, a plan administrator) to withhold federal tax on the taxable portion of any distribution or Withdrawal from a contract, subject in certain instances to the payee’s right to elect out of withholding or to elect a different rate of withholding. Withholding on distributions from IRAs can be waived.

Funds in a Qualified contract may be rolled directly over to a Roth IRA. Withdrawals or distributions from a contract are also subject to withholding on the taxable portion of the distribution, but the owner may elect in such cases to waive the withholding requirement. If not waived, withholding is imposed (1) for periodic payments, at the rate that would be imposed if the payments were wages, or (2) for other distributions, at the rate of 10%. If no withholding exemption certificate is in effect for the payee, the rate under (1) above is computed by treating the payee as a single individual with no adjustments.

Annuitization

Unlike a Non-Qualified Contract, if you annuitize your Qualified Contract the entire annuity income payment will be considered income, for tax purposes.

Direct and Indirect Rollovers

Under certain circumstances, you may be able to transfer amounts distributed from your IRA to another IRA.

The IRS issued Announcement 2014-32 confirming its intent to apply the one-rollover-per-year limitation of 408(d)(3)(B) on an aggregate basis to all IRAs that an individual owns. This means that an individual cannot make a tax-free IRA-to-IRA rollover if he or she has made such a rollover involving any of the individual’s IRAs in the current tax year. If an intended rollover does not qualify for tax-free rollover treatment, contributions to your IRA may constitute excess contributions that may exceed contribution limits.

This one-rollover-per-year limitation does not apply to direct trustee-to-trustee transfers. You should always consult your tax adviser before you move or attempt to move any funds.

REQUIRED MINIMUM DISTRIBUTIONS

Information in this section generally does not apply to Non-Qualified Contracts. Failure to satisfy the minimum distribution requirements may result in a tax penalty. You should consult your tax adviser for more information.

Commencement Date

Generally, if you own a traditional IRA, you must begin receiving minimum distributions by April 1 of the calendar year following the calendar year in which you reach age:

•	Age 73 if you were born January 1, 1951 or later.

•	Age 72 if you were born on or after July 1, 1949, and before January 1, 1951.

•	Age 70 1⁄2 if you were born before July 1, 1949.

If you choose to delay your first distribution until the year after the year in which you reach the applicable RMD age, then you will be required to withdraw your second required minimum distribution on or before December 31 in that same year. For each year thereafter, you must withdraw your required minimum distribution by December 31.

Multiple Contracts

The Code provides that multiple Non-Qualified Contracts which are issued within a calendar year to the same Owner by one company are treated as one annuity contract for purposes of determining the federal tax consequences of any distribution. Such treatment may result in adverse tax consequences including more rapid taxation of the distributed amounts from such combination of contracts. For purposes of this rule, contracts received in a Section 1035 exchange will be considered issued in the year of the exchange. (However, the contracts may be treated as issued on the issue date of the contract being exchanged, for certain purposes, including for determining whether the contract is an immediate annuity contract.) Owners should consult a tax adviser prior to purchasing more than one Non-Qualified Contract from the same issuer in any calendar year.

If you own more than one IRA, you may be permitted to take your annual distributions in any combination from your IRAs.

Systematic Withdrawal Option

You may elect to have the required minimum distribution amount on your contract calculated and withdrawn each year under the systematic Withdrawal option. You may select monthly, quarterly, semiannual, or annual Withdrawals for this purpose. This service is provided as a courtesy and we do not guarantee the accuracy of our calculations. Accordingly, we recommend you consult your tax adviser concerning your required minimum distribution.

Impact of Optional Benefits

IRS regulations require that the annuity contract value used to determine required minimum distributions include the actuarial present value of other benefits under the contract, such as enhanced death benefits. As a result, if you request a minimum distribution calculation, or if one is otherwise required to be provided, in those specific circumstances where this requirement applies, the calculation may be based upon a value that is greater than your Contract Value, resulting in a larger required minimum distribution. This regulation does not apply to required minimum distributions made under an irrevocable annuity income option. You should discuss the effect of these regulations with your tax adviser.

TAX TREATMENT OF DEATH BENEFITS

The taxable amount of any death benefits paid under the contract are taxable to the Beneficiary. The rules governing the taxation of payments from an annuity contract, as discussed above, generally apply whether the death benefit is paid as lump sum or annuity income payments. Estate taxes may also apply.

Enhanced death benefits are used as investment protection and are not expected to give rise to any adverse tax effects. However, the IRS could take the position that some or all of the charges for these death benefits should be treated as a partial Withdrawal from the Contract. In that case, the amount of the partial Withdrawal may be includible in taxable income and subject to the 10% penalty if the Owner is under 59 1⁄2, unless another exception applies. You should consult your tax adviser for more information.

CONTRACTS OWNED BY A TRUST OR CORPORATION

A Trust or Corporation or other Owner that is not a natural person (“Non-Natural Owner”) that is considering purchasing this Contract should consult a tax adviser.

Under Section 72(u) of the Code, the investment earnings on Purchase Payment for the Contracts will be taxed currently to the Owner if the Owner is a non-natural person such as a corporation or certain other entities. Generally, the Code does not confer tax-deferred status upon a Non-Qualified Contract owned by a Non-Natural Owner for federal income tax purposes. Instead in such cases, the Non-Natural Owner pays tax each year on the contract’s value in excess of the Owner’s cost basis, and the contract’s cost basis is then increased by a like amount. However, this treatment is not applied to a contract held by a trust or other entity as an agent for a natural person nor to contracts held by Qualified Plans. Purchasers should consult their own tax counsel or other tax adviser before purchasing a Contract to be owned by a non-natural person.

WITHHOLDING

Taxable amounts distributed from annuity contracts are subject to federal and state income tax reporting and withholding. In general, we will withhold federal income tax from the taxable portion of such distribution based on the type of distribution and, in certain cases, the amount of your distribution. An election out of withholding must be made in accordance with the IRS guidance as directed on forms that we provide. If you are a U.S. person (which includes a resident alien), and your address of record is a non-U.S. address, we are required to withhold income tax unless payments are directed to your U.S. residential address.

State income tax withholding rules vary and we will withhold based on the rules of your state of residence.

Special tax rules apply to withholding for nonresident aliens, and we generally withhold income tax for nonresident aliens at a 30% rate. A different withholding rate may be applicable to a nonresident alien based on the terms of an existing income tax treaty between the United States and the nonresident alien’s country. You should consult your tax adviser as to the availability of an exemption from, or reduction of, such tax under an applicable income tax treaty, if any.

Any income tax withheld is a credit against your income tax liability. Regardless of the amount withheld by us, you are liable for payment of federal and state income tax on the taxable portion of annuity distributions. You should consult with your tax adviser regarding the payment of the correct amount of these income taxes and potential liability if you fail to pay such taxes.

OTHER WITHHOLDING TAX

An Owner that is not exempt from United States federal withholding tax should consult its tax adviser as to the availability of an exemption from, or reduction of, such tax under an applicable income tax treaty, if any.

Foreign Account Tax Compliance Act (“FATCA”)

An Owner who is not a “United States person” which is defined under the Code to mean:

•	a citizen or resident of the United States

•	a partnership or corporation created or organized in the United States or under the law of the United States or of any state, or the District of Columbia

•	any estate or trust other than a foreign estate or foreign trust (see Internal Revenue Code Section 7701(a)(31) for the definition of a foreign estate and a foreign trust)

should be aware that FATCA provides that a 30% withholding tax will be imposed on certain gross payments (which could include Cash Value distributions from life insurance or annuity products) made to a foreign entity if such entity fails to provide applicable certifications under a Form W-9, Form W-8 BEN-E, Form W-8IMY, or other applicable form. Certain withholding certifications will remain effective until a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, any Form W-8 (including the Form W-8 BEN-E and Form W-8IMY), is only effective for three years from date of signature unless a change in circumstances makes any information on the form incorrect. An entity, for this purpose, will be considered a foreign entity unless it provides an applicable withholding certification to the contrary. The Contract Owner must inform the Company within 30 days of any change in circumstances that makes any information on the form incorrect by furnishing a new IRS Form W-9, Form W-8 BEN-E, Form W-8IMY, or other applicable form. An entity, for this purpose, will be considered a foreign entity unless it provides an applicable certification to the contrary.

GIFTS, PLEDGES, ASSIGNMENTS AND/OR TRANSFERRING OWNERSHIP OF A CONTRACT

Non-Qualified Contracts

Under Code Section 72(e), if you transfer ownership of your Non-Qualified Contract to a person other than your spouse (or former spouse due to divorce) for less than adequate consideration you will be taxed on the earnings above the Purchase Payment at the time of transfer. If you transfer ownership of your Non-Qualified Contract and receive payment less than the Contract’s value, you will also be liable for the tax on the Contract’s value above your Purchase Payment not previously withdrawn. The new Contract owner’s Purchase Payment (basis) in the Contract will be increased to reflect the amount included in your taxable income.

In addition, the Code treats any assignment or pledge (or agreement to assign or pledge) of any portion of a Non-Qualified Contract as a Withdrawal.

Qualified Contracts

Generally, a Qualified Contract may not be assigned or pledged. One exception to this rule is if the assignment is pursuant to a decree of divorce or separation maintenance or a written instrument incident to such decree. You should consult a tax adviser as to the availability of this exception.

OUR TAXES

The Company is taxed as a life insurance company under the Code. We are entitled to certain tax benefits related to the investment of company assets, including assets of the Separate Account, which may include the foreign tax credit and the corporate dividends received deduction. These potential benefits are not passed back to you, since we are the owner of the assets from which tax benefits may be derived.

OTHER INFORMATION

THE DISTRIBUTOR

Corebridge Capital Services, Inc. (“CCS”), located at 30 Hudson Street, 16th Floor, Jersey City, NJ 07302, distributes the Contracts. CCS, an indirect, wholly owned subsidiary of AGL, is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and is a member of the Financial Industry Regulatory Authority (“FINRA”). No underwriting fees are retained by CCS. In connection with the distribution of the Contracts.

THE COMPANY

American General Life Insurance Company

American General Life Insurance Company (“AGL”) is a stock life insurance company organized under the laws of the state of Texas on April 11, 1960. Its home office is 2727-A Allen Parkway, Houston, Texas 77019-2191. The Company is an indirect, wholly owned subsidiary of Corebridge Financial, Inc. (“Corebridge”), which is a majority-owned subsidiary of American International Group, Inc. (“AIG”), a Delaware corporation. AIG is a holding company which, through its subsidiaries, is engaged primarily in a broad range of insurance and insurance-related activities in the United States and abroad. The commitments under the Contracts are the Company’s alone. AIG has announced its intention to sell all its interest in Corebridge over time. On September 19, 2022, AIG sold a portion of its interest in Corebridge in an initial public offering of Corebridge common stock. Upon completion of the separation of Corebridge from AIG, AGL will continue to be an indirect, wholly owned subsidiary of Corebridge and will no longer be an indirect, majority-owned subsidiary of AIG.

Operation of the Company

The operations of the Company are influenced by many factors, including general economic conditions, monetary and fiscal policies of the federal government, and policies of state and other regulatory authorities. The level of sales of the Company’s financial and insurance products is influenced by many factors, including general market rates of interest, the strength, weakness and volatility of equity markets, terms and conditions of competing financial and insurance products and the relative value of such brands.

The Company is exposed to market risk, interest rate risk, contract Owner behavior risk and mortality/longevity risk. Market volatility may result in increased risks related to guaranteed death and living benefits on the Company’s financial and insurance products, as well as reduced fee income in the case of assets held in separate accounts, where applicable. These guaranteed benefits are sensitive to equity market and other conditions. The Company primarily uses capital market hedging strategies to help cover the risk of paying guaranteed living benefits in excess of account values as a result of significant downturns in equity markets or as a result of other factors. The Company has treaties to reinsure a portion of the guaranteed minimum income benefits and guaranteed death benefits for equity and mortality risk on some of its older contracts. Such risk mitigation may or may not reduce the volatility of net income and capital and surplus resulting from equity market volatility.

The Company is regulated for the benefit of contract Owners by the insurance regulator in its state of domicile, and also by all state insurance departments where it is licensed to conduct business. The Company is required by its regulators to hold a specified amount of reserves in order to meet its contractual obligations to contract Owners. Insurance regulations also require the Company to maintain additional surplus to protect against a financial impairment the amount of which is based on the risks inherent in the Company’s operations.

UNREGISTERED SEPARATE ACCOUNT

Assets supporting the Strategy Account Options are held in a non-insulated, non-unitized separate account (the “Separate Account”) established under [●] law. These assets are subject to the claims of the creditors of AGL and the benefits provided under the Strategy Account Options are subject to the claims paying ability of AGL.

An Owner does not have any interest in or claim on the assets in the Separate Account. In addition, neither an Owner nor Purchase Payment allocated to the Strategy Account Options participate in the performance of the assets held in the Separate Account.

We are not obligated to invest assets in the Separate Account according to specific guidelines or strategies except as disclosed in this prospectus or as may be required by [●] and other state insurance laws.

CHANGES TO THE SEPARATE ACCOUNT

Where permitted by applicable law, we reserve the right to make certain changes to the structure and operation of the Separate Account. We will make any such changes, and where necessary, we will obtain any necessary approval of any applicable state insurance department. We will notify you of any changes in writing. These changes include, among others, the right to:

•	Manage the Separate Account under the direction of a committee at any time;

•	Make any changes required by applicable law or regulation; and

•	Modify the provisions of the Contract to reflect changes to the Strategy Account Options and the Separate Account.

Some, but not all, of these future changes may be the result of changes in applicable laws or interpretations of law. We reserve the right to make other structural and operational changes affecting the Separate Account.

GENERAL ACCOUNT

The General Account is comprised of AGL’s assets, including the assets in the Fixed Account Option and the Separate Account. AGL exercises sole discretion over the investment of the General Account assets and bears the associated investment risk. You will not share in the investment experience of General Account assets. The General Account invests its assets in accordance with state insurance law. All assets of the General Account are chargeable with the claims of any of our contract owners as well as our creditors and are subject to the liabilities arising from any of our other business. These assets are subject to the claims paying ability of AGL.

EXEMPTION FROM EXCHANGE ACT REPORTING

We are relying on the exemption provided by Rule 12h-7 under the 1934 Act. In reliance on that exemption, we do not file periodic and current reports that we would be otherwise required to file pursuant to Section 15(d) of the 1934 Act.

ADMINISTRATION

We are responsible for the administrative servicing of your contract. Please contact our Annuity Service Center at [(800) 445-7862], if you have any comments, questions or service requests.

STATEMENTS TO OWNERS

At least once each Contract Year during the Accumulation Phase, we will send you an annual statement that will show your Contract Value, any transactions made to your Contract during the year, any charge deductions, the amount of the death benefit, and any Index Credit credited to your Strategy Account Options. Each statement will show information as of a date not more than four (4) months prior to the mailing date. On request, we will send you a current statement with the information described above.

It is your responsibility to review these documents carefully and notify our Annuity Service Center of any inaccuracies immediately. We investigate all inquiries. Depending on the facts and circumstances, we may retroactively adjust your Contract, provided you notify us of your concern within 30 days of receiving the transaction confirmation. Any other adjustments we deem warranted are made as of the time we receive notice of the error.

LEGAL PROCEEDINGS

We are regularly a party to litigation, arbitration proceedings and governmental examinations in the ordinary course of our business. While we cannot predict the outcome of any pending or future litigation or examination, we do not believe that any pending matter, individually or in the aggregate, will have a material adverse effect on our business.

REGISTRATION STATEMENTS

Registration statements under the Securities Act of 1933, as amended, related to the Contracts offered by this prospectus are on file with the SEC. This prospectus does not contain all of the information contained in the registration statements and exhibits. For further information regarding the Separate Account, the Company and its General Account and the Contract, please refer to the registration statements and exhibits.

APPENDIX A

INTERIM VALUE CALCULATION EXAMPLES

On any day during the Term except for the Term Start Date and the Term End Date, your Strategy Account Option Value is equal to the Interim Value. We calculate the Interim Value each day between the Term Start Date and the Term End Date based on the value of a hypothetical portfolio of financial instruments designed to replicate the Strategy Account Option Value if it were held until the Term End Date. The Interim Value fluctuates each day. The Interim Value on a given day determines the amount available from that Strategy Account Option for Withdrawals, Surrender, and the other transactions listed below that may occur on that date.

The Interim Values generally reflect less gain and more downside than would otherwise apply at the end of the Term. As such, when a transaction is processed based on an Interim Value, the Interim Value could reflect less gain or more loss (perhaps significantly less gain or more loss) than would be applied at the end of the Term. This means that there could be significantly less money available under your Contract for Withdrawals, Surrender, annuitization, and the death benefit. The application of an Interim Value may result in a loss even if the Index performance at the time of Withdrawal or other transaction listed above is higher than at the beginning of the Term. If you use the Performance Lock feature to lock-in an Interim Value that is lower than your Strategy Base on the Term Start Date, you may lock-in a loss.

The Interim Value for a Strategy Account Option is calculated using the following formula. See “CONTRACT VALUE – INTERIM VALUE” in the Prospectus for an explanation of each component of the formula.

Interim Valuet = SBt x (1 + OUVt – OUV0 x Time Ratio - TC%)

Where:

SBt = Strategy Base on the day of calculation

OUVt = Option Unit Value on day of calculation

OUV0 = Option Unit Value on Term Start Date

Time Ratio = Number of days remaining in Term / Number of days in Term

TC% = Trading Costs (stated as percentage of Strategy Base)

The examples show how the Interim Value is calculated and how it may vary based on whether the Index Value has increased or decreased and how much time there is remaining in the Term. The hypothetical option unit value and trading costs in the examples are expressed as a percentage of the Strategy Base.

	1-Year -10% Buffer with Cap	6-Year -10% Buffer with Participation Rate & Cap
Term Start Date
Strategy Base	$100,000	$100,000
Index Value	1,000	1,000
Number of Days in Term	365	2,191
Hypothetical Option Unit Value	1.62%	10.27%

Example A: Negative Index Change near the beginning of the Term
Interim Value Date
Index Value	950	950
Index Change	-5%	-5%
Days Remaining in Term	334	2,160
Hypothetical Option Unit Value	-2.15%	5.42%
Trading Costs	0.15%	0.15%
Interim Value Calculation	$100,000 x (1 + (-2.15%) - 1.62% x (334/365) - 0.15%)	$100,000 x (1 + 5.42% - 10.27% x (2160/2191) - 0.15%)
Interim Value Result	$96,217.59	$95,145.31

A-1

Example B: Negative Index Change near the end of the Term
Interim Value Date
Index Value	950	950
Index Change	-5%	-5%
Days Remaining in Term	30	30
Hypothetical Option Unit Value	-0.48%	-0.36%
Trading Costs	0.15%	0.15%
Interim Value Calculation	$100,000 x (1 + (-0.48%) - 1.62% x (30/365) - 0.15%)	$100,000 x (1 + (-0.36%) - 10.27% x (30/2191) - 0.15%)
Interim Value Result	$99,236.85	$99,349.38

Example C: Positive Index Change near the beginning of the Term
Interim Value Date
Index Value	1050	1050
Index Change	5%	5%
Days Remaining in Term	334	2,160
Hypothetical Option Unit Value	3.37%	11.43%
Trading Costs	0.15%	0.15%
Interim Value Calculation	$100,000 x (1 + 3.37% - 1.62% x (334/365) - 0.15%)	$100,000 x (1 + 11.43% - 10.27% x (2160/2191) - 0.15%)
Interim Value Result	$101,737.59	$101,155.31

Example D: Positive Index Change near the end of the Term
Interim Value Date
Index Value	1050	1050
Index Change	5%	5%
Days Remaining in Term	30	30
Hypothetical Option Unit Value	5.23%	6.87%
Trading Costs	0.15%	0.15%
Interim Value Calculation	$100,000 x (1 + 5.23% - 1.62% x (30/365) - 0.15%)	$100,000 x (1 + 6.87% - 10.27% x (30/2191) - 0.15%)
Interim Value Result	$104,946.85	$106,579.38

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APPENDIX B

MARKET VALUE ADJUSTMENT EXAMPLES

The Market Value Adjustment (MVA) is based on the change in market interest rates between the Contract Issue Date and the date of your Withdrawal. We use the average price of the [Index A] to measure this change. Application of the MVA to a Withdrawal or Surrender request that exceeds the penalty-free Withdrawal amount could reduce the Contract Value or Cash Value.

The MVA is a dollar amount, which can be positive, negative, or equal to zero, by which we adjust the amount you will receive from a Withdrawal or Surrender. The MVA is designed to provide a market (or fair) value approximation of the change in value of the fixed income securities supporting the Contract that we must sell to fund the Withdrawal in excess of the free Withdrawal amount. The MVA formula is applied to the portion of the Withdrawal or Surrender that exceeds the penalty-free Withdrawal amount.

Net Withdrawal Amount = Withdrawal Amount – Withdrawal Charge – Market Value Adjustment

The MVA reflects the change in interest rates, reflected in the market value adjustment reference rate, from the MVA Term Start Date to the date of the Withdrawal or Surrender. In general, if the market value adjustment reference rate has increased, the MVA will decrease the amount you receive. Conversely, if the market value adjustment reference rate has decreased, the MVA will increase the amount you receive. If the MVA is $0, it has no effect on the amount you will receive from a Withdrawal. We use the following MVA formula to determine the dollar value of the MVA:

Market Value Adjustment = [(J – I) x (N/12)] x (W - F), where:

J = The yield associated with the [Index A] determined as of the date of the Withdrawal

I = The yield associated with the [Index A] determined as of the Contract Issue Date

N = number of whole months remaining until end of the Withdrawal Charge Period

W = Total amount withdrawn from the Contract

F = Remaining Penalty-Free Withdrawal Amount.

During the first Contract Year, 10% of the Purchase Payment, less previous Withdrawals.

For subsequent Contract Years, 10% Contract Value on the prior Contract Anniversary, less prior Withdrawals taken during the current Contract Year.

The following examples demonstrate the calculation of the MVA with both positive and negative market performance.

Example 1: Calculation of the Market Value Adjustment when the reference Index has increased, and Withdrawal is taken near the beginning of the Withdrawal Charge Period

Withdrawal Charge Period Length in Months		72 Months
Purchase Payment		$100,000
Contract Value Immediately prior to Withdrawal		$103,257

Withdrawal Amount Requested	W	$24,000
Penalty-Free Withdrawal Amount	F	$10,000
[Index A] on date of Withdrawal	J	3.50%

[Index A] on Contract Issue Date	I	3.00%

Number of complete months remaining in current MVA term	N	64

Market Value Adjustment (MVA) = (W - F) * [(J - I) * (N / 12)]		$373.33

The Net Withdrawal Amount will be REDUCED by $373.33 because we subtract the Market Value Adjustment.

Example 2: Calculation of the Market Value Adjustment when the reference Index has increased, and Withdrawal is taken near the end of the Withdrawal Charge Period

Withdrawal Charge Period Length in Months		72 Months
Purchase Payment		$100,000
Contract Value Immediately prior to Withdrawal		$103,257

Withdrawal Amount Requested	W	$24,000
Penalty-Free Withdrawal Amount	F	$10,000
[Index A] on date of Withdrawal	J	3.50%

[Index A] on Contract Issue Date	I	3.00%

Number of complete months remaining in current MVA term	N	7

Market Value Adjustment (MVA) = (W - F) * [(J - I) * (N / 12)]		$40.83

The Net Withdrawal Amount will be REDUCED by $40.83 because we subtract the Market Value Adjustment.

Example 3: Calculation of the Market Value Adjustment when the reference Index has decreased, and Withdrawal is taken near the beginning of the Withdrawal Charge Period

Withdrawal Charge Period Length in Months			72 Months
Purchase Payment			$100,000
Contract Value Immediately prior to Withdrawal			$103,257

Withdrawal Amount Requested	W		$24,000
Penalty-Free Withdrawal Amount	F		$10,000
[Index A] on date of Withdrawal	J		2.60%

[Index A] on Contract Issue Date	I		3.00%

Number of complete months remaining in current MVA term	N		64

Market Value Adjustment (MVA) = (W - F) * [(J - I) * (N / 12)]		-$	298.67

The Net Withdrawal Amount will be INCREASED by $298.67 because we subtract the Market Value Adjustment.

Example 4: Calculation of the Market Value Adjustment when the reference Index has decreased, and Withdrawal is taken near the end of the Withdrawal Charge Period

Withdrawal Charge Period Length in Months		72 Months
Purchase Payment		$100,000
Contract Value Immediately prior to Withdrawal		$103,257

Withdrawal Amount Requested	W	$24,000

Penalty-Free Withdrawal Amount	F		$10,000
[Index A] on date of Withdrawal	J		2.60%

[Index A] on Contract Issue Date	I		3.00%

Number of complete months remaining in current MVA term	N		7

Market Value Adjustment (MVA) = (W - F) * [(J - I) * (N / 12)]		-$	32.67

The Net Withdrawal Amount will be INCREASED by $32.67 because we subtract the Market Value Adjustment.

[Index A] [●]

APPENDIX C

INDEX INFORMATION

[TO BE UPDATED BY AMENDMENT]

[Index 1] [●]

[Index 2] [●]

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APPENDIX D

DEATH BENEFITS FOLLOWING SPOUSAL CONTINUATION

The following details the Contract Value and Return of Purchase Payment Death Benefit payable upon the Continuing Spouse’s death. The death benefit we will pay to the new Beneficiary chosen by the Continuing Spouse varies depending on the death benefit option elected by the original Owner, the age of the Continuing Spouse as of the Continuation Date and the Continuing Spouse’s date of death.

Contract Value Death Benefit Payable upon Continuing Spouse’s Death

The Contract Value death benefit, included in the Contract for no additional fee, will be equal to the Contract Value on the Business Day during which we receive all required documentation.

Return of Purchase Payment Death Benefit Payable upon Continuing Spouse’s Death:

If the Continuing Spouse is age 85 or younger on the Continuation Date, the death benefit will be the greatest of:

a.	Contract value less fees if applicable;

b.	Minimum Withdrawal Value; or

c.	Net Purchase Payments.

If the Continuing Spouse is age 86 or older on the Continuation Date, the death benefit is equal to the Contract Value and the Return of Purchase Payment Death Benefit fee will no longer be deducted as of the Continuation Date.

We reserve the right to modify, suspend or terminate the spousal continuation provision (in its entirety or any component) at any time for prospectively issued contracts.

D-1

APPENDIX E

OPTIONAL RETURN OF PURCHASE PAYMENT DEATH BENEFIT EXAMPLES

The following examples demonstrate how Index performance and Withdrawals impact the Return of Purchase Payment Death Benefit.

The examples are based on a hypothetical contract over an extended period of time and do not assume any specific rate of return nor do they represent how your Contract will actually perform.

Example 1: Initial Values

The values shown below are based on the assumption of a Purchase Payment of $250,000.

Values as of	Purchase Payment Invested	Contract Value	Net Purchase Payments (“NPP”)	Return of Purchase Payment Death Benefit
Contract Issue Date	$250,000	$250,000	$250,000	$250,000

Example 2: Impact of Withdrawals on Net Purchase Payments

The values shown below are based on the assumptions stated in Example 1 above, in addition to the following:

•	A Withdrawal of $15,000 was taken in the third Contract Year.

•	A Withdrawal of $23,000 was taken in the fourth Contract Year.

Values as of	Assumed Contract Value	Withdrawal Taken	Contract Value after Withdrawal	Net Purchase Payments (“NPP”)	Return of Purchase Payment Death Benefit
Contract Year 3	$300,000	$15,000	$285,000	$237,500	$285,000
3rd Contract Anniversary	$265,000	N/A	$265,000	$237,500	$265,000
Contract Year 4	$230,000	$23,000	$207,000	$213,750	$213,750
4th Contract Anniversary	$220,000	N/A	$220,000	$213,750	$220,000

•	The Net Purchase Payments reduced in the same proportion by which the Contract Value is reduced by Withdrawal amount.

•	In Contract Year 3, the reduction proportion was 5.0% ($15,000/$300,000); the reduced NPP was $237,500 ($250,000 x [1 – 5.0%]). The Return of Purchase Payment Death Benefit was $285,000.

•	In Contract Year 4, the reduction proportion was 10.0% ($23,000/$230,000); the reduced NPP was $213,750 ($237,500 x [1 – 10.0%]). The Return of Purchase Payment Death Benefit was $213,750.

Note: In Contract Year 3 the reduction proportion of 5.0% has less impact to the Net Purchase Payments because Contract Value was greater than NPP: The $15,000 Withdrawal reduced NPP by $12,500. Compared to Contract Year 4, the reduction proportion of 10.0% has a higher impact because Contract Value was less than the NPP: The $23,000 Withdrawal reduced NPP by $23,750.

E-1

APPENDIX F

STATE VARIATIONS

Certain Contract features described in this prospectus may vary or may not be available in your state. The state in which your Contract is issued governs whether or not certain features, optional benefits, charges or fees are available or will vary under your Contract. These variations are reflected in your Contract and in riders or endorsements to your Contract. See your financial professional or contact us for specific information that may be applicable to your state. References to certain state’s variations do not imply that we actually offer Contracts in each such state.

PROSPECTUS PROVISION	AVAILABILITY OR VARIATION	ISSUE STATE
Annuity Date	You may switch to the Income Phase any time after your first Contract Anniversary.	Florida

Free Look

If you are aged 60 or older on the Contract Issue Date:

The free look period is 30 days; and the Purchase Payment will be placed in the Fixed Account Option for 30 calendar days. If allocations to the Strategy Account Option were selected at Contract Issue, the Purchase Payment will be allocated to the Strategy Account Option after 30 calendar days. The Term Start Date will be the date the Purchase Payment is transferred from the Fixed Account Option to the Strategy Account Option, and the Initial Index Value will be based on the Term Start Date. Once the Contract is issued, initial Allocation Accounts are set and cannot be changed during the 30-day free look period.

California

Free Look	The free look period is 21 calendar days, and the amount is calculated as the cash surrender value provided in the annuity, plus any fees or charges deducted from the Purchase Payment or imposed under the Contract on the day we received your request in Good Order at the Annuity Service Center.	Florida

Free Look	The amount is equal to the sum of: (1) the difference between the Purchase Payment paid and the amount allocated to any account under the Contract and (2) the Contract Value as of the end of the Business Day during which your request is received in Good Order at the Annuity Service Center,	South Dakota

Joint Ownership	Benefits and features to be made available to Domestic Partners.	California District of Columbia Maine Nevada Oregon Washington Wisconsin

Joint Ownership	Benefits and features to be made available to Civil Union Partners.	California Colorado Hawaii Illinois New Jersey Rhode Island

Extended Care Waiver/Terminal Illness Waiver	The Extended Care Waiver and Terminal Illness Waiver are not available.	California

F-1

APPENDIX G

MANAGEMENT’S DISCUSSION AND ANALYSIS AND STATUTORY FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES

[TO BE UPDATED BY AMENDMENT]

G-1

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

[TO BE UPDATED BY AMENDMENT]

The registrant’s expenses in connection with the issuance and distribution of the contracts, other than any underwriting commissions, are as follows:

SEC Filing Fee	[$	147.60	]
Estimated Printing and Filing Costs	[$		]
Estimated Accounting Fees and Expenses	[$		]
Estimated Legal Fees and Expenses	[$		]
Consulting Fees	[$		]

Item 14.	Indemnification of Directors and Officers.

[TO BE UPDATED BY AMENDMENT]

Item 15.	Recent Sales of Unregistered Securities.

Not Applicable

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

(1)	(i) Underwriting agreement, to be filed by amendment.

(ii) Selling Agreement, to be filed by amendment.

(2)	Not Applicable.

(3)	(i) Articles of Incorporation and all Amendments for American General Life Insurance Company, filed herewith.

(ii) Bylaws of American General Life Insurance Company, restated as of June 8, 2005, incorporated by reference to Pre-Effective Amendment No. 3 to Form S-6 Registration Statement, File No. 333-53909, of American General Life Insurance Company Separate Account VL-R, filed on August 19, 1998, Accession No. 0000899243-98-001661.

(4)	(i) Contract, to be filed by amendment.

(ii) Contract Data Page, to be filed by amendment.

(iii) Application, to be filed by amendment.

(iv) Rider, to be filed by amendment.

(v) Endorsement, to be filed by amendment.

(5)	Opinion re Legality, to be filed by amendment.

(8)	Not Applicable.

(9)	Not Applicable.

(10)	Not Applicable.

(15)	Not Applicable.

(16)	Not Applicable.

(21)	Subsidiaries of the Registrant, to be filed by amendment.

(22)	Not Applicable.

(23)	Consent of Independent Auditors, to be filed by amendment.

(24)	Powers of Attorney, filed herewith.

(25)	Not Applicable.

(101)	Not Applicable.

(107)	Filing Fee Table, filed herewith.

(b)	Financial Statement Schedules

[MANAGEMENT’S DISCUSSION & ANALYSIS AND STATUTORY FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES TO BE UPDATED BY AMENDMENT]

Item 17.	Undertakings.

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (“Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on February 20, 2024.

BY:	AMERICAN GENERAL LIFE INSURANCE COMPANY (Registrant)

BY:	*CHRISTOPHER B. SMITH
CHRISTOPHER B. SMITH Director, Chairman of the Board and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and dates indicated:

Signature	Title	Date

*CHRISTOPHER B. SMITH CHRISTOPHER B. SMITH	Director, Chairman of the Board and President (Principal Executive Officer)	February 20, 2024

*CHRISTOPHER P. FILIAGGI CHRISTOPHER P. FILIAGGI	Director, Senior Vice President, and Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)	February 20, 2024

*TERRI N. FIEDLER	Director	February 20, 2024
TERRI N. FIEDLER

*TIMOTHY M. HESLIN	Director	February 20, 2024
TIMOTHY M. HESLIN

*LISA M. LONGINO	Director	February 20, 2024
LISA M. LONGINO

*JONATHAN J. NOVAK	Director	February 20, 2024
JONATHAN J. NOVAK

*BRYAN A. PINSKY	Director	February 20, 2024
BRYAN A. PINSKY

*ELIZABETH B. CROPPER	Director	February 20, 2024
ELIZABETH B. CROPPER

*BY:	/s/ TRINA SANDOVAL	February 20, 2024
TRINA SANDOVAL Attorney-in-Fact pursuant to Powers of Attorney filed herewith.